SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.     )

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                              FNB United Corp.
(Name of Registrant as Specified in Its Charter)

                                                            N/A
(Name of Person(s) Filing Proxy Statement, if Other than Registrant)

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FNB UNITED CORP.
150 South Fayetteville Street
Asheboro, North Carolina 27203

_____________________

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held January 23, 2009

_____________________

Notice is hereby given that a Special Meeting of Shareholders of FNB United Corp. (the “Corporation”) will be held at The Exchange, 204 South Fayetteville Street, Asheboro, North Carolina, on Friday, January 23, 2009, at 9:30 a.m., local time, for the following purposes:

1.
To consider and act upon a proposal to amend the Corporation’s articles of incorporation to provide that the Corporation’s currently authorized preferred stock, consisting of 200,000 shares, shall no longer be nonvoting.

2.
To consider and vote on any proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the amendment to the Corporation’s articles of incorporation.

3.	To transact any other business as may properly come before the meeting or any adjournment thereof.

All shareholders are invited to attend the meeting.  Only those shareholders of record at the close of business on December 18, 2008, shall be entitled to notice of the meeting and to vote at the meeting.

By Order of the Board of Directors

/s/ R. Larry Campbell

R. Larry Campbell
Secretary

December 24, 2008

Whether or not you plan to attend the meeting in person, your Board of Directors urges you to mark, date, sign and return the enclosed proxy as promptly as possible or to vote by the Internet or telephone as described on the proxy form.

FNB UNITED CORP.
150 South Fayetteville Street
Asheboro, North Carolina 27203

__________________________

PROXY STATEMENT
_______________________

GENERAL INFORMATION

The following information is furnished in connection with the solicitation of proxies by the board of directors of FNB United Corp. (sometimes referred to in this proxy statement as the “Corporation” or “FNB United”) for use at the Special Meeting of Shareholders to be held on January 23, 2009, at 9:30 a.m., local time, at The Exchange, 204 South Fayetteville Street, Asheboro, North Carolina.  The principal executive offices of the Corporation are located at 150 South Fayetteville Street, Asheboro, North Carolina 27203 (Telephone: 336-626-8300).  This proxy statement and the enclosed form of proxy were first sent or made available to shareholders on or about December 26, 2008.

Shareholders may vote either by completing and returning the enclosed form of proxy or through the Internet or by telephone.  Information and applicable deadlines for voting through the Internet or by telephone are set forth on the enclosed form of proxy.  Regardless of the method of voting, a shareholder may revoke a proxy before it is voted at the meeting by completing and returning a proxy form with a later date, by voting by telephone or on the Internet at a later date and prior to the close of the telephone or Internet voting facilities, by writing to the Secretary of the Corporation and stating that the shareholder is revoking an earlier proxy, or by voting in person at the meeting.  If a shareholder votes more than once, the latest vote will be counted.  The shares represented by all properly executed proxies received by the Corporation in time to be taken to the meeting will be voted; and, if a choice is specified on the proxy, the shares represented thereby will be voted in accordance with such specification.  If a specification is not made, the proxy will be voted for the proposals set forth in the Notice of Special Meeting of Shareholders.

FNB United will pay the costs of the Special Meeting and the solicitation of proxies.  Solicitation of proxies may be made in person or by mail or telephone by directors, officers and regular employees of the Corporation or its subsidiary, CommunityONE Bank, National Association (sometimes referred to in this proxy statement as “CommunityONE Bank”), without receiving additional compensation.  The Corporation may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of FNB United common stock held of record by such person, and the Corporation will reimburse such forwarding expenses.  In addition, FNB United has engaged Laurel Hill Advisory Group, LLC to assist in the solicitation of proxies and has agreed to pay them $6,500 plus reasonable expenses for these services.

Only holders of record of FNB United common stock at the close of business on December 18, 2008, are entitled to a notice of and to vote on matters to come before the Special Meeting or any adjournment thereof.  At such time, there were 11,422,003 shares of FNB United common stock issued and outstanding.

Each share is entitled to one vote on all matters.  The presence, in person or by proxy, of the holders of a majority of the outstanding shares of FNB United common stock entitled to vote is necessary to constitute a quorum.  Abstentions and broker nonvotes will be counted as present and entitled to vote for purposes of determining a quorum.

INFORMATION ABOUT THE SPECIAL MEETING

Why is FNB United holding a Special Meeting?

The Corporation is considering raising capital through the sale of preferred stock to the United States Department of the Treasury (DOT) pursuant to the DOT’s Troubled Asset Relief Program Capital Purchase Program, which was created under the Emergency Economic Stabilization Act of 2008.  The Special Meeting is being held to approve a proposed amendment to the Corporation’s articles of incorporation, as amended, to enable the Corporation to participate in the Capital Purchase Program.

What is the Capital Purchase Program?

The DOT announced on October 14, 2008, the creation of the Troubled Asset Relief Program Capital Purchase Program to encourage United States financial institutions to build capital to increase the flow of financing to businesses and consumers in the United States and to support the United States economy.   The Capital Purchase Program is designed to attract broad participation by healthy financial institutions and to do so in a way that attracts private capital to them as well as with a goal of increasing confidence in United States banks and increasing the confidence of such banks to lend their capital.  Under the program, the DOT will purchase up to $250 billion of senior preferred shares from qualifying financial institutions that meet the program’s eligibility requirements and that applied to participate in the program by November 14, 2008.

Why does FNB United need to amend its articles of incorporation to participate in the Capital Purchase Program?

For FNB United to participate in the Capital Purchase Program, the Corporation must be able to issue and sell preferred stock to the DOT upon certain standard terms required by the DOT, including certain limited class voting rights.  Although the Corporation’s preferred stock currently authorized and available for issuance may be issued upon action by the board of directors without further shareholder approval, the Corporation’s articles of incorporation prohibit the issuance of shares of preferred stock with voting rights, except for voting rights as otherwise required by law.  Consequently, for FNB United to participate in the program, the articles of incorporation must be amended to permit the board of directors to include the standard limited voting rights required by the DOT in the terms of the preferred stock that the corporation would sell to the DOT.  In particular, the DOT’s standard terms require, among other things, that the shares of preferred stock purchased by it, voting as a single class, be entitled to elect two persons to the FNB United board of directors if the Corporation fails to pay dividends on such preferred stock for six quarterly periods, whether or not consecutive, and to vote on any merger, exchange or similar transaction that would adversely affect the rights of such preferred stock.

Why would FNB United consider participating in the Capital Purchase Program?

The challenges experienced by financial institutions due to the recent economic downturn and turbulence in the financial markets make it prudent for financial institutions not only to preserve their existing capital but also to supplement their capital as a protection against the uncertain duration and severity of the current economic situation.  Under the DOT’s Capital Purchase Program, eligible financial institutions will be able to sell preferred stock to the DOT on attractive financial terms in amounts equal to one percent to three percent of the institution’s risk-weighted assets.  The preferred stock will constitute Tier 1 capital for the eligible institution.  Although FNB United is presently well-capitalized under applicable regulatory guidelines, the board of directors believes it is advisable to take advantage of the opportunity offered by the DOT’s Capital Purchase Program to raise additional capital to ensure that during these uncertain economic times FNB United is well-positioned to support its existing operations as well as anticipated future growth.

What does FNB United plan to do with the proceeds of the Capital Purchase Program?

FNB United anticipates that if it is selected to participate in the Capital Purchase Program, and receives the $54.3 million applied for, it would initially use the proceeds to pay down short-term borrowings.

The sale of preferred stock to the DOT, if completed, is expected to yield both cash proceeds and increased capital to the Corporation.  The cash proceeds will supplement the Corporation’s cash and other sources of liquidity, including deposits, to provide for the general operating needs of the Corporation.  These needs are expected to include making loans to qualified borrowers; purchasing securities, which will consist primarily of securities backed by residential mortgage loans; repaying liabilities in the ordinary course of business; and financing other ordinary activities of the Corporation.

The capital represented by the shares of preferred stock anticipated to be sold to the DOT would be expected to be prudently leveraged to further enhance earnings opportunities, primarily through lending and other indirect forms of lending, such as purchases of securities backed by residential mortgage loans.  To the extent that the capital is not immediately deployed to a level of leverage equivalent to that of the Corporation’s current balance sheet, due to timing or other factors, that capital would serve to enhance the Corporation’s existing capital levels.

What will happen if the proposed amendment to FNB United’s articles of incorporation is not adopted?

If the Corporation’s shareholders do not approve the proposed amendment to the articles of incorporation set forth in Proposal 1, the Corporation believes that it may not be able to participate in the Capital Purchase Program under the DOT’s current standard terms.  A failure to qualify for the program will potentially eliminate a possible low-cost source of additional capital that would allow FNB United to strengthen its capital position, increase its ability to extend credit to qualified borrowers, support its existing operations, improve its ability to leverage future strategic operations to grow, add value for its shareholders, and enhance its competitive position.

If the proposed amendment to the articles of incorporation is approved, is FNB United’s participation in the Capital Purchase Program guaranteed?

There can be no assurance that the Corporation’s application to participate in the Capital Purchase Program will be accepted or, if accepted, that the Corporation will ultimately participate in the program or that the Corporation will issue any preferred stock to the DOT, even if shareholders approve the proposed amendment.  Until the application is approved and final documents have been executed by FNB United and the DOT, either party could decide not to continue with the issuance and sale of the preferred stock.

Where and when is the Special Meeting?

The Special Meeting of shareholders of the Corporation will be held at The Exchange, 204 South Fayetteville Street, Asheboro, North Carolina, on Friday, January 23, 2009, at 9:30 a.m., local time.

What will be voted upon at the Special Meeting?

Shareholders will be voting on the following matters:

1.      To amend the Corporation’s articles of incorporation to delete the restriction on voting rights as to the Corporation’s presently authorized preferred stock.

2.      To approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to adopt the proposed amendment to the articles of incorporation.

What constitutes a quorum and how many votes are needed to adopt the proposals?

Under the Corporation’s bylaws, a quorum is a majority of the shares of FNB United common stock outstanding.  Shares of common stock may be present in person or represented by proxy at the Special Meeting.  Both abstentions and broker non-votes are counted as being present for purposes of determining the presence of a quorum.  There were 11,422,003 shares of FNB United common stock outstanding and entitled to vote on December 18, 2008, the record date.  A majority of the outstanding common shares, or 5,711,002 shares, present in person or by proxy, will constitute a quorum.  A quorum must exist to conduct business at the Special Meeting.

Approval of each of the proposals requires the affirmative vote of a majority of the shares of FNB United common stock voted on the proposal at the Special Meeting.  Abstentions and broker non-votes will not count as votes on either proposal and will not affect the outcome of the vote.

What is the recommendation of FNB United’s board of directors?

The Corporation’s board of directors recommends that each shareholder vote “FOR” the adoption of the amendment to the articles of incorporation to delete the restriction against voting rights on the Corporation’s authorized preferred stock and “FOR” the proposal to adjourn the Special Meeting to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to adopt the proposed amendment to the articles of incorporation.

Who should I call if I have questions about these proxy materials or the proposals to be considered at the Special Meeting?

Shareholders who have questions about these proxy materials, need additional copies or require assistance with the procedures for voting shares may call our proxy solicitor, Laurel Hill Advisory Group, LLC at 1-888-742-1305.  This is a toll-free number.

Who can vote?

December 18, 2008 has been fixed as the record date for the determination of shares entitled to notice of and to vote at the Special Meeting.  You are entitled to vote if you are a holder of record of FNB United common stock as of the close of business on December 18, 2008.  Each eligible shareholder is entitled to one vote per share of common stock.

How do I vote my shares of common stock?

You may vote your shares of common stock on matters that are properly presented at the Special Meeting by any of the following methods:

●	By completing the accompanying form of proxy and returning it in the envelope provided;

●	By submitting your vote by telephone;

●	By submitting your vote electronically via the Internet; or

●	By attending the Special Meeting and casting your vote in person.

For the Special Meeting, the Corporation is offering record holders of common stock the opportunity to vote their shares electronically through the Internet or by telephone.  Instead of submitting your vote for shares of common stock by mail on the enclosed proxy card, you may vote by telephone or via the Internet by following the procedures described on your proxy card.  To vote via telephone or the Internet, please have the enclosed proxy card in hand, and call the number or go to the website listed on the proxy card and follow the instructions.  The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions, and to confirm that shareholders’ instructions have been properly recorded.

Can the proxy materials be accessed electronically?

FNB United has sent the proxy materials for the Special Meeting to shareholders on or about December 26, 2008 by first-class U.S. mail.  Additionally, the proxy statement for the Special Meeting is available at www.myyesbank.com.

How do I vote if my shares of common stock are held in “street name”?

If you hold your shares of FNB United common stock in “street name” with a broker, financial institution or another holder of record, then that entity is considered the shareholder of record for voting purposes and should give you instructions for voting your shares of common stock.  As a beneficial owner of FNB United common stock, you have the right to direct the record holder on how to vote the shares held on your behalf.  If you hold your shares of common stock in “street name,” your record holder, or nominee, may be participating in a program that allows you to submit a proxy by telephone or via Internet.  If so, the voting form your nominee sent you will provide instructions for submitting your proxy telephonically or electronically via the Internet.

If you hold your shares of common stock in “street name” and wish to attend the Special Meeting and vote in person, you must bring an account statement or letter from your broker, financial institution or other holder of record authorizing you to vote on behalf of such record holder.  The account statement or letter must show that you were the direct or indirect beneficial owner of shares of FNB United common stock as of the close of business on December 18, 2008, the record date for voting at the Special Meeting.

How will my shares of common stock be voted?

Shares of FNB United common stock represented by properly executed proxies will be voted at the Special Meeting, and if a shareholder has specified how the shares of common stock represented by the proxy are to be voted, they will be voted in accordance with that specification.  It is intended that shares of common stock represented by a proxy card that has been properly signed and returned but on which no specification has been made, will be voted “FOR” both Proposals 1 and 2.

How do I change or revoke my proxy representing my shares of common stock?

A proxy may be revoked at any time before a vote is taken or the authority granted is otherwise exercised.  Unless revoked, the shares of common stock represented by a submitted proxy will be voted at the Special Meeting and any adjournment thereof.  You may revoke your proxy at any time before it is actually voted or exercised at the Special Meeting by executing and delivering a later dated proxy, by executing a later casted telephone or Internet vote with regard to the same shares, by giving notice of revocation to the Secretary of FNB United in writing, or by attending the Special Meeting and giving notice of revocation in person.  Any shareholder who attends the Special Meeting and revokes his or her proxy may vote in person.  However, your attendance at the Special Meeting alone will not revoke your proxy.  The last-dated proxy you submit (by any means) will supersede any previously submitted proxy.  If you hold your common stock in “street name” and instructed your broker, financial institution or other record holder to vote your shares and you would like to revoke or change your vote, then you must follow the instructions provided by your record holder.

If I vote my shares of common stock in advance, can I still attend the Special Meeting?

Yes.  You are encouraged to vote promptly by telephone, Internet or by returning your signed proxy card by mail, so that your shares of common stock will be represented at the Special Meeting.  However, voting your shares of common stock by proxy does not affect your right to attend the Special Meeting in person.

PROPOSAL 1 – AMENDMENT OF THE ARTICLES OF INCORPORATION

The FNB United board of directors has adopted, subject to shareholder approval, an amendment to FNB United’s articles of incorporation, as amended, to provide for a modification to the Corporation’s already authorized preferred stock to permit such preferred stock to have voting rights.  Under the articles of incorporation as presently in effect, the Corporation is authorized to issue up to 200,000 shares of preferred stock with such preferences, limitations and relative rights as may be fixed by the board of directors except that the preferred stock will be nonvoting. If this amendment is approved by the shareholders, the second sentence of Article IV of FNB United’s articles of incorporation will be modified to delete the provision that the preferred stock will be nonvoting by replacing the sentence with the following:  “The Preferred Stock shall have such preferences, limitations and relative rights as may be fixed by resolution of the Board of Directors of the corporation.”  This amendment provides for no additional authorized shares of preferred stock beyond the 200,000 shares that are currently authorized.

Reasons for the Amendment

FNB United intends to finance its operations and continued growth through, among other things, the issuance from time to time of various equity securities, including preferred stock.  The board of directors has had since the Corporation’s formation in 1984 the ability to cause FNB United to issue up to 200,000 shares of preferred stock with such preferences, limitations and relative rights, including dividend rates, conversion prices, redemption prices, and maturity dates, as the board may determine from time to time.  The board of directors does not, however, have the ability to cause such issued shares of preferred stock to carry voting rights because the Corporation’s articles of incorporation expressly provide that the preferred stock shall be nonvoting.  The board of directors believes it is in the best interests of the Corporation and its shareholders to permit the Corporation to issue preferred stock that may carry voting rights, along with all other preferences, limitations and relative rights, as may be determined by the board of directors from time to time.  Accordingly, the proposed amendment is necessary to provide the Corporation the fullest flexibility to take advantage of opportunities to raise capital through the issuance of preferred stock in the future.

Having preferred shares available for issuance that are not precluded from having voting rights will enable the Corporation to respond promptly to market conditions and other opportunities without incurring the delay and expense associated with calling a shareholders’ meeting to approve a contemplated issuance of voting preferred stock.  As such, if the proposed amendment is approved by the shareholders, the board of directors will have the power to issue voting preferred stock from time to time without further action by the shareholders, except as may be required by applicable law or the requirements of any market on which the Corporation’s shares are traded.  Other than the possibility of participating in the Capital Purchase Program recently announced by the United States Department of the Treasury and described below under “Capital Purchase Program,” the Corporation has no plans, agreements or understandings with anyone to issue shares of preferred stock, voting or otherwise.

Although the board of directors has no present intention of issuing preferred stock for any defensive or antitakeover purpose, FNB United would be able to issue voting preferred shares that could, depending on the terms of such series, make more difficult or discourage an attempt to obtain control of the Corporation by means of a merger, tender offer, proxy contest or other means.  When in the judgment of the board of directors this action will be in the best interests of the Corporation and its shareholders, such shares could be used to create voting or other impediments or to discourage persons seeking to gain control of FNB United.  Such shares could be privately placed with purchasers aligned with the board of directors in opposing such action.  In addition, the board of directors could authorize holders of a class or series of preferred stock to vote either separately as a class or with holders of FNB United common stock on any merger, share exchange, sale or exchange of assets or other extraordinary corporate transaction.  The issuance of new preferred shares could be used to dilute the stock ownership of a person or entity seeking to obtain control of FNB United.  The existence of additional authorized shares with potential voting rights could have the effect of discouraging unsolicited takeover attempts.

Under North Carolina law, the Corporation’s shareholders do not have the right to dissent and obtain payment for the “fair value” of their shares in connection with the proposed amendment to the articles of incorporation.  Moreover, if this amendment is approved, FNB United shareholders will not have the right to dissent and obtain payment for the “fair value” of their shares in connection with any issuance of shares of preferred stock subsequently authorized by the board of directors.

The proposal to amend the articles of incorporation to permit the already authorized 200,000 shares of preferred stock to have voting rights will be approved if the number of votes cast in favor of the proposed amendment exceeds the number votes cast against the proposed amendment.  Abstentions and broker nonvotes, as well as the failure to return a signed proxy card assuming a quorum is present, will not be counted as a vote for or against the proposed amendment and will not affect voting on the proposal.  The board of directors has unanimously recommended a vote “FOR” this proposal.  If the proposal is approved, officers of FNB United will promptly make the appropriate filings with the Department of the North Carolina Secretary of State and take any other action necessary to implement the amendment.

Capital Purchase Program

The United States government recently enacted the Emergency Economic Stabilization Act of 2008 to attempt to restore liquidity and stability to the financial system in the United States.  Pursuant to the Act, on October 14, 2008 the United States Department of the Treasury (DOT) announced a voluntary Capital Purchase Program to encourage United States financial institutions to raise additional capital to increase the flow of financing to United States businesses and consumers and to support the United States economy in general.  Under this program, the DOT has announced that it will purchase up to $250 billion of senior preferred shares in qualifying U.S. financial institutions, as determined by the DOT.  The Corporation is eligible to participate in the Capital Purchase Program and has filed an application with the federal banking regulators to participate.  There can be no assurance that the Corporation will be selected to participate in the program.   Moreover, if the Corporation is so selected, FNB United is unable at this time to determine the amount of capital that will be made available to it under the program.

To participate in the Capital Purchase Program, an eligible financial institution must have applied with its primary banking regulator(s) on or before November 14, 2008.  The Corporation’s and its bank subsidiary’s primary banking regulators are the Board of Governors of the Federal Reserve System (FRB) and the Office of the Comptroller of the Currency (OCC).  The DOT, in consultation with each applicant’s primary banking regulator, will determine whether a financial institution will be permitted to participate in the program and the amount of capital to be allocated to that financial institution.

Each financial institution selected to participate in the Capital Purchase Program (a “participating institution”) may sell senior preferred shares to the DOT (“Program preferred shares”) in an amount not less than 1% nor more than 3% of its risk-weighted assets, as determined by the DOT.  The Corporation applied for $54.3 million, which is equal to almost 3% of its risk-weighted assets based on its September 30, 2008 financial statements.

The Corporation intends to use the proceeds of any issuance of Program preferred shares to strengthen the capital position of the Corporation’s subsidiary bank, CommunityONE Bank, and to supplement its cash and other sources of liquidity, including deposits, to provide for the general operating needs of CommunityONE Bank.  By strengthening the capital position of CommunityONE Bank, we believe the Corporation will be better positioned to meet the credit needs of the markets the Corporation serves, withstand any adverse effects of the current and future economic environment, and grow the Corporation’s business, whether it be from organic growth in the existing market area or from acquisition of other banks or branches.  Although the Corporation is currently “well capitalized” under applicable regulatory guidelines, the board of directors believes it is advisable to take advantage of the Capital Purchase Program to raise additional capital on attractive financial terms to ensure that FNB United remains well-positioned during these uncertain economic times to support its existing operations and anticipated growth.

The Program preferred shares constitute Tier 1 capital and:

	rank senior to common stock,

	for bank holding companies like FNB United, pay cumulative compounded quarterly dividends at the rate of 5% per annum for five years and 9% per annum thereafter,


entitle their holder(s) to elect two directors if the participating institution fails to pay dividends on the Program preferred shares for six quarterly dividend periods, whether or not consecutive, in which event the authorized number of directors of the participating institution would automatically be increased by two pursuant to the terms of the Program preferred shares, and


will otherwise be non-voting, other than having class voting rights on the issuance of any shares ranking senior to the Program preferred shares, any amendment that adversely affects the terms of the Program preferred shares, or any merger, exchange or similar transaction which would adversely affect the rights of the Program preferred shares.

A participating institution may not redeem Program preferred shares during the first three years after issuance except with the proceeds from one or more “qualified equity offerings” generating gross proceeds of not less than 25% of the issue price of the Program preferred shares.  A “qualified equity offering” means an offering of Tier 1 qualifying perpetual preferred stock or common stock for cash.  After the third anniversary of issuance, a participating institution may redeem Program preferred shares without limitation.  In all cases, the redemption price will be 100% of the issue price plus, for bank holding companies like FNB United, all accrued and unpaid dividends to the date of redemption.

If the Program preferred shares are outstanding, a participating institution may not:


without the consent of the DOT, until the third anniversary of the date of issuance of the Program preferred shares, increase the amount of dividends paid on any shares ranking junior to the Program preferred shares, unless the DOT has transferred the Program preferred shares to third parties;


without the consent of the DOT, redeem any shares ranking junior to the Program preferred shares until the third anniversary of the date of issuance, other than shares repurchased in connection with any employee benefit plans, unless prior to that time the DOT has transferred the Program preferred shares to third parties, or

	pay dividends on or redeem any shares ranking junior to the Program preferred shares, unless all accrued dividends on the Program preferred shares have been paid in full.

            A participating institution also is required to issue to the DOT a 10-year warrant to acquire a number of shares of common stock having a market price equal to 15% of the original issue price of the Program preferred shares.  The warrant exercise price is based on the 20-day trailing average price for shares of common stock immediately prior to the DOT’s approval of the participating institution’s participation in the program.  The warrant exercise price also will be subject to certain customary antidilution adjustments, including if the participating institution issues shares of common stock at less than 90% of their then current market value.  If the participating institution is able, prior to December 31, 2009, to raise additional capital through one or more “qualified equity offerings” generating gross proceeds of not less than 100% of the original issue price of the Program preferred shares, the number of shares covered by the warrant will be automatically reduced by 50%.  The DOT has agreed not to exercise any voting power with respect to any common shares it acquires upon exercise of the warrant.

The Program preferred shares, warrants and underlying warrant shares will be freely transferable by the DOT, and a participating institution will be required to take all steps reasonably requested to facilitate the transfer of the Program preferred shares and related warrant and warrant shares, including by filing a shelf registration statement with the SEC covering the resale by the DOT of these securities.

A participating institution is required to comply with certain executive compensation and corporate governance requirements so long as the Program preferred shares are outstanding.  These requirements generally will:


limit the amount of severance paid to its CEO, CFO and three other most-highly compensated executive officers (the “covered officers”) to no more than three times the officer’s average W-2 compensation over the five years prior to separation;


require its compensation committees to periodically evaluate the institution’s compensation program with the assistance of its chief risk officer to ensure that no incentive compensation plan could lead the covered officers to take unnecessary and excessive risks that could threaten the value of the company;

	require any bonus plan to provide that any covered officer must surrender any bonus or incentive compensation paid on account of inaccurate financial statements or metric; and

	prohibit any participating institution from taking a deduction for federal tax purposes for compensation paid to any of the covered officers in excess of $500,000 in any year.

We do not believe that these requirements would materially affect the Corporation’s existing executive compensation and corporate governance practices.

The foregoing summarizes the material provisions of the Capital Purchase Program as it would apply to FNB United and was prepared based solely on a summary of the program published by the DOT.  The terms of the program are subject to change by the DOT and expressly subject to the detailed terms of the program agreements prepared by the DOT to evidence the purchase and sale of Program preferred shares.

            The Corporation’s ability to participate in the Capital Purchase Program required submission of an application to the FRB and the OCC on behalf of the Corporation by the close of business on November 14, 2008.   We submitted the Corporation’s application to participate in the program on October 28, 2008.  The Corporation applied for $54.3 million.  We cannot assure you that FNB United will be approved to participate in the Program.  Moreover, if FNB United is approved to participate in the program, we are unable at this time to determine the amount of capital that will be made available to it under the program.

Impact on Common Shareholders

Except for the possible issuance of Program preferred shares in connection with the Capital Purchase Program discussed above, FNB United does not have any plans or arrangements to issue other shares of preferred stock.  FNB United currently has available 200,000 authorized shares of nonvoting preferred stock that if issued in the future could be issued on terms that may adversely affect the rights of FNB United common shareholders.  Such preferred shares, if issued, could restrict the Corporation’s ability to pay dividends on shares of common stock, dilute the economic interests of the common shareholders to the extent that the new preferred shares are convertible into common shares or have preferential economic entitlements, or limit the amount of assets available to common shareholders upon liquidation.  If the proposal to amend the articles of incorporation to permit the preferred stock to have voting rights is approved, issued shares of preferred stock could dilute the voting power of the common shareholders to the extent the new preferred shares have voting rights.

As indicated above, the Program preferred shares will affect the rights of the Corporation’s common shareholders in certain ways, including by:

	requiring the Corporation to apply a portion of its cash resources to fund the payment of dividends on the Program preferred shares,

	restricting the Corporation’s ability to increase the amount of dividends it pays on its common shares prior to the third anniversary of the Corporation’s investment in the Capital Purchase Program,

	prohibiting the Corporation from paying any dividends on its common shares if the Corporation is not current in the payment of dividends on the Program preferred shares,

	limiting the Corporation’s ability to redeem any common shares, subject to certain exceptions,


permitting the holders of the Program preferred shares to elect two directors, if the Corporation does not pay dividends for six dividend periods, and to vote as a class on certain amendments to the Corporation’s articles of incorporation adversely affecting the Program preferred shares and certain mergers, exchanges or similar transactions adversely affecting the rights of the Program preferred shares,


requiring the Corporation to reserve additional common shares for issuance upon the exercise of the 10-year warrant to purchase common shares that it would be required to issue in connection with the Corporation’s participation in the Capital Purchase Program, and to register these shares for immediate resale under the Securities Act of 1933, and,

	providing the holders of the Preferred program shares with preferential liquidation rights.

Pro Forma Financial Information regarding Impact of Participation in the Capital Purchase Program

The following unaudited pro forma financial information of FNB United for the fiscal year ended December 31, 2007 and the nine months ended September 30, 2008 shows the effects of issuing $18.1 million (minimum estimated proceeds, equal to one percent of the Corporation’s risk-weighted assets) and $54.3 million (maximum estimated proceeds, requested amount and nearly equal to three percent of the Corporation’s risk-weighted assets) of preferred stock to the DOT pursuant to the Capital Purchase Program.  The pro forma financial information below reflects the issuance of warrants to purchase 711,000 shares of FNB United common stock (minimum estimated warrants to be issued) and warrants to purchase 2,134,000 shares of FNB United common stock (maximum estimated warrants to be issued), assuming a purchase price of $3.8163 per share, which is the trailing 20-day FNB United average common share price as of December 18, 2008.  It further assumes the proceeds from the Capital Purchase Program are used to reduce short-term borrowings.

The pro forma financial data presented below may change materially based on the actual proceeds received, the timing and utilization of proceeds, as well as certain other factors, including any subsequent changes in the price of the Corporation’s common stock, dividends and the discount rate to determine the fair value of the preferred stock and warrants.  Accordingly, the Corporation can provide no assurance that the pro forma assumptions included in the following pro forma financial information will ever be achieved.  The Corporation is providing the following pro forma financial information solely for the purpose of providing shareholders with information that may be useful for considering and evaluating the proposal to amend the Corporation’s articles of incorporation.

The following unaudited pro forma financial information should be read in conjunction with the consolidated financial statements and the notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures about Market Risk,” from the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and Quarterly Report on Form 10-Q for the period ended September 30, 2008.  Such historical information is included as Appendices A, B, C and D to this proxy statement.

Pro Forma Condensed Consolidated Summaries of Income (unaudited)

(in thousands – except per share data)	Historical 12 Months Ended	Pro Forma 12 Months Ended Minimum (1)	Pro Forma 12 Months Ended Maximum (1)

	12/31/2007	12/31/2007	12/31/2007
Total interest income	$126,640	$126,640	$126,640
Total interest expense (2)	63,028	62,100	60,245
Net interest income	63,612	64,540	66,395
Provision for loan and lease losses	5,514	5,514	5,514
Net interest income after provision for loan and lease losses	58,098	59,026	60,881
Total noninterest income	21,593	21,593	21,593
Total noninterest expense	61,044	61,044	61,044
Applicable income taxes (3)	6,286	6,611	7,260
Net income	12,361	12,964	14,170
Dividends on preferred stock (4)	0	1,038	3,115
Net income available to common shareholders	$12,361	$11,926	$11,055
PER COMMON SHARE DATA
Earnings per share, basic	$1.09	$1.05	$0.98
Earnings per share, diluted	$1.09	$1.00	$0.85
Cash dividends declared	$0.60	$0.60	$0.60
Average number of shares outstanding	11,322	11,322	11,322
Average number of shares outstanding diluted (5)	11,336	11,877	12,957

(1)
The income statement effect is given assuming the cash proceeds were received at the beginning of the period.  The minimum amounts reflect the pro forma impact assuming minimum estimated proceeds from the issuance of preferred stock (approximately $18.1 million) and issuance of warrants for 711,000 shares.  The maximum amounts reflect the pro forma impact assuming maximum estimated proceeds from the issuance of preferred stock (approximately $54.3 million) and issuance of warrants for 2,134,000 shares.

(2)
The cash proceeds are assumed to be used initially to pay down short-term borrowings at the weighted- average correspondent bank overnight lending rate of 5.125%.  Subsequent redeployment of the funds is anticipated, but the timing of such redeployment is uncertain.

(3)	Income taxes on incremental income due to the pay down of short-term borrowings are assumed to be 35%.
(4)
This amount includes dividends paid on the preferred stock and accretion of the discount recorded at issuance.  The discount on the preferred stock is amortized over a five-year period using the effective yield method.

(5)	Treasury stock method was used for purposes of evaluating the effect of the warrants on diluted shares outstanding.

Pro Forma Condensed Consolidated Summaries of Income (unaudited)

(in thousands – except per share data)	Historical 9 Months Ended	Pro Forma 9 Months Ended Minimum (1)	Pro Forma 9 Months Ended Maximum (1)

	09/30/2008	09/30/2008	09/30/2008
Total interest income	$87,391	$87,391	$87,391
Total interest expense(2)	41,410	41,073	40,401
Net interest income	45,981	46,318	46,990
Provision for loan and lease losses	12,267	12,267	12,267
Net interest income after provision for loan and lease losses	33,714	34,051	34,723
Total noninterest income	15,693	15,693	15,693
Total noninterest expense	48,292	48,292	48,292
Applicable income taxes (3)	363	481	716
Net income	752	971	1,408
Dividends on preferred stock (4)	0	779	2,336
Net income available to common shareholders	$752	$192	$(928)
PER COMMON SHARE DATA
Earnings per share, basic	$0.07	$0.02	$(0.08)
Earnings per share, diluted	$0.07	$0.02	$(0.08)
Cash dividends declared	$0.35	$0.35	$0.35
Average number of shares outstanding	11,408	11,408	11,408
Average number of shares outstanding diluted(5)	11,411	11,844	11,408

(1)
The income statement effect is given assuming the cash proceeds were received at the beginning of the period.  The minimum amounts reflect the pro forma impact assuming minimum estimated proceeds from the issuance of preferred stock (approximately $18.1 million) and issuance of warrants for 711,000 shares.  The maximum amounts reflect the pro forma impact assuming maximum estimated proceeds from the issuance of preferred stock (approximately $54.3 million) and issuance of warrants for 2,134,000 shares.

(2)
The cash proceeds are assumed to be used initially to pay down short-term borrowings at the weighted- average correspondent bank overnight lending rate of 2.478%.  Subsequent redeployment of the funds is anticipated, but the timing of such redeployment is uncertain.

(3)	Income taxes on incremental income due to the pay down of short-term borrowings are assumed to be 35%.
(4)
This amount includes dividends paid on the preferred stock and accretion of the discount recorded at issuance.  The discount on the preferred stock is amortized over a five-year period using the effective yield method.

(5)	Treasury stock method was used for purposes of evaluating the effect of the warrants on diluted shares outstanding.

Pro Forma Condensed Consolidated Balance Sheets (unaudited)

(in thousands – except per share data)	Historical As of	Pro Forma Minimum (1)	Pro Forma Maximum (1)

ASSETS	09/30/2008	09/30/2008	09/30/2008
Cash and due from banks	$35,550	$35,550	$35,550
Securities	221,384	221,384	221,384
Other short-term investments	207	207	207
Total portfolio loans and leases	1,589,101	1,589,101	1,589,101
Allowances for loans and lease losses	(26,750)	(26,750)	(26,750)
Other assets	251,634	251,634	251,634
Total assets	$2,071,126	$2,071,126	$2,071,126
LIABILITIES AND SHAREHOLDERS’ EQUITY
Total deposits	$1,519,682	$1,519,682	$1,519,682
Federal Funds purchased	9,000	0	0
Other short-term borrowings (2)	49,500	40,400	4,200
Other liabilities	96,938	96,938	96,938
Long-term debt	184,589	184,589	184,589
Total liabilities	$1,859,709	$1,841,609	$1,805,409
Common stock	28,555	28,555	28,555
Preferred stock (3)	0	18,100	54,300
Discount on preferred stock (3)	0	(833)	(2,500)
Capital surplus	114,593	114,593	114,593
Warrants (3)	0	833	2,500
Retained earnings	70,609	70,609	70,609
Accumulated other comprehensive	(2,340)	(2,340)	(2,340)
Total shareholders’ equity	$211,417	$229,517	$265,717
Total liabilities and shareholders’ equity	$2,071,126	$2,071,126	$2,071,126
REGULATORY CAPITAL RATIOS
Tier 1 capital	7.21%	8.21%	10.20%
Total risk-based capital	10.50%	11.50%	13.49%
Tier 1 leverage	6.73%	7.67%	9.52%

(1)
The balance sheet effect is given assuming the cash proceeds were received at the balance sheet date.  The minimum amounts reflect the pro forma impact assuming minimum estimated proceeds from the issuance of preferred stock (approximately $18.1 million).  The maximum amounts reflect the pro forma impact assuming maximum estimated proceeds from the issuance of preferred stock (approximately $54.3 million).

(2)	The cash proceeds are assumed to be used initially to pay down other short-term borrowings. Subsequent redeployment of the funds is anticipated, but the timing of such redeployment is uncertain.
(3)
The carrying values of the preferred stock and the warrants expected to be issued to the DOT are based on their estimated relative fair values.  The fair value of the preferred stock was estimated using a 12.00% discount rate and a five-year expected life.  The fair value of the warrants was estimated using a Black-Scholes valuation.  The Black-Scholes valuation requires assumptions regarding the Corporation’s common stock price, dividend yield, stock price volatility, and a risk-free rate.  The assumptions used for these estimated fair values may be different from the assumptions used at the time of the receipt of the cash proceeds from the DOT due to changing economic, market and other conditions and factors set forth under “Forward-Looking Statements” in this proxy statement.

Board Recommendation

The FNB United board of directors recommends a vote “FOR” the proposal to amend FNB United’s articles of incorporation to delete the provision that the Corporation’s authorized shares of preferred stock shall be nonvoting.

PROPOSAL 2 – ADJOURNMENT OF THE MEETING

The Corporation may ask its shareholders to vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the adjournment to approve the amendment to the Corporation’s articles of incorporation.  FNB United does not currently intend to propose adjournment at the special meeting if there are sufficient votes to approve the amendment to the Corporation’s articles of incorporation.  If the proposal to adjourn the special meeting for the purpose of soliciting additional proxies is submitted to the shareholders for approval at the special meeting, the approval requires that there be more votes in favor of the proposal to adjourn the special meeting than votes against the proposal.

The FNB United board of directors recommends a vote “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

  SECURITY OWNERSHIP OF MANAGEMENT AND OTHER BENEFICIAL OWNERS

The following table sets forth as of December 18, 2008, certain information with respect to the beneficial ownership of FNB United common stock by directors and executive officers, individually and as a group.  The Corporation is not aware of any holders of more than 5% of the outstanding shares of FNB United common stock as of December 18, 2008.

	Amount and Nature of		Percent
Name	Beneficial Ownership (1) (2)		of Class

Jacob F. Alexander III	3,751		*
Robert O. Bratton	-		*
Larry E. Brooks	21,626		*
James M. Campbell, Jr.	84,193		*
R. Larry Campbell	80,238	(3)	*
Darrell L. Frye	15,750		*
R. Mark Hensley	17,764		*
Hal F. Huffman, Jr.	43,402		*
Thomas A. Jordan	55,485		*
Jerry A. Little	12,049		*
Lynn S. Lloyd	23,944		*
H. Ray McKenney, Jr.	91,399		*
Eugene B. McLaurin, II	17,841		*
Michael C. Miller	124,780	(4)	1.09%
R. Reynolds Neely, Jr.	161,160	(5)	1.41%
J. M. Ramsay III	90,411		*
Suzanne B. Rudy	1,400		*
Mark A. Severson	10,616		*
Carl G. Yale	14,500		*

Directors and executive officers	870,309	(3)(4)(5)	7.52%
as a group (19 persons)

______________

*      Less than one percent.

(1)
Includes shares held by directors’ and executive officers’ immediate families, including spouse and/or children residing in same household.  Does not include 1,000 shares owned by the Ferree Educational and Welfare Fund, of which Mr. Miller is a trustee and treasurer.

(2)
Includes shares subject to stock options exercisable as of December 18, 2008 or within 60 days thereafter for Mr. J. Campbell (13,500 shares), Mr. R. Campbell (19,500 shares), Mr. Frye (13,500 shares), Mr. Jordan (13,500 shares), Mr. McKenney (5,287 shares), Mr. McLaurin (4,500 shares), Mr. Miller (53,500 shares), Mr. Neely (13,500 shares), Mr. Ramsay (5,000 shares), Mr. Hensley (12,500 shares), Mr. Severson (1,500 shares) and all directors and executive officers as a group (155,787 shares).  With respect to executive officers, also includes shares allocated to such persons’ individual accounts under the Corporation’s 401(k) plan as follows:  Mr. Miller (8,783 shares), Mr. Campbell (3,924 shares), Mr. Hensley (1,097 shares) and Mr. Severson (116 shares).

(3)	22,000 of these shares are pledged to Silverton Bank to secure a loan made to Mr. Campbell.

(4)	19,440 of these shares are pledged to Silverton Bank to secure a loan made to Mr. Miller.

(5)
Includes 70,143 shares held of record by the estate of Mr. Neely’s mother, Stella H. Neely, and over which Mr. Neely and his sister have joint voting and dispository control as co-executors.  All of these 70,143 shares are pledged to CommunityONE Bank to secure a loan made to the Stella H. Neely Estate.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the 2009 Annual Meeting of Shareholders must have been received by the Secretary of FNB United Corp., 150 South Fayetteville Street, P.O. Box 1328, Asheboro, North Carolina 27204, no later than December 6, 2008 for inclusion in the Corporation’s proxy statement and form of proxy relating to such meeting.  If a shareholder notifies the Corporation any later than February 19, 2009 of an intent to present a proposal at the next Annual Meeting of Shareholders, the Corporation will have the right to exercise its discretionary voting authority with respect to such proposal without including information regarding such proposal in its proxy materials related to such meeting.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Dixon Hughes PLLC is the Corporation’s independent registered accounting firm, and served as such for the years ended December 31, 2007 and 2006 and for the nine months ended September 30, 2008.  Representatives from Dixon Hughes PLLC will be present at the special meeting to make such comments as they desire and to respond to questions from shareholders.

FORWARD-LOOKING STATEMENTS

This proxy statement, including its appendices, contains statements that could be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are not purely historical and, as such, are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations, intentions, goals, objectives, estimates or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often characterized by the use of qualifying words (and their derivatives) such as “may,” “could,” “should,” “would,” “expect,” “believe,” “estimate,” “intend,” “anticipate,” “plan,” “project,” or other statements concerning opinion or judgment of the Corporation and its management about future events.

FNB United cautions the reader that factors, such as those listed below, in some cases have affected and could affect the Corporation’s actual results, causing actual results to differ materially from those in any forward-looking statement.  Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, competitive pressure in the banking industry or in FNB United’s markets may increase significantly; inflation, interest rate, market and monetary fluctuations; general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, credit quality deterioration or a reduced demand for credit; the effects of and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; adverse changes in the securities markets; changes may occur in banking and other applicable legislation and regulation; changes in accounting principles; adverse changes in financial performance or condition of FNB United’s borrowers, which could affect repayment of such borrowers’ outstanding loans; changes in general business conditions; and FNB United’s success at managing the risks involved in the foregoing.  FNB United cautions that this list of factors is not exclusive.

You should refer to the Corporation’s periodic and current reports filed with the Securities and Exchange Commission for further information on other factors that could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.  Copies of those filings are available at no cost on the Commission’s website at www.sec.gov or on the Corporation’s website at www.myyesbank.com.  All forward-looking statements speak only as of the date on which such statements are made, and FNB United undertakes no obligation to update any statement to reflect events or circumstances after the date of this proxy statement.

DELIVERY OF PROXY MATERIALS

To reduce the expenses of delivering duplicate proxy materials to our shareholders, we are relying upon rules of the Securities and Exchange Commission that permit us to deliver only one proxy statement to multiple shareholders who share an address unless we received contrary instructions from any shareholder at that address. If you share an address with another shareholder and have received only one proxy statement, you may write or call us as specified below to request a separate copy of the proxy statement and we will promptly send it to you at no cost to you. For future meetings, if you hold shares directly registered in your own name, you may request separate copies of our proxy statement, or request that we send only a single copy of the proxy statement to you if you are receiving multiple copies, by contacting us at:  Secretary, FNB United Corp., 150 South Fayetteville Street, P.O. Box 1328, Asheboro, North Carolina 27204, or by telephoning us at (336) 626-8300.  If your shares are held in the name of a bank, broker, or other nominee and you wish to receive separate copies of our proxy statement, or request that we send only a single copy of the proxy statement to you if you are receiving multiple copies, please contact the bank, broker or other nominee.

OTHER MATTERS

There is no business other than as set forth, so far as now known, to be presented for action by the shareholders at the meeting.  It is intended that the proxies will be exercised by the persons named therein upon matters that may properly come before the meeting or any adjournment thereof, in accordance with the recommendations of management.

By Order of the Board of Directors

/s/ Michael C. Miller

Michael C. Miller
Chairman and President

Date:  December 24, 2008

PROXY CARD
FNB UNITED CORP.
SPECIAL MEETING OF SHAREHOLDERS — JANUARY 23, 2009
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jacob F. Alexander III and R. Reynolds Neely, Jr., and each of them, proxies of the undersigned, with full power of substitution, to vote all shares of FNB United Corp. standing in the name of the undersigned at the Special Meeting of Shareholders to be held at The Exchange, 204 South Fayetteville Street, Asheboro, North Carolina, at 9:30 a.m. (local time) on January 23, 2009, and all adjournments thereof. The shares represented by this proxy will be voted as instructed by you. If not otherwise specified, shares will be voted in accordance with the recommendations of the Board of Directors.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

Ä           FOLD AND DETACH HERE            Ä

FNB UNITED CORP. — SPECIAL MEETING, JANUARY 23, 2009

YOUR VOTE IS IMPORTANT!

Proxy Materials are available on-line at:
http://www.MyYesBank.com

You can vote in one of three ways:

1.	Call toll free 1-866-353-7841 on a Touch-Tone Phone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.
or

2.	Via the Internet at https://www.proxyvotenow.com/fnbn and follow the instructions.
or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

5513

Revocable Proxy
FNB United Corp.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	Special Meeting of Shareholders JANUARY 23, 2009
	For	Against	Abstain		For	Against	Abstain
1. APPROVAL OF AN AMENDMENT TO DELETE THE RESTRICTION ON VOTING AS TO THE AUTHORIZED FNB UNITED PREFERRED STOCK	☐	☐	☐	2. APPROVAL OF PROPOSAL TO ADJOURN THE FNB SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES	☐	☐	☐

The Board of Directors recommends a vote “FOR” Items 1 and 2. The proxy will be voted accordingly unless otherwise specified.

When signing as an attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.

				Mark here for address change and note change			☐

PLEASE SIGN EXACTLY AS YOUR NAME(S) APPEAR(S) HEREON.

I will attend the Special Meeting. If “YES,” please bring photo identification for admission and, if your shares are held in street name, please bring proof of ownership.

YES ☐

Please be sure to date and sign this proxy card in the box below.	Date			In their discretion, the proxies are authorized to vote on any other business or matters that may properly come before the meeting or any adjournment.
Sign above
Note: Please sign exactly as your name appears on this Proxy.
If signing for estates, trusts, corporations or partnerships, title or capacity should be stated.
 If shares are held jointly, each holder should sign.

IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL
Ã                                                                                                             Ã
PROXY VOTING INSTRUCTIONS
Shareholders of record have three ways to vote:
1. By Mail; or
2. By Telephone (using a Touch-Tone Phone); or
3. By Internet.
A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 a.m., January 23, 2009. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone Call Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m., January 23, 2009. 1-866-353-7841	Vote by Internet anytime prior to 3 a.m., January 23, 2009. https://www.proxyvotenow.com/fnbn

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

ON-LINE PROXY MATERIALS:	www.MyYesBank.com

Your vote is important!

APPENDIX A

Audited Consolidated Financial Statements (including Notes thereto) at December 31, 2007 and 2006, and for each of the years in the three year period ended December 31, 2007, as included in FNB United Corp.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Item 8. Financial Statements and Supplementary Data

QUARTERLY FINANCIAL INFORMATION

The following table sets forth, for the periods indicated, certain of our consolidated quarterly financial information. This information is derived from our unaudited financial statements, which include, in the opinion of management, all normal recurring adjustments which management considers necessary for a fair presentation of the results for such periods. This information should be read in conjunction with our consolidated financial statements included elsewhere in this report. The results for any quarter are not necessarily indicative of results for any future period.

Quarterly Financial Data
 (Dollars in thousands, except per share data)

2007	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr

Interest income	$31,881	$32,148	$31,714	$30,897
Interest expense	16,153	16,149	15,655	15,072

Net interest income	15,728	15,999	16,059	15,825
Provision for loan losses	3,044	1,470	476	524

Net interest income after provision for loan losses	12,684	14,529	15,583	15,301
Noninterest income	4,793	6,478	5,378	4,942
Noninterest expense	15,684	15,457	15,321	14,581

Income before income taxes	1,793	5,550	5,640	5,662
Provision for income taxes	542	1,884	1,949	1,910

Net income	$1,251	$3,666	$3,691	$3,752

Earnings per share:
Basic	$0.11	$0.32	$0.33	$0.33
Diluted	$0.11	$0.32	$0.33	$0.33

2006	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr

Interest income	$17,126	$25,806	$29,947	$30,490
Interest expense	7,045	11,429	14,067	14,614

Net interest income	10,081	14,377	15,880	15,876
Provision for loan losses	77	405	1,824	220

Net interest income after provision for loan losses	10,004	13,972	14,056	15,656
Noninterest income	3,510	4,604	5,419	5,682
Noninterest expense	9,415	12,261	15,540	16,225

Income before income taxes	4,099	6,315	3,935	5,113
Provision for income taxes	1,422	2,282	1,456	2,115

Net income	$2,677	$4,033	$2,479	$2,998

Earnings per share:
Basic	$0.42	$0.42	$0.22	$0.27
Diluted	$0.42	$0.41	$0.22	$0.27

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors
FNB United Corp. and Subsidiary
Asheboro, North Carolina

We have audited the accompanying consolidated balance sheets of FNB United Corp. and Subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007.  These consolidated financial statements are the responsibility of the Corporation’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FNB United Corp. and Subsidiary at December 31, 2007 and 2006 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), FNB United Corp.’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 17, 2008 expressed an adverse opinion on the effectiveness of the Corporation’s internal control over financial reporting.

Raleigh, North Carolina
March 17, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
FNB United Corp. and Subsidiary

We have audited FNB United Corp. and Subsidiary (the “Corporation”)’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  The Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting.  Our responsibility is to express an opinion on the Corporation's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.  Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audit also included performing such other procedures as we considered necessary in the circumstances.  We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  Because management’s assessment and our audit were conducted to also meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), management’s assessment and our audit of the Corporation’s internal control over financial reporting included controls over the preparation of financial statements in accordance with the instructions to the Consolidated Financial Statements for Bank Holding Companies (form FR Y-9 C). A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Corporation’s annual or interim financial statements will not be prevented or detected on a timely basis. The following material weakness has been identified and included in management’s assessment: As of December 31, 2007, the Corporation did not have controls designed and in place for nonroutine transactions such as the restructuring of the Corporations investment portfolio and the sale of the Corporations credit card portfolio that occurred in the third quarters of 2006 and 2007, respectively.  This material weakness was considered in determining the nature, timing and extent of audit tests applied in our audit of the 2007 consolidated financial statements, and this report does not affect our report dated March 17, 2008 on those consolidated financial statements.

In our opinion, because of the effect of the material weakness described above on the achievement of the objectives of the control criteria, FNB United Corp. and Subsidiary did not maintain effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of FNB United Corp. and Subsidiary as of and for the year ended December, 31, 2007, and our report dated March 17, 2008, expressed an unqualified opinion on those consolidated financial statements.

We do not express an opinion or any other form of assurance on management’s statement referring to compliance with designated laws and regulations related to safety and soundness.

Raleigh, North Carolina
March 17, 2008

FNB United Corp. and Subsidiary
Consolidated Balance Sheets

	December 31
	2007	2006
	(in thousands, except share
	and per share data)
Assets
Cash and due from banks	$37,739	$35,225
Interest-bearing bank balances	836	42,929
Federal funds sold	542	30,186
Investment securities:
Available for sale, at estimated fair value
(amortized cost of $160,903 in 2007
and $128,367 in 2006)	161,809	128,945
Held to maturity (estimated fair value of
$35,251 in 2007 and $41,865 in 2006)	35,650	42,870
Loans held for sale	17,586	20,862

Loans held for investment	1,446,116	1,301,840
Less allowance for loan losses	(17,381)	(15,943)
Net loans held for investment	1,428,735	1,285,897
Premises and equipment, net	46,614	45,691
Goodwill	110,195	110,956
Core deposit premiums	6,564	7,378
Other assets	60,236	64,643

Total Assets	$1,906,506	$1,815,582

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing demand deposits	$158,564	$158,938
Interest-bearing deposits:
Demand, savings and money market deposits	464,731	463,355
Time deposits of $100,000 or more	375,419	365,770
Other time deposits	442,328	432,950
Total deposits	1,441,042	1,421,013
Retail repurchase agreements	29,133	23,161
Federal Home Loan Bank advances	131,790	65,825
Other borrowed funds	70,202	78,032
Other liabilities	18,083	19,883
Total Liabilities	1,690,250	1,607,914

Shareholders' equity:
Preferred stock, $10.00 par value; authorized
200,000 shares, non-issued	-	-
Common stock, $2.50 par value; authorized
50,000,000 shares, issued 11,426,902 shares
in 2007 and 11,293,992 shares in 2006	28,567	28,235
Surplus	114,119	112,213
Retained earnings	74,199	68,662
Accumulated other comprehensive loss	(629)	(1,442)
Total Shareholders' Equity	216,256	207,668

Total Liabilities and Shareholders' Equity	$1,906,506	$1,815,582

Commitments (Note 16)

See accompanying notes to consolidated financial statements

FNB United Corp. and Subsidiary
Consolidated Statements of Income

	2007	2006	2005
	(in thousands, except share and per share data)
Interest Income
Interest and fees on loans	$114,880	$92,565	$48,604
Interest and dividends on investment securities:
Taxable income	8,330	6,791	3,689
Non-taxable income	2,096	2,081	1,677
Other interest Income	1,334	1,932	445
Total interest Income	126,640	103,369	54,415

Interest Expense
Deposits	52,594	38,565	15,319
Retail repurchase agreements	1,317	923	503
Federal Home Loan Bank advances	3,468	3,387	2,766
Federal funds purchased	162	40	9
Other borrowed funds	5,487	4,240	1,453
Total interest expense	63,028	47,155	20,050

Net Interest Income	63,612	56,214	34,365
Provision for loan losses	5,514	2,526	2,842
Net Interest Income After Provision for Loan Losses	58,098	53,688	31,523

Noninterest Income
Service charges on deposit accounts	9,012	8,214	6,057
Mortgage loan sales	4,543	4,841	4,642
Cardholder and merchant services income	1,878	1,908	1,347
Trust and investment services	1,686	1,529	1,293
Bank owned life insurance	945	1,226	597
Other service charges, commissions and fees	998	987	882
Gain (loss) on sale of securities, net	-	(559)	-
Factoring operations	134	334	-
Gain on sale of credit card portfolio	1,302	-	-
Other income	1,095	735	108
Total noninterest income	21,593	19,215	14,926

Noninterest Expense
Personnel expense	33,169	28,078	18,934
Occupancy expense	5,303	3,774	1,888
Furniture and equipment expense	4,641	3,832	2,241
Data processing services	1,915	2,432	1,473
Goodwill impairment	358	1,625	-
Professional fees	1,872	1,624	742
Stationery, printing, and supplies	1,266	1,430	814
Advertising and marketing	1,924	1,144	903
Other expense	10,596	9,502	4,683
Total noninterest expense	61,044	53,441	31,678

Income Before Income Taxes	18,647	19,462	14,771
Income taxes	6,286	7,275	4,834

Net Income	$12,361	$12,187	$9,937

Net income per common share:
Basic	$1.09	$1.27	$1.73
Diluted	$1.09	$1.25	$1.69

Weighted average number of common shares outstanding:
Basic	11,321,908	9,619,870	5,731,966
Diluted	11,336,321	9,715,585	5,869,023

See accompanying notes to consolidated financial statements.

FNB United Corp. and Subsidiary
Consolidated Statements of Shareholders’ Equity and Comprehensive Income

	Common Stock				Accumulated Other
	Shares	Amount	Surplus	Retained Earnings	Comprehensive Income (Loss)	Total
	(in thousands, except share and per share data)

Balance, December 31, 2004	5,605,102	$14,013	$10,643	$56,383	$1,108	$82,147

Comprehensive income:
Net income	-	-	-	9,937	-	9,937
Other comprehensive income, net of taxes:
Unrealized securities losses	-	-	-	-	(972)	(972)
Total comprehensive income						8,965
Cash dividends declared, $.62 per share	-	-	-	(3,609)	-	(3,609)
Merger acquisition of subsidiary company:
Common stock issued	728,625	1,822	12,685	-	-	14,507
Stock options:
Proceeds from options exercised	61,559	153	555	-	-	708
Net tax benefit related to option exercises	-	-	96	-	-	96
Common stock repurchased	(24,800)	(62)	(437)	-	-	(499)

Balance, December 31, 2005	6,370,486	15,926	23,542	62,711	136	102,315

Comprehensive income:
Net income	-	-	-	12,187	-	12,187
Other comprehensive income, net of taxes:
Unrealized securities losses:
Net losses arising during period	-	-	-	-	(123)	(123)
Reclassification adjustment for net
realized losses	-	-	-	-	338	338
Total comprehensive income						12,402
Cash dividends declared, $.62 per share	-	-	-	(6,236)	-	(6,236)
Merger acquisition of subsidiary companies:
Common stock issued	4,654,504	11,636	82,964	-	-	94,600
Fair value of stock options assumed	-	-	3,311	-	-	3,311
Stock options:
Proceeds from options exercised	214,502	536	1,581	-	-	2,117
Compensation expense recognized	-	-	510	-	-	510
Net tax benefit related to option exercises	-	-	279	-	-	279
Restricted stock:
Shares issued, subject to restriction	53,875	135	(135)	-	-	-
Compensation expense recognized	-	-	151	-	-	151
Other compensatory stock issued	625	2	10	-	-	12
Adjustment to initially apply SFAS No. 158	-	-	-	-	(1,793)	(1,793)

Balance, December 31, 2006	11,293,992	28,235	112,213	68,662	(1,442)	207,668

Comprehensive income:
Net income	-	-	-	12,361	-	12,361
Other comprehensive income, net of taxes:
Unrealized securities gains	-	-	-	-	198	198
Application of SFAS No. 158	-	-	-	-	615	615
Total comprehensive income						13,174
Cash dividends declared, $.60 per share	-	-	-	(6,824)	-	(6,824)
Stock options:
Proceeds from options exercised	135,581	339	963	-	-	1,302
Compensation expense recognized	-	-	494	-	-	494
Net tax benefit related to option exercises	-	-	167	-	-	167
Restricted stock:
Shares issued/terminated, subject to restriction	(3,103)	(8)	(31)	-	-	(39)
Compensation expense recognized	-	-	306	-	-	306
Other compensatory stock issued	432	1	7	-	-	8

Balance, December 31, 2007	11,426,902	$28,567	$114,119	$74,199	$(629)	$216,256

See accompanying notes to consolidated financial statements.

FNB United Corp. and Subsidiary
Consolidated Statements of Cash Flows

	Years Ended December 31
	2007	2006	2005
	(in thousands)
Operating Activities
Net Income	$12,361	$12,187	$9,937
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization of premises and equipment	3,584	2,855	1,755
Provision for loan losses	5,514	2,526	2,842
Deferred income taxes (benefit)	623	1,735	(502)
Deferred loan fees and costs, net	1,085	694	(119)
Premium amortization and discount accretion
of investment securities, net	(254)	339	453
Loss on sale of investment securities	-	559	-
Amortization of core deposit premiums	814	604	66
Stock compensation expense	769	673	-
Income from bank owned life insurance	(945)	(1,226)	(597)
Mortgage loans held for sale:
Origination of mortgage loans held for sale	(351,398)	(368,632)	(334,883)
Proceeeds from sale of mortgage loans held for sale	359,217	370,226	333,558
Gain on mortgage loan sales	(4,543)	(4,841)	(4,642)
Gain on other loan sales	(1,302)	(118)	-
Mortgage sevicing rights capitalized	(1,094)	(701)	(754)
Mortgage sevicing rights amortization and impairment	667	637	351
Goodwill impairment	358	1,625	-
Changes in assets and liabilities:
(Increase) decrease in interest receivable	(664)	(297)	(872)
(Increase) decrease in other assets	7,551	2,400	(53)
Increase (decrease) in accrued interest and other liabilities	(1,264)	(2,779)	(27)
Net Cash Provided by Operating Activities	31,079	18,466	6,513

Investing Activities
Available-for-sale securities:
Proceeds from sales	-	119,490	-
Proceeds from maturities and calls	87,965	37,712	6,266
Purchases	(117,747)	(90,746)	(10,464)
Held-to-maturity securities:
Proceeds from maturities and calls	7,114	7,562	4,407
Purchases	-	(1,730)	(2,192)
Net increase in loans held for investment	(155,140)	(41,520)	(48,411)
Proceeds from sales of loans	4,999	10,443	-
Purchases of premises and equipment	(5,265)	(6,293)	(5,614)
Net cash received (paid) in merger transactions	-	10,256	(447)
Purchases of SBIC investments	(475)	(1,050)	(250)
Net change in other investments	-	396	399
Net Cash Provided by (Used in) Investing Activities	(178,549)	44,520	(56,306)

Financing Activities
Net increase in deposits	20,062	16,435	69,118
Increase (decrease) in retail repurchase agreements	5,972	(1,735)	7,466
Increase (decrease) in Federal Home Loan Bank advances	65,720	(39,018)	(4,500)
Increase (decrease) in federal funds purchased	13,500	-	(8,175)
Increase (decrease) in other borrowed funds	(21,441)	27,789	13,319
Proceeds from exercise of stock options	1,302	2,117	804
Tax benefit exercise of stock options	167	279	-
Common stock repurchased	-	-	(499)
Cash dividends paid	(7,035)	(5,392)	(3,370)
Net Cash Provided by Financing Activities	78,247	475	74,163

Net Increase (Decrease) in Cash and Cash Equivalents	(69,223)	63,461	24,370

Cash and Cash Equivalents at Beginning of Year	108,340	44,879	20,509

Cash and Cash Equivalents at End of Year	$39,117	$108,340	$44,879

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$63,092	$44,844	$18,871
Income taxes	3,815	5,836	5,334

Noncash transactions:
Foreclosed loans transferred to other real estate	3,708	3,393	1,004
Unrealized securities gains (losses), net of income taxes (benefit)	198	215	(972)
Application of SFAS No. 158 to employee benefit plans:
Initial application, net of income tax benefit	-	(1,793)	-
Unrealized decrease in employee benefit plan costs, net of
income taxes	615	-	-
Merger acquisition of subsidiary company:
Fair value of assets acquired	-	728,722	163,668
Fair value of common stock issued	-	97,911	14,507
Cash paid	-	27,717	8,201
Liabilities assumed	-	603,094	140,960

See accompanying notes to consolidated financial statements.

FNB United Corp. and Subsidiary
Notes to Consolidated Financial Statements

December 31, 2007, 2006, and 2005

Note 1 – Summary of significant accounting policies

Nature of Operations/Consolidation

FNB United Corp. (“FNB United”), formerly known as FNB Corp., is a bank holding company whose wholly owned subsidiary is CommunityONE Bank, National Association (“the Bank”).  The Bank has three wholly owned subsidiaries, Dover Mortgage Company (“Dover”), First National Investor Services, Inc., and Premier Investment Services, Inc (an inactive subsidiary acquired as part of the United Financial, Inc. transaction).  Through its subsidiaries, FNB United offers a complete line of consumer, mortgage and business banking services, including loan, deposit, cash management, investment management and trust services, to individual and business customers.  The Bank has offices in Alamance, Alexander, Ashe, Catawba, Chatham, Gaston, Guilford, Iredell, Montgomery, Moore, Orange, Randolph, Richmond, Rowan, Scotland, Watauga and Wilkes counties in North Carolina.  Dover operates mortgage production offices in North Carolina at Charlotte, Carolina Beach, Goldsboro, Greenville, Lake Norman, Leland, Raleigh, Wilmington and Wrightsville Beach.

The consolidated financial statements include the accounts of FNB United and its subsidiaries (collectively the “Company”).  All significant intercompany balances and transactions have been eliminated.

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods.  Actual results could differ from those estimates.

Business Segments

The Company reports business segments in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS No. 131”). Business segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and assess performance. SFAS No. 131 requires that a public enterprise report a measure of segment profit or loss, certain specific revenue and expense items, segment assets, information about the way that the business segments were determined and other items. Prior to 2007, the Company had two reportable business segments, the full service subsidiary bank, CommunityOne, and the mortgage banking subsidiary, Dover Mortgage Company. The determination was made in 2007 that there was only one business segment and that Dover no longer is a business segment.

Recent Accounting Pronouncements

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123(R) ("SFAS No. 123(R)"), "Share-Based Payment,” which is a revision of FASB Statement No. 123 "Accounting for Stock-Based Compensation" and supersedes APB Opinion No. 25 "Accounting for Stock Issued to Employees.”  SFAS No. 123(R) requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation issued to employees over the period during which an employee is required to provide service in exchange for the award (presumptively the vesting period).  SFAS No. 123(R) sets accounting requirements for "share-based" compensation to employees, including employee-stock purchase plans ("ESPPs").  Awards to most nonemployee directors will be accounted for as employee awards.  SFAS No. 123(R) was to be effective for public companies that do not file as small business issuers as of the beginning of interim or annual reporting periods beginning after June 15, 2005.  In April 2005, the Securities and Exchange Commission ("SEC") issued Release No. 2005-57, which defers the effective date of SFAS No. 123(R) for many registrants.  Registrants that do not file as small business issuers must adopt SFAS No. 123(R) as of the beginning of their first annual period beginning after June 15, 2005.  The Company adopted the provisions of SFAS No. 123(R) on January 1, 2006 as discussed below in Notes 1 and 15.

In March 2005, the SEC issued Staff Accounting Bulletin No. 107 ("SAB 107"), which contains guidance on applying the requirements in SFAS No. 123(R).  SAB 107 provides guidance on valuation techniques, development of assumptions used in valuing employee share options and related MD&A disclosures.  SAB 107 is effective for the period in which SFAS No. 123(R) is adopted.  In conjunction with the adoption of SFAS No. 123(R) on January 1, 2006, the Company adopted the provisions of SAB 107.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 158 (“SFAS No. 158”), “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (an amendment of FASB Statements No. 87, 88, 106, and 132R).”  SFAS No. 158 requires an employer to: (a) recognize in its statement of financial position an asset for a plan’s overfunded status or a liability for a plan’s underfunded status; (b) measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year (with limited exceptions); and (c) recognize changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur.  Those changes will be reported in comprehensive income of a business entity and in changes in net assets of a not-for-profit organization.  The requirement by SFAS No. 158 to recognize the funded status of a benefit plan and the disclosure requirements of SFAS No. 158 are effective as of the end of the fiscal year ending after December 15, 2006 for entities with publicly traded equity securities. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008.  Effective December 31, 2006, the Company adopted the provisions of SFAS No. 158 that require recognition of the funded status of a benefit plan and related disclosures.

In September 2006, the FASB issued FASB Statement No. 157, “Fair Value Measurements” (“FASB No. 157”), which enhances existing guidance for measuring assets and liabilities using fair value and requires additional disclosure about the use of fair value for measurement. FASB No. 157 was originally effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. In February 2008, the FASB issued FASB Staff Position (“FSP”) FASB 157-2, “Effective Date of FASB Statement No. 157” (“FSP FASB 157-2”). FSP FASB 157-2, which was effective upon issuance, delays the effective date of FASB No. 157 for nonfinancial assets and nonfinancial liabilities, except for items recognized or disclosed at fair value at least once a year, to fiscal years beginning after November 15, 2008. FSP FASB No. 157-2 also covers interim periods within the fiscal years for items within the scope of this FSP. The Company does not expect the adoption of FASB No. 157 to have a material impact on its financial position and results of operations, including the valuation methods and support for the assumptions that underlie the valuation methods.

In July 2006, the FASB issued Financial Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109,” which is a change in accounting for income taxes. FIN 48 specifies how tax benefits for uncertain tax positions are to be recognized, measured, and derecognized in financial statements; requires certain disclosures of uncertain tax matters; specifies how reserves for uncertain tax positions should be classified on the balance sheet; and provides transition and interim period guidance, among other provisions. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company adopted FIN 48 effective January 1, 2007. The adoption of FIN 48 did not have a material effect on its consolidated financial position or results of operations. The Company classifies interest and penalties related to income tax assessments, if any, in income tax expense in the consolidated statement of operations. Fiscal years ending on or after December 31, 2004 are subject to examination by federal and state tax authorities.

In September 2006, the Emerging Issues Task Force (EITF) issued EITF Issue 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements”(“EITF Issue 06-4”).  EITF Issue 06-4 requires that for endorsement split-dollar insurance arrangements that provide a benefit to an employee that extends to postretirement periods, an employer should recognize a liability for future benefits in accordance with FASB Statement No. 106 or Accounting Principles Board (APB) Opinion No. 12 based on the substantive agreement of the employee.  If the employee has effectively agreed to maintain a life insurance policy during postretirement periods, the costs of the life insurance policy during the postretirement periods should be accrued in accordance with either FASB Statement No. 106 or APB Opinion No. 12. EITF Issue 06-4 is effective for fiscal years beginning after December 15, 2007.  The adoption of the provisions of EITF Issue 06-4 had no material effect on financial position or results of operations.

In February 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159), which allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement for certain financial assets and liabilities on a contract-by-contract basis. Subsequent changes in fair value of these financial assets and liabilities would be recognized in earnings when they occur. SFAS 159 further establishes certain additional disclosure requirements. SFAS 159 is effective for the Company’s financial statements for the year beginning on January 1, 2008, with earlier adoption permitted. Management is currently evaluating the impact of the adoption of SFAS 159 on the Company’s financial condition and results of operations.

The Company adopted the provisions of SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments,” effective January 1, 2007. The adoption of the provisions of SFAS No. 155 had no material effect on financial position or results of operations.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140” (SFAS 156), which permits, but does not require, an entity to account for one or more classes of servicing rights (i.e., mortgage servicing rights, or MSRs) at fair value, with the changes in fair value recorded in the Consolidated Statement of Income. The adoption of the provisions of SFAS No. 156 was effective beginning January 1, 2007 and had no material effect on financial position or results of operations. For additional information on MSRs, see Note 3 of the Consolidated Financial Statements.

SFAS No. 141 (R), Business Combinations.  This statement requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination.  In addition, this statement expands the scope of acquisition accounting to all transactions and circumstances under which control of a business is obtained.  This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  Earlier adoption is prohibited.  The effective date of this statement is the same as that of the related SFAS 160.

SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements. This statement  improves the relevance, comparability, and transparency of financial information provided to investors by requiring all entities to report noncontrolling (minority) interests in subsidiaries in the same way—as equity in the consolidated financial statements.  Moreover, SFAS 160 eliminates the diversity that currently exists in accounting for transactions between an entity and noncontrolling interests by requiring they be treated as equity transactions. This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008.  Earlier adoption is prohibited.  The effective date of this statement is the same as that of the related SFAS 141(R).  This statement shall be applied prospectively as of the beginning of the fiscal year in which this statement is initially applied, except for the presentation and disclosure requirements. The presentation and disclosure requirements shall be applied retrospectively for all periods presented.

Staff Accounting Bulletin No. 109.  SAB109 revises and rescinds portions of the interpretative guidance included in Topic 5:DD of the codification of staff accounting bulletins in order to make this interpretive guidance consistent with current authoritative accounting literature (principally SFAS 156 and SFAS 159). SAB109 discusses the staff’s views on the accounting for written loan commitments that are recorded at fair value through earnings under generally accepted accounting principles.  The principal change to current staff guidance is to include the expected net future cash flows relating to the associated servicing of a loan in the fair value measurement of a derivative loan commitment (such as a loan commitment relating to a mortgage loan that will be held for sale).  SAB109 is effective prospectively to derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. The adoption of the provisions of SAB109 had no material effect on financial position or results of operations.

Staff Accounting Bulletin No. 110.  SAB 110 expresses the views of the staff regarding the use of a "simplified" method, as discussed in SAB No. 107, in developing an estimate of expected term of "plain vanilla" share options in accordance with SFAS No. 123 (R), Share-Based Payment.  This simplified method will continue to be accepted by the staff provided certain conditions are met whereby the company’s historical share option exercise experience does not provide a reasonable basis upon which to estimate the expected term of the plain vanilla option.  In addition, the SAB contains certain disclosure requirements in situations where a company uses the simplified method.

From time to time the FASB issues exposure drafts for proposed statements of financial accounting standards. Such exposure drafts are subject to comment from the public, to revisions by the FASB and to final issuance by the FASB as statements of financial accounting standards. Management considers the effect of the proposed statements on the consolidated financial statements of the Company and monitors the status of changes to and proposed effective dates of exposure drafts.

Business Combinations

For all business combination transactions initiated after June 30, 2001, the purchase method of accounting has been used, and accordingly, the assets and liabilities of the acquired company have been recorded at their estimated fair values as of the merger date.  The fair values are subject to adjustment as information relative to the fair values as of the acquisition date becomes available.  The Company uses an allocation period, not to exceed one year, to identify and quantify the fair value of the assets acquired and liabilities assumed in business combinations accounted for as purchases.  The consolidated financial statements include the results of operations of any acquired company since the acquisition date.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include the balance sheet captions:  cash and due from banks, interest-bearing bank balances and federal funds sold.  Generally, federal funds are purchased and sold for one-day periods.

Investment Securities

Investment securities are categorized and accounted for as follows:

•  Held-to-maturity securities - Debt securities that the Company has the positive intent and ability to hold to maturity are reported at amortized cost.

•  Available-for-sale securities - Debt and equity securities not classified as either held-to-maturity securities or trading securities are reported at fair value, with unrealized gains and losses, net of related tax effect, included as an item of accumulated other comprehensive income and reported as a separate component of shareholders' equity.

The Company intends to hold its securities classified as available-for-sale securities for an indefinite period of time but may sell them prior to maturity.  All other securities, which the Company has the positive intent and ability to hold to maturity, are classified as held-to-maturity securities.

A decline, which is deemed to be other than temporary, in the market value of any available-for-sale or held-to-maturity security to a level below cost results in a reduction in carrying amount to fair value.  The impairment is charged to earnings and a new cost basis for the security is established.

Interest income on debt securities is adjusted using the level yield method for the amortization of premiums and accretion of discounts.  The adjusted cost of the specific security is used to compute gains or losses on the disposition of securities.

Loans

Interest income on loans is generally calculated by using the constant yield method based on the daily outstanding balance.  The recognition of interest income is discontinued when, in management's opinion, the collection of all or a portion of interest becomes doubtful.  Loans are returned to accrual status when the factors indicating doubtful collectibility cease to exist and the loan has performed in accordance with its terms for a demonstrated period of time.  The past due status of loans is based on the contractual payment terms.

A loan is considered impaired when, based on current information or events; it is probable that a borrower will be unable to pay all amounts due according to the contractual terms of the loan agreement.  For loans determined to be impaired, the allowance is based on discounted cash flows using the loan’s initial effective interest rate or the fair value of the collateral for certain collateral dependent loans.  When the ultimate collectibility of the impaired loan’s principal is doubtful, all cash receipts are applied to principal.  Once the recorded principal balance has been reduced to zero, future cash receipts are first recorded as recoveries of any amounts previously charged-off and are then applied to interest income, to the extent that any interest has been foregone.

Loan fees and the incremental direct costs associated with making loans are deferred and subsequently recognized over the life of the loan as an adjustment of interest income.  The premium or discount on purchased loans is amortized over the expected life of the loans and is included in interest and fees on loans.

Residential mortgage loans held for sale are valued at the lower of cost or market as determined by outstanding commitments from investors or current investor yield requirements, calculated on the aggregate loan basis.

The Company accounts for loans acquired in a transfer that are subject to the scope of American Institute of Certified Public Accountants (AICPA) Statement of Position 03-3, “Accounting for Certain Loans and Debt Securities Acquired in a Transfer” (“SOP 03-3”) at fair value, which is the net present value of all cash flows expected to be collected over the life of the loan. These cash flows are determined on the date of transfer. At December 31, 2007, there were no loans subject to SOP 03-3. At December 31, 2006, the principal balance of and net investment in these loans was immaterial.

Allowance for Loan Losses

The allowance for loan losses represents an amount considered adequate to absorb probable loan losses inherent in the portfolio.  Management's evaluation of the adequacy of the allowance is based on a review of individual loans, historical loan loss experience, the value and adequacy of collateral, and economic conditions in the Bank’s market area. For loans determined to be impaired, the allowance is based on discounted cash flows using the loan’s initial effective interest rate or the fair value of the collateral for certain collateral dependent loans.  Losses are charged and recoveries are credited to the allowance for loan losses.  This evaluation is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.

In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses.  Such agencies may require The Bank to recognize adjustments to the allowance based on their judgments about information available to them at the time of their examinations.

Other Real Estate

Other real estate, which is included in other assets on the consolidated balance sheet, represents properties acquired through foreclosure or deed in lieu thereof.  In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the property is classified as held for sale when the sale is probable and expected to occur within one year.  The property is initially carried at fair value based on recent appraisals, less estimated costs to sell.  Declines in the fair value of properties included in other real estate below carrying value are recognized by a charge to income.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization.  Depreciation is computed on a straight-line basis over the estimated useful lives of the assets as follows:  buildings and improvements, 10 to 50 years and furniture and equipment, 3 to 10 years.  Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated life of the improvement or the term of the lease.

Intangible Assets

Intangible assets include goodwill and other identifiable assets, such as core deposit premiums, resulting from acquisitions.  Core deposit premiums are amortized primarily on a straight-line basis over a ten-year life based upon historical studies of core deposits.  Goodwill is not amortized but is tested annually for impairment or at any time an event occurs or circumstances change that may trigger a decline in the value of the reporting unit.  Examples of such events or circumstances include adverse changes in legal factors, business climate, unanticipated competition, change in regulatory environment, or loss of key personnel.

The Company tests for impairment in accordance with SFAS No. 142.  Potential impairment of goodwill exists when the carrying amount of a reporting unit exceeds its fair value.  The Company utilizes an independent third party to perform the goodwill impairment test. This firm would first estimate the fair value of the reporting unit under a business combination using one of four approaches. The Comparable Transaction Approach utilizes a regional transaction group and a national transaction group. For each group, average and median pricing ratios were applied to provide a range of values along with several qualitative factors being considered. The Discounted Cash Flow Approach is derived from the present value of future dividends over a five year time horizon and the projected terminal value at the end of the fifth year. The Market Value Approach considers the projected pre-tax earnings of the nonbank reporting unit, discounted for additional qualitative factors. The Component Value Approach is utilized for the nonbank reporting unit and assigns a value to each of the primary components of value. The goodwill that would arise from this estimate is compared to the carrying value of the goodwill currently on the books to determine impairment.

To the extent a reporting unit’s carrying amount exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired, and a second step of impairment test will be performed.  In the second step, the implied fair value of the reporting unit’s goodwill, determined by allocating the reporting unit’s fair value to all of its assets (recognized and unrecognized) and liabilities as if the reporting unit had been acquired in a business combination at the date of the impairment test.  If the implied fair value of reporting unit goodwill is lower than its carrying amount, goodwill is impaired and is written down to its implied fair value.  The loss recognized is limited to the carrying amount of goodwill.  Once an impairment loss is recognized, future increases in fair value will not result in the reversal of previously recognized losses.

Mortgage Servicing Rights (MSRs)

The rights to service mortgage loans for others are included in other assets on the consolidated balance sheet.  MSRs are recorded at fair value on an ongoing basis, with changes in fair value recorded in the results of operations.  Impairment reviews of MSRs are performed on a quarterly basis.

Income Taxes

Income tax expense includes both a current provision based on the amounts computed for income tax return purposes and a deferred provision that results from application of the asset and liability method of accounting for deferred taxes.  Under the asset and liability method, deferred tax assets and liabilities are established for the temporary differences between the financial reporting basis and the tax basis of the Company 's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Earnings per Share (EPS)

As required for entities with complex capital structures, a dual presentation of basic and diluted EPS is included on the face of the income statement, and a reconciliation is provided in a footnote of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

Comprehensive Income

Comprehensive income is defined as the change in equity of an enterprise during a period from transactions and other events and circumstances from nonowner sources and, accordingly, includes both net income and amounts referred to as other comprehensive income.  The items of other comprehensive income are included in the consolidated statement of shareholders’ equity and comprehensive income.  The accumulated balance of other comprehensive income is included in the shareholders’ equity section of the consolidated balance sheet.  The Company’s components of accumulated other comprehensive income at December 31, 2007 include unrealized gains (losses) on investment securities classified as available-for-sale and the effect of the application of SFAS No. 158 to defined benefit pension and other postretirement plans for employees.  SFAS No. 158 was initially applied at its adoption date of December 31, 2006.

Information concerning the income tax effects applicable to the components of other comprehensive income included in the consolidated statements of shareholders’ equity and comprehensive income and the components of accumulated other comprehensive income included in the shareholders’ equity section of the consolidated balance sheets is as follows:

	2007	2006	2005
	(in thousands)
Income tax expense (benefit) related to other comprehensive income (loss):
Unrealized securities gains (losses):
Arising during the period	$130	$(81)	$(607)
Reclassification adjustment for net realized losses	-	220	-
Application of SFAS No. 158 to employee benefit plans	401	-	-
Total	$530	$139	$(607)

Accumulated other comprehensive income (loss):
Unrealized securities gains	$549	$351	$136
Application of SFAS No. 158 to employee benefit plans	(1,178)	(1,793)	-
Total	$(629)	$(1,442)	$136

Employee Benefit Plans

The Company has a defined benefit pension plan covering substantially all full-time employees.  Pension costs, which are actuarially determined using the projected unit credit method, are charged to current operations.  Annual funding contributions are made up to the maximum amounts allowable for Federal income tax purposes.

In September 2006, the Board of Directors of FNB United approved a modified freeze to the pension plan.  Effective December 31, 2006, no new employees are eligible to enter the plan.  Participants who were at least age 40, had earned 10 years of vesting service as an employee of FNB United and remained an active employee as of December 31, 2006 qualified for a grandfathering provision.  Under the grandfathering provision, the participant will continue to accrue benefits under the plan through December 31, 2011.  Additionally, the plan’s definition of final average compensation was improved from a 10-year averaging period to a 5-year averaging period as of January 1, 2007.  All other eligible participants in the plan had their retirement benefit frozen as of December 31, 2006.   Effective January 1, 2007, the 401K plan was enhanced and became the primary retirement benefit plan.

The Company has a noncontributory, nonqualified supplemental executive retirement plan (the “SERP”) covering certain executive employees.  Annual benefits payable under the SERP are based on factors similar to those for the pension plan, with offsets related to amounts payable under the pension plan and social security benefits.  SERP costs, which are actuarially determined using the projected unit credit method and recorded on an unfunded basis, are charged to current operations and credited to a liability account on the consolidated balance sheet.

Medical and life insurance benefits are provided by the Company on a postretirement basis under defined benefit plans covering substantially all full-time employees.  Postretirement benefit costs, which are actuarially determined using the attribution method and recorded on an unfunded basis, are charged to current operations and credited to a liability account on the consolidated balance sheet.

In conjunction with the modified freeze of the pension plan, the postretirement medical and life insurance plan was also amended.  Effective December 31, 2006, no new employees are eligible to enter the plan.  Participants who are at least age 40, have earned 10 years of vesting service as an employee of the Company and remain an active employee as of December 31, 2006 will qualify for a grandfathering provision.  Under the grandfathering provision, the participant will continue to accrue benefits under the plan through December 31, 2011.

Derivatives and Financial Instruments

Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”), as amended by SFAS Nos. 137, 138, 149 and 155, establishes accounting and reporting standards for derivative and hedging activities.  It requires an entity to recognize all derivatives as either assets or liabilities in the balance sheet, and measure those instruments at fair value.  Changes in the fair value of those derivatives are reported in current earnings or other comprehensive income depending on the purpose for which the derivative is held and whether the derivative qualifies for hedge accounting.

In connection with its asset/liability management objectives, the Company in 2004 entered into an interest rate swap on a $7,000,000 Federal Home Loan Bank (FHLB) advance that converts the fixed rate cash flow exposure on the FHLB advance to a variable rate cash flow.  As structured, the pay-variable, receive-fixed swap is evaluated as being a fair value hedge with no ineffectiveness; and, consequently, the difference in cash flows in each period between the variable rate interest payments that the Company makes and the fixed rate interest payments received is currently reported in earnings.

For the twelve months ended December 31, 2007 and 2006, the interest rate swap resulted in a net increases of $132,000 and $125,000, respectively, in the interest expense that would otherwise have been reported for the FHLB advance.  The fair value of the swap at December 31, 2007 was recorded on the consolidated balance sheet as a liability in the amount of $51,000, offset by a valuation adjustment in the same amount to the FHLB advance.

The Company has also identified the following derivative instruments which were recorded on the consolidated balance sheet at December 31, 2007:  commitments to originate residential mortgage loans and forward sales commitments.

Dover originates certain residential mortgage loans with the intention of selling these loans.  Between the time that Dover enters into an interest rate lock or a commitment to originate a residential mortgage loan with a potential borrower and the time the closed loan is sold, the Company is subject to variability in market prices related to these commitments.  The Company believes that it is prudent to limit the variability of expected proceeds from the future sales of these loans by entering into forward sales commitments and commitments to deliver loans into a mortgage-backed security.  The commitments to originate residential mortgage loans and the forward sales commitments are freestanding derivative instruments.  They do not qualify for hedge accounting treatment so their fair value adjustments are recorded through the income statement in income from mortgage loan sales.

See Note 17 for additional information related to derivatives and financial instruments.

Other Than Temporary Impairment of Investment Securities

Our policy regarding other than temporary impairment of investment securities requires continuous monitoring. Individual investment securities with a fair market that is less than 80% of original cost over a continuous period of two quarters are evaluated for impairment during the subsequent quarter. The evaluation includes an assessment of both qualitative and quantitative measures to determine whether, in management’s judgment, the investment is likely to recover its original value. If the evaluation concludes that the investment is not likely to recover its original value, the unrealized loss is reported as an other than temporary impairment, and the loss is recorded as a securities transaction on the Consolidated Statement of Income. If the evaluation indicates a loss of asset value, management may elect to record an other than temporary impairment immediately.

Reclassification

Certain items for 2006 and 2005 have been reclassified to conform to the 2007 presentation.  Such reclassifications had no effect on net income or shareholders’ equity as previously reported.

Note 2 – Merger Information

Integrity Financial Corporation

On April 28, 2006, the Company completed a merger for the acquisition of Integrity Financial Corporation (“Integrity”), headquartered in Hickory, North Carolina and the holding company for First Gaston Bank of North Carolina, including its divisions Catawba Valley Bank and Northwestern Bank.  At the date of the merger, First Gaston Bank operated seventeen offices and, based on estimated fair values, had approximately $728.7 million in total assets, $475.3 million in net loans and $563.3 million in deposits.  On August 1, 2006, First Gaston Bank was merged into the Bank.  The primary reasons for the merger were as follows:

•
To create a banking organization, approximately two-thirds larger in total assets than FNB United prior to the merger, that could offer an expanded array of services including the ability to provide larger loans and professional wealth management services in a community banking setting;

•
To expand the footprint of the company from ten central-North Carolina counties to seventeen counties with forty-two community offices, stretching from the Central and Southern Piedmont to the Foothills and Mountains of Western North Carolina, including areas of the state which possessed faster income and population growth characteristics than many existing FNB United franchise areas; and

•	To create shareholder value based upon the opportunities set out above.

Pursuant to the terms of the merger, each share of Integrity common stock was converted into 0.8743 shares of FNB United common stock and $5.20 in cash.  The aggregate purchase price was $127.2 million, consisting of $27.7 million in cash payments to Integrity shareholders, 4,654,504 shares of FNB United common stock valued at $94.6 million, outstanding Integrity stock options valued at $3.3 million and transaction costs of $1.4 million.

The merger transaction has been accounted for using the purchase method of accounting for business combinations, and accordingly, the assets and liabilities of Integrity were recorded based on estimated fair values as of April 28, 2006, with the estimate of goodwill being subject to possible adjustment during the one-year period from that date. The adjustments recorded during that one-year period, including the purchase price adjustment noted above, resulted in a net $403,000 reduction in the amount initially recorded for goodwill.   The consolidated financial statements include the results of operations of Integrity since April 28, 2006.

United Financial, Inc.

On November 4, 2005, the Company completed a merger for the acquisition of United Financial, Inc. (“United”), holding company for Alamance Bank, headquartered in Graham, North Carolina.  At the date of merger, Alamance Bank operated three offices and, based on estimated fair values, had $163.7 million in total assets, $95.2 million in net loans and $113.0 million in deposits.  On February 1, 2006, Alamance Bank was merged into the Bank.

Pursuant to the terms of the merger, each share of United common stock was converted, at the election of the shareholder, into either:  (1) $14.25 in cash, (2) 0.6828 shares of FNB Corp. common stock, or (3) $4.99 in cash and 0.4438 shares of FNB United common stock, the overall conversion of stock being limited to 65% of United shares. The aggregate purchase price was $22.5 million consisting of $8.2 million of cash payments and 728,625 shares of FNB United common stock valued at $14.5 million.

The merger transaction has been accounted for using the purchase method of accounting for business combinations, and accordingly, the assets and liabilities of United were recorded based on estimated fair values as of November 4, 2005, with the estimate of goodwill being subject to possible adjustment during the one-year period from that date.  The adjustments recorded during that one-year period, including the purchase price adjustment noted above, resulted in a net $264,000 reduction in the amount initially recorded for goodwill.  The consolidated financial statements include the results of operations of United since November 4, 2005.

Note 3 – Intangible Assets

Business Combinations

For intangible assets related to business combinations, the following is a summary of the gross carrying amount and accumulated amortization of amortized intangible assets and the carrying amount of unamortized intangible assets:

	December 31,
	2007	2006
	(in thousands)
Amortized intangible assets:
Core deposit premium related to whole bank acquisitions:
Carrying amount	$8,202	$8,202
Accumulated amortization	1,638	824
Net core deposit premium	$6,564	$7,378

Unamortized intangible assets:
Goodwill	$110,195	$110,956

Amortization of intangibles totaled $814,000 for core deposit premiums in 2007, $604,000 in 2006 and $66,000 in 2005.  The estimated amortization expense for core deposit premiums for each year ending December 31 from 2007 through 2012 is as follows:  $802,000 in 2008, $795,000 in 2009, $795,000 in 2010, $795,000 in 2011 and $795,000 in 2012.

The changes in the carrying amount of goodwill in 2007 were as follows:

Balance, December 31, 2006	$110,956
Adjustment of estimated fair values of assets and liabilities of
Integrity Financial Corporation, acquired in 2006	(403)
Recognition of goodwill impairment charge for Dover Mortgage Company	(358)
Balance December 31, 2007	$110,195

The 2007 review for potential impairment of goodwill indicated on a preliminary basis that the goodwill related to the separate FNB United subsidiary of Dover might be impaired.  Further testing of Dover goodwill by an outside consulting company resulted in the determination that there was an impairment loss of approximately $358,000.

Mortgage Servicing Rights

Mortgage loans serviced for others are not included in the consolidated balance sheet.  The unpaid principal balance of mortgage loans serviced for others amounted to $287.2 million, $231.7 million and $202.3 million at December 31, 2007, 2006 and 2005, respectively.

The following is an analysis of mortgage servicing rights included in other assets on the consolidated balance sheet:

	Years Ended December 31
	2007	2006	2005
	(in thousands)
Balance at beginning of year	$2,473	$2,409	$2,006
Servicing rights capitalized	1,094	701	754
Amortization expense	(461)	(387)	(351)
Change in valuation allowance	(206)	(250)	-
Balance at end of year	$2,900	$2,473	$2,409

The estimated amortization expense for mortgage servicing rights for the years ending December 31 is as follows:  $445,000 in 2008, $445,000 in 2009, $445,000 in 2010, $445,000 in 2011, $445,000 in 2012, $445,000 in 2013 and 230,000 in 2014.  The estimated amortization expense is based on current information regarding loan payments and prepayments.  Amortization expense could change in future periods based on changes in the volume of prepayments and economic factors.

Note 4 – Investment securities

Summaries of the amortized cost and estimated fair value of investment securities and the related gross unrealized gains and losses are presented below:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available For Sale	(in thousands)

December 31, 2007
U.S. Government agencies and
corporations	$81,280	$854	$60	$82,074
Mortgage-backed securities	20,047	183	-	20,230
State, county and municipal	37,404	685	39	38,050
Other debt securities	5,000	-	290	4,710
Equity securities	17,172	9	436	16,745

Total	$160,903	$1,731	$825	$161,809

December 31, 2006
U.S. Government agencies and
corporations	$74,342	$112	$33	$74,421
Mortgage-backed securities	751	8	-	759
State, county and municipal	36,240	541	67	36,714
Other debt securities	5,000	-	-	5,000
Equity securities	12,034	17	-	12,051

Total	$128,367	$678	$100	$128,945

Held to Maturity

December 31, 2007
U.S. Government agencies and
corporations	$12,056	$3	$72	$11,987
Mortgage-backed securities	4,091	29	44	4,076
State, county and municipal	18,503	112	313	18,302
Other debt securities	1,000	-	114	886

Total	$35,650	$144	$543	$35,251

December 31, 2006
U.S. Government agencies and
corporations	$16,610	$-	$458	$16,152
Mortgage-backed securities	4,517	22	67	4,472
State, county and municipal	20,743	74	545	20,272
Other debt securities	1,000	-	31	969

Total	$42,870	$96	$1,101	$41,865

The amortized cost and estimated fair value of investment securities at December 31, 2007, by contractual maturity, are shown in the accompanying table.  Actual maturities may differ from contractual maturities because issuers may have the right to prepay obligations with or without prepayment penalties.

	Available for Sale		Held to Maturity
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(in thousands)
Due in one year or less	$28,625	$28,761	$5,047	$5,018
Due after one one year through five years	64,759	65,533	14,825	14,678
Due after five years through 10 years	16,834	17,296	8,074	7,921
Due after 10 years	13,466	13,244	3,613	3,558
Total	123,684	124,834	31,559	31,175
Mortgage-backed securities	20,047	20,230	4,091	4,076
Equity securities	17,172	16,745	-	-
Total	$160,903	$161,809	$35,650	$35,251

Debt securities with an estimated fair value of $102.2 million at December 31, 2007 and $59.4 million at December 31, 2006 were pledged to secure public funds and trust funds on deposit.  Debt securities with an estimated fair value of $30.9 million at December 31, 2007 and $31.0 million at December 31, 2006 were pledged to secure retail repurchase agreements.  Debt securities with an estimated fair value of $400,000 at December 31, 2007 were pledged to secure advances from the Federal Home Loan Bank. There were no debt securities pledged to secure advances from the Federal Home Loan Bank at December 31, 2006.  Debt securities with an estimated fair value of $6.5 million at December 31, 2007 and $3.8 million at December 31, 2006 were pledged for other purposes.

Gross gains and losses recognized on the sale of securities are summarized as follows:

	Years ended December 31,
	2007	2006		2005
	(in thousands)
Gains on sales of investment securities available for sale	$-		$839	$-
Losses on sales of investment securities available for sale	-		(1,398)	-
Total securities gains (losses)	$-	$	(559)	$-

The Bank, as a member of the Federal Home Loan Bank (the “FHLB”) of Atlanta, is required to own capital stock in the FHLB of Atlanta based generally upon the balances of total assets and FHLB advances.  FHLB capital stock is pledged to secure FHLB advances.  This investment is carried at cost since no ready market exists for FHLB stock and there is no quoted market value.  However, redemption of this stock has historically been at par value.  At December 31, 2007 and 2006, the Bank owned a total of $9.2 million and $6.6 million, respectively, of FHLB stock.  Due to the redemption provisions of FHLB stock, the Company estimated that fair value was equal to cost and that this investment was not impaired at December 31, 2007.

The Bank, as a member bank of the Federal Reserve Bank (the “FRB”) of Richmond, is required to own capital stock of the FRB of Richmond based upon a percentage of the Bank’s common stock and surplus.  This investment is carried at cost since no ready market exists for FRB stock and there is no quoted market value.  At December 31, 2007 and 2006, the Bank owned a total of $5.2 million and $5.2 million, respectively of FRB stock.  Due to the nature of this investment in an entity of the U. S. Government, the Company estimated that fair value was equal to cost and that this investment was not impaired at December 31, 2007.

	Less than 12 Months		12 Months or More		Total
	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
	(in thousands)
December 31, 2007

Available For Sale
U.S. Government agencies and
corporations	$825	$1	$4,652	$59	$5,477	$60
Mortgage-backed securities	-	-	-	-	-	-
State, county and municipal	2,035	15	5,289	24	7,324	39
Other debt securities	4,710	290	-	-	4,710	290
Equity securities	16,745	436	-	-	16,745	436

Total	$24,315	$742	$9,941	$83	$34,256	$825

Held to Maturity
U.S. Government agencies and
corporations	$-	$-	$9,963	$72	$9,963	$72
Mortgage-backed securities	-	-	2,613	44	2,613	44
State, county and municipal	-	-	9,550	313	9,550	313
Other debt securities	-	-	886	114	886	114

Total	$-	$-	$23,012	$543	$23,012	$543

December 31, 2006

Available For Sale
U.S. Government agencies and
corporations	$27,459	$28	$1,273	$5	$28,732	$33
Mortgage-backed securities	-	-	-	-	-	-
State, county and municipal	1,550	10	5,525	57	7,075	67
Other debt securities	-	-	-	-	-	-

Total	$29,009	$38	$6,798	$62	$35,807	$100

Held to Maturity
U.S. Government agencies and
corporations	$-	$-	$16,152	$458	$16,152	$458
Mortgage-backed securities	-	-	2,884	67	2,884	67
State, county and municipal	-	-	14,215	545	14,215	545
Other debt securities	-	-	969	31	969	31

Total	$-	$-	$34,220	$1,101	$34,220	$1,101

Investment securities with an aggregate fair value of $32,953,000 have had continuous unrealized losses for more than twelve months as of December 31, 2007. The aggregate amount of the unrealized losses among those 81 securities was $626,000 at December 31, 2007. These securities include U.S. Government, government agency and state, county and municipal securities, and equity securities. The unrealized losses relate to fixed-rate debt securities that have incurred fair value reductions due to higher market interest rates since the respective purchase date. The unrealized losses are not likely to reverse unless and until market interest rates decline to the levels that existed when the securities were purchased. Since none of the unrealized losses relate to the marketability of the securities or the issuer’s ability to honor redemption obligations, and the Company has the intent and ability to hold until recovery; none of the securities are deemed to be other than temporarily impaired.

Note 5 – Loans

Major classifications of loans at December 31, are as follows:

	2007	2006
	(In thousands)
Loans held for sale	$17,586	$20,862
Loans held for investment:
Commercial and agricultural	$182,713	$315,184
Real estate – construction	373,401	278,124
Real estate – mortgage:
1-4 family residential	331,194	319,182
Commercial and other	522,737	350,261
Consumer	36,071	39,089
Gross loans held for investment	1,446,116	1,301,840
Less: allowance for credit losses	17,381	15,943
Loans held for investment, net of allowance	$1,428,735	$1,285,897

During 2007, management evaluated the classification of loans acquired through the mergers of United Financial and Integrity and determined that certain of these loans needed to be reclassified. These reclassifications were the primary reason for the shift between commercial and agricultural and real estate-construction loans from 2006 to 2007.

Loans as presented are reduced by net deferred loan fees of $2.9 million and $1.8 million at December 31, 2007 and 2006, respectively.  Accruing loans past due 90 days or more amounted to $2.7 million at December 31, 2007 and $2.9 million at December 31, 2006.  Nonaccrual loans amounted to $16.0 million at December 31, 2007 and $8.3 million at December 31, 2006.  Interest income that would have been recorded on nonaccrual loans for the years ended December 31, 2007, 2006 and 2005, had they performed in accordance with their original terms, amounted to approximately $2,229000, $1,174,000 and $588,000, respectively.  Interest income on all such loans included in the results of operations amounted to approximately $848,000 in 2007, $618,000 in 2006 and $307,000 in 2005. Interest income on nonperforming loans is recorded when cash is actually received.

At December 31, 2007, the Company had impaired loans which totaled $15.6 million.  Of the $15.6 million, $4.9 million had an allowance for loan losses of $1.4 million and $10.7 million had no specifically allocated allowance for loan losses.  At December 31, 2006, the Company had impaired loans which totaled $9.3 million.  Of the $9.3 million, $1.6 million had an allowance for loan losses of $388,000 and $7.7 million had no specifically allocated allowance for loan losses.  The average carrying value of impaired loans was $12.5 million in 2007 and $7.7 million in 2006.  Interest income recognized on impaired loans amounted to approximately $1,050,000 in 2007, $650,000 in 2006, and $397,000 in 2005.

Loans with outstanding balances of $3.7 million in 2007 and $3.4 million in 2006 were transferred from loans to other real estate acquired through foreclosure.  Other real estate acquired through loan foreclosures amounted to $2.98 million at December 31, 2007 and $3.4 million at December 31, 2006 and is included in other assets on the consolidated balance sheet.

Loans held for investment are primarily made in the region of North Carolina that includes Alamance, Alexander, Ashe, Catawba, Chatham, Gaston, Guilford, Iredell, Montgomery, Moore, Orange, Randolph, Richmond, Rowan, Scotland, Watauga and Wilkes counties.  The real estate loan portfolio can be affected by the condition of the local real estate markets.

The Bank had loans outstanding to executive officers and directors and their affiliated companies during each of the past three years.  Such loans were made substantially on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers and do not involve more than the normal risks of collectibility.  The following table summarizes the transactions for the past two years.  The beginning balance in 2007 has been adjusted to reflect only those persons who remained as executive officers and directors at the end of 2007.

(In thousands)	2007	2006
Balance, beginning of year	$12,488	$8,933
Advances during year	27,194	45,205
Repayments during year	(26,778)	(32,795)
Balance, end of year	$12,904	$21,343

Note 6 – Allowance for loan losses

Changes in the allowance for credit losses for the years ended December 31 were as follows:

	2007	2006	2005
	(In thousands)
Balance at beginning of year	$15,943	$9,945	$7,293
Provision for losses charged to operations	5,514	2,526	2,842
Loans charged off	(5,493)	(4,630)	(2,616)
Recoveries on loans previously charged off	1,719	2,745	1,021
Acquired in purchase transactions	-	6,038	1,405
Allowance adjustment for loans sold	(302)	(4)	-
Adjustment for reserve for unfunded commitments	-	(677)	-
Balance at end of year	$17,381	$15,943	$9,945

Note 7 – Premises and equipment

Premises and equipment at December 31 is summarized as follows:

	2007	2006
	(In thousands)
Land	$12,020	$12,240
Building and improvements	31,206	29,306
Furniture and equipment	23,803	21,338
Leasehold improvements	1,627	1,612
Subtotal	68,656	64,496
Less accumulated depreciation and amortization	22,042	18,805
Total premises and equipment, net	$46,614	$45,691

Note 8 – Income taxes

The components of income tax expense for the years ended December 31 are as follows:

	2007	2006	2005
Current:	(in thousands)
Federal	$4,873	$4,618	$4,510
State	790	922	826
Total	5,663	5,540	5,336

Deferred:
Federal	476	1,430	(429)
State	147	305	(73)
Total	623	1,735	(502)

Total income taxes	$6,286	$7,275	$4,834

A reconciliation of income tax expense computed at the statutory Federal income tax rate to actual income tax expense is presented in the following table:

	2007	2006	2005
	(in thousands)
Amount of tax computed using Federal
statutory tax rate of 35% in 2007 and
2006, and 34% in 2005	$6,527	$6,812	$5,170
Increases (decreases) resulting from
effects of:
Non-taxable income	(746)	(1,099)	(783)
State income taxes, net of federal
benefit	609	798	489
Other	(104)	764	(42)

Total	$6,286	$7,275	$4,834

The components of deferred tax assets and liabilities and the tax effect of each are as follows:

	December 31
	2007	2006
	(in thousands)
Deferred tax assets:
Allowance for loan losses	$7,012	$6,394
Compensation and benefit plans	2,013	2,460
Fair value basis of loans	1,798	2,469
Contract termination costs	-	464
Pension and other post retirement benefits	194	603
Other	303	257
Net deferred tax assets	11,320	12,647

Deferred tax liabilities
Core deposit intangible	2,592	2,904
Mortgage servicing rights	1,145	977
Depreciable basis of premises and equipment	1,195	1,232
Net deferred loan fees and costs	420	427
Net unrealized securities gains	358	227
Other	631	481
Gross deferred tax liabilities	6,341	6,248

Net deferred tax asset	$4,979	$6,399

  Changes in net deferred tax asset were as follows:

	2007	2006
	(in thousands)
Balance at beginning of year	$6,399	$3,208
Purchase accounting acquisition:
Integrity Financial Corporation	-	3,896
Income tax effect from change in unrealized losses (gains) on available-for-sale
securities	(130)	(139)
Adoption of SFAS No. 158	(401)	1,169
Deferred income tax benefit (expense) on continuing operations	(889)	(1,735)
Balance at end of year	$4,979	$6,399

Under accounting principles generally accepted in the United States of America, the Company is not required to provide a deferred tax liability for the tax effect of additions to the tax bad debt reserve through 1987, the base year.  Retained earnings at December 31, 2007 include approximately $2.7 million for which no provision for federal income tax has been made.  These amounts represent allocations of income to bad debt deductions for tax purposes only.  Reductions of such amounts for purposes other than bad debt losses could create income for tax purposes in certain remote instances, which would then be subject to the then current corporate income tax rate.

The Company has adopted the provisions of Financial Accounting Standards Board ("FASB") Interpretation No. 48 ("FIN 48").  There was no material impact from the adoption of FIN 48.  It is the Company's policy to recognize interest and penalties associated with uncertain tax positions as components of income taxes.  There were no interest or penalties accrued during the year.  The Company's federal and state income tax returns are subject to examination for the years 2004, 2005 and 2006.

Note 9 – Time Deposits

The aggregate amount of jumbo certificates of deposit, each with a minimum denomination of $100,000, was approximately $375,419,000 and $365,770,000 in 2007 and 2006, respectively.  The accompanying table presents the scheduled maturities of time deposits at December 31, 2007.

Year ending December 31,	(In thousands)

2008	$771,047
2009	29,331
2010	10,732
2011	3,188
2012	2,989
Thereafter	460
Total time deposits	$817,747

Interest expense on time deposits of $100,000 or more amounted to $18.0 million in 2007, $14.1 million in 2006 and $6.1 million in 2005.

Note 10 – Short-term borrowings and long-term debt

Retail Repurchase Agreements and Federal Funds Purchased

Funds are borrowed on an overnight basis through retail repurchase agreements with bank customers and federal funds purchased from other financial institutions.  Retail repurchase agreement borrowings are collateralized by securities of the U.S. Treasury and U.S. Government agencies and corporations.

Information concerning retail repurchase agreements and federal funds purchased is as follows:

	2007		2006		2005
	Retail Repurchase Agreements	Federal Funds Purchased	Retail Repurchase Agreements	Federal Funds Purchased	Retail Repurchase Agreements	Federal Funds Purchased
	(dollars in thousands)
Balance at December 31	$29,133	$13,500	$23,161	$-	$21,338	$-
Average balance during the year	28,783	3,102	21,134	696	17,770	342
Maximum monthend balance	33,354	13,500	27,786	2,000	21,338	2,625
Weighted average interest rate:
At December 31	4.20%	4.25%	4.67%	-%	3.68%	-%
During the year	4.58	5.22	4.37	5.71	2.83	2.53

Federal Home Loan Bank (FHLB) Advances

The Bank had a $212.9 million line of credit with the FHLB at December 31, 2007, secured by blanket collateral agreements on qualifying mortgage loans and, as required, by other qualifying collateral.  At December 31, 2007, FHLB advances under these lines amounted to $131.8 million and were at interest rates ranging from 2.97% to 6.15%.  At December 31, 2006, FHLB advances amounted to $65.8 million and were at interest rates ranging from 2.88% to 6.15%.

At December 31, 2007, the scheduled maturities of FHLB advances, certain of which are callable at the option of the FHLB before scheduled maturity, are as follows (in thousands):

Years ending December 31,
2008	$55,782
2009	23,500
2010	9,000
2011	10,000
2012	15,000
2013 and later years	18,508
Total FHLB advances	$131,790

The Bank has obtained irrevocable letters of credit from the FHLB amounting to $10.0 million at December 31, 2007.  This letter of credit, which expires in 2008, was issued in favor of the State of North Carolina to secure public funds on deposit.

Junior Subordinated Deferrable Interest Debentures

FNB United has Junior Subordinated Deferrable Interest Debentures (“Junior Subordinated Debentures”) outstanding.  Two issues of Junior Subordinated Debentures resulted from funds invested from the sale of trust preferred securities by FNB United Statutory Trust I (“FNB Trust I”) and by FNB United Statutory Trust II (“FNB Trust II”), which are owned by FNB United.  Two additional issues of Junior Subordinated Debentures were acquired on April 28, 2006 as a result of the merger with Integrity Financial Corporation.  These acquired issues resulted from funds invested from the sale of trust preferred securities by Catawba Valley Capital Trust I (“Catawba Trust I”) and by Catawba Valley Capital Trust II (“Catawba Trust II”), which were owned by Integrity and acquired by FNB United in the merger.  As of December 31, 2007, FNB United caused the redemption of the securities issued by Catawba Trust I in accordance with the early redemption provisions and that trust was consequently dissolved.

FNB United fully and unconditionally guarantees the preferred securities issued by each trust through the combined operation of the debentures and other related documents.  Obligations under these guarantees are unsecured and subordinate to senior and subordinated indebtedness of the Company.  The preferred securities qualify as Tier 1 and Tier 2 capital for regulatory capital purposes.

Information concerning the Junior Subordinated Debentures at December 31, 2007 and 2006 is as follows:

		Commencement
	Stated	of Early	Principal Amount
	Maturity	Redemption	(in thousands)
Issuer	Date	Period	12/31/2007	12/31/2006	Interest Rate

FNB Trust I	12/15/2035	12/15/2010	$20,619	$20,619	3 month LIBOR + 1.37% - 6.07% at 12/31/07

FNB Trust II	6/30/2036	6/30/2011	30,928	30,928	3 month LIBOR + 1.32% - 6.02% at 12/31/07

Catawba Trust I	12/30/2032	-	-	5,152	Redeemed at 12/31/2007

Catawba Trust II	12/30/2032	12/30/2007	5,155	5,047	3 month LIBOR + 3.35% - 8.05% at 12/31/07 (1)

Total Junior Subordinated Debentures			$56,702	$61,746

(1) Converted to 3 month LIBOR + 3.35% at 12/31/2007.

Other Borrowed Funds

During 2007, FNB United transferred its shares of Dover to the Bank, causing Dover to become a direct subsidiary of the Bank and an indirect subsidiary of FNB United. Prior to the transfer, Dover had a line of credit totaling $20.0 million with an external financial institution, secured by a blanket collateral agreement on the mortgage loans and certain other assets of Dover and separately guaranteed by FNB United. Upon transfer of Dover’s ownership to the Bank, this line of credit was paid out and replaced by a line of a credit with the Bank.  At December 31, 2006, the balance outstanding on the line of credit with the external financial institution was $16.3 million at an interest rate of 6.99%.

Note 11 – Employee benefit plans

Pension Plan

The Company has a noncontributory defined benefit pension plan covering substantially all full-time employees who qualify as to age and length of service.  Benefits are based on the employee's compensation, years of service and age at retirement.  The Company's funding policy is to contribute annually to the plan an amount which is not less than the minimum amount required by the Employee Retirement Income Security Act of 1974 and not more than the maximum amount deductible for income tax purposes.

In September 2006, the Board of Directors of the Company approved a modified freeze to the pension plan.  Effective December 31, 2006, no new employees are eligible to enter the plan.  Participants who were at least age 40, had earned 10 years of vesting service as an employee of the Company and remained an active employee as of December 31, 2006 qualified for a grandfathering provision.  Under the grandfathering provision, the participant will continue to accrue benefits under the plan through December 31, 2011.  Additionally, the plan’s definition of final average compensation was improved from a 10-year averaging period to a 5-year averaging period as of January 1, 2007.  All other eligible participants in the plan had their retirement benefit frozen as of December 31, 2006.

The following table sets forth the plan’s change in benefit obligation, plan assets and the funded status of the pension plan, using a December 31 measurement date, and amounts recognized in the consolidated statements as of December 31:

	2007	2006
	(dollars in thousands)
Change in Benefit Obligation:
Benefit obligation at beginning of year	$10,947	$11,548
Service cost	267	835
Interest cost	627	656
Net actuarial (gain) loss	(993)	238
Benefits paid	(427)	(414)
Curtailment	-	(1,916)
Benefit obligation at end of year	$10,421	$10,947

Change in Plan Assets:
Fair value of plan assets at beginning of year	$10,637	$10,142
Actual return on plan assets	422	909
Benefits paid	(427)	(414)
Other	49	-
Fair value of plan assets at December 31	$10,681	$10,637

Funded Status at End of Year	$260	$(310)
Unrecognized net actuarial loss	-	-
Unrecognized prior service cost	-	-
(Accrued) prepaid pension cost at December 31	$260	$(310)

Amounts Recognized in the Consolidated
Statements of Condition:
Other Assets	$260	$-
Other Liabilities	-	(310)
	260	(310)
Amounts Recognized in Accumulated Other
Comprehensive Income before tax:
Net actuarial loss	$1,187	$1,733
Prior service credit	8	12
Net amount recognized	$1,195	$1,745

Weighted-Average Allocation of Plan Assets at End of Year:
Equity securities	67%	68%
Debt securities	26%	30%
Cash and cash equivalents	4%	1%
Fixed income funds	3%	0%
Total	100%	100%

Weighted-Average Plan Assumptions at End of Year:
Discount rate	6.50%	6.00%
Expected long-term rate of return on plan assets	9.00	9.00
Rate of increase in compensation levels	6.00	6.00
The expected long-term rate of return on plan assets considers the portfolio as a whole and not on the sum of the returns on individual asset categories.  The return is based exclusively on historical returns, without adjustments.

Components of net periodic pension cost (income) and other amounts recognized in other comprehensive income are as follows:

	2007	2006	2005
Net Periodic Pension Cost (Income):	(dollars in thousands)
Service cost	$267	$835	$614
Interest cost	627	656	604
Expected return on plan assets	(944)	(897)	(851)
Amortization of prior service cost	4	23	29
Amortization of net actuarial loss	26	198	130
Net periodic pension cost (income)	(20)	815	526
Effect of curtailment	-	93	-
Total pension cost (income)	$(20)	$908	$526

Other Changes in Plan Assets and Benefit
Obligations Recognized in Other
Comprehensive Income:
Net actuarial gain	(546)
Prior service cost	-
Amortization of prior service credit	(4)
Total recognized in other comprehensive income	(550)

Total Recognized in Net Periodic Pension Cost (Income)
and Other Comprehensive Income	$(570)	$908	$526

The estimated net loss and prior service cost that will be amortized from accumulated other comprehensive income into net periodic pension cost over the next year are approximately $10,000 and $4,000 respectively.

The Company’s investment policies and strategies for the pension plan use a target allocation of 50% to 70% for equity securities and 30% to 50% for debt securities.  The investment goals attempt to maximize returns while remaining within specific risk management policies.  While the risk management policies permit investment in specific debt and equity securities, a significant percentage of total plan assets is maintained in mutual funds, approximately 60% at December 31, 2007, to assist in investment diversification.  Generally the investments are readily marketable and can be sold to fund benefit payment obligations as they become payable.

The Company does not expect to contribute any funds to its pension plan in 2008.

The estimated benefit payments for each year ending December 31 from 2008 through 2012 are as follows:  $478,000 in 2008, $517,000 in 2009, $537,000 in 2010, $554,000 in 2011 and $582,000 in 2012.  The estimated benefit payments to be paid in the aggregate for the five year period from 2013 through 2017 are $3,475,000.  The estimated benefit payments are based on the same assumptions used to measure the benefit obligation at December 31, 2007 and include estimated future employee service.

Supplemental Executive Retirement Plan

The Company has a noncontributory, nonqualified supplemental executive retirement plan (the “SERP”) covering certain executive employees.  Annual benefits payable under the SERP are based on factors similar to those for the pension plan, with offsets related to amounts payable under the pension plan and social security benefits.

The following table sets forth the plan’s change in benefit obligation, plan assets and the funded status of the SERP plan, using a December 31 measurement date, and amounts recognized in the consolidated statements as of December 31:

	2007	2006
	(dollars in thousands)
Change in Benefit Obligation:
Benefit obligation at beginning of year	$2,248	$1,594
Service cost	139	105
Interest cost	132	98
Amendments to plan	-	363
Net actuarial (gain) loss	(206)	110
Benefits paid	(44)	(22)
Benefit obligation at end of year	$2,269	$2,248

Change in Plan Assets:
Fair value of plan assets at beginning of year	$-	$-
Actual return on plan assets	-	-
Employer contributions	44	22
Benefits paid	(44)	(22)
Fair value of plan assets at end of year	$-	$-

Funded Status at December 31	$(2,269)	$(2,248)

Amounts Recognized in the Consolidated
Statements of Condition:
Other Liabilities	$2,269	$2,248

Amounts Recognized in Accumulated Other
Comprehensive Income before tax:
Net actuarial loss	$337	$571
Prior service cost	325	395
Net amount recognized	$662	$966

Weighted-Average Plan Assumption at End of Year:
Discount rate	6.50%	6.00%

Components of net periodic SERP cost and other amounts recognized in other comprehensive income are as follows:

	2007	2006	2005
	(dollars in thousands)
Net Periodic SERP Cost:
Service cost	$139	$105	$86
Interest cost	132	99	83
Expected return on plan assets	-	-	-
Amortization of prior service cost	70	56	50
Amortization of net actuarial loss	27	38	29
Net periodic SERP cost	368	298	248
Effect of special termination costs	-	174	-
Total SERP cost	$368	$472	$248

Other Changes in Plan Assets and Benefit
Obligations Recognized in Other
Comprehensive Income:
Net actuarial gain	(234)
Prior service cost	-
Amortization of prior service credit	(70)
Total recognized in other comprehensive income	(304)

Total Recognized in Net Periodic SERP Cost
and Other Comprehensive Income	$64	$472	$248

The estimated net loss and prior service cost that will be amortized from accumulated other comprehensive income into net periodic SERP cost over the next year are approximately $10,000 and $70,000 respectively.

The SERP is an unfunded plan.  Consequently, there are no plan assets or cash contribution requirements other than for the direct payment of benefits.

The estimated benefit payments for each year ending December 31 from 2008 through 2012 are as follows:  $69,000 in 2008, $68,000 in 2009, $68,000 in 2010, $67,000 in 2011 and $66,000 in 2012.  The estimated benefit payments to be paid in the aggregate for the five year period from 2013 through 2017 are $566,000.  The estimated benefit payments are based on the same assumptions used to measure the benefit obligation at December 31, 2007 and include estimated future employee service.

As a result of the merger with Integrity, the Bank assumed the obligations of a non-qualifying deferred compensation plan for the former president of Integrity.  Under the plan provisions, benefit payments began in 2006 and are payable for 10 years.  During 2007 and 2006, provisions of $34,000 and $86,000, respectively, were expensed for future benefits to be provided under this plan.  The total liability under this plan was $506,000 at December 31, 2007 and is included in other liabilities in the accompanying consolidated balance sheets.  Payments amounting to $49,000 in 2007 and $47,000 in 2006 were made under the provisions of the plan.

Other Postretirement Defined Benefit Plans

The Company has postretirement medical and life insurance plans covering substantially all full-time employees who qualify as to age and length of service.  The medical plan is contributory, with retiree contributions adjusted whenever medical insurance rates change.  The life insurance plan is noncontributory.

In conjunction with the modified freeze of the pension plan, the postretirement medical and life insurance plan was also amended.  Effective December 31, 2006, no new employees are eligible to enter the plan.  Participants who were at least age 40, had earned 10 years of vesting service as an employee of the Company and remained an active employee as of December 31, 2006 qualified for a grandfathering provision.  Under the grandfathering provision, the participant will continue to accrue benefits under the plan through December 31, 2011.

The following table sets forth the plans’ change in benefit obligation, plan assets and the funded status of the postretirement plans, using a December 31 measurement date, and amounts recognized in the consolidated statements as of December 31:

	2007	2006
	(dollars in thousands)
Change in Benefit Obligation:
Benefit obligation at beginning of year	$1,257	$1,531
Service cost	15	67
Interest cost	68	82
Net actuarial (gain)loss	(158)	(110)
Plan participant contributions	49	81
Benefits paid	(92)	(87)
Curtailment	-	(307)
Benefit obligation at end of year	$1,139	$1,257

Change in Plan Assets:
Fair value of plan assets at beginning of year	$-	$-
Actual return on plan assets	-	-
Employer contributions	43	6
Plan participant contributions	49	81
Benefits paid	(92)	(87)
Fair value of plan assets at end of year	$-	$-

Funded Status at December 31	$(1,139)	$(1,257)

Amounts Recognized in the Consolidated
Statements of Condition:
Other Liabilities	$1,139	$1,257

Amounts Recognized in Accumulated Other
Comprehensive Income before tax:
Net actuarial loss	$131	$297
Prior service credit	(42)	(46)
Net amount recognized	$89	$251

Weighted-Average Plan Assumption at End of Year:
Discount rate	6.50%	6.00%

Increasing or decreasing the assumed medical cost trend rate by one percentage point would not have a significant effect on either the postretirement benefit obligation at December 31, 2007 or the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended December 31, 2007.

Components of net postretirement benefit cost and other amounts recognized in other comprehensive income are as follows:

	2007	2006	2005
	(dollars in thousands)
Net Periodic Postretirement Benefit Cost (Income):
Service cost	$15	$67	$66
Interest cost	68	82	80
Expected return on plan assets	-	-	-
Amortization of prior service cost (credit)	(4)	(24)	10
Amortization of transition obligation	-	-	20
Amortization of net actuarial loss	8	35	6
Net periodic postretirement benefit cost	87	160	182
Effect of curtailment	-	(212)	-
Total periodic postretirement benefit cost (income)	87	(52)	182

Other Changes in Plan Assets and Benefit
Obligations Recognized in Other
Comprehensive Income:
Net actuarial (gain)loss	(166)
Prior service cost	-
Amortization of prior service cost	4
Total recognized in other comprehensive income	(162)

Total Recognized in Net Periodic Postretirement
Benefit Cost (Income) and Other Comprehensive
Income	$(75)	$(52)	$182

The estimated net loss and prior service credit that will be amortized from accumulated other comprehensive income into net periodic postretirement benefit cost over the next year are approximately $2,000 and $4,000, respectively.

The postretirement medical and life insurance plans are unfunded plans.  Consequently, there are no plan assets or cash contribution requirements other than for the direct payment of benefits.

The estimated benefit payments for each year ending December 31 from 2008 through 2012 are as follows:  $74,000 in 2008, $72,000 in 2009, $71,000 in 2010, $73,000 in 2011 and $80,000 in 2012.  The estimated benefit payments to be paid in the aggregate for the five year period from 2013 through 2017 are $403,000.  The estimated benefit payments are based on the same assumptions used to measure the benefit obligation at December 31, 2007 and include estimated future employee service.

SFAS 158 amends several existing pronouncements that address employers’ accounting and reporting for defined benefit pension and other postretirement plans and represents the initial phase of a comprehensive project on employers’ accounting for these plans. SFAS 158 requires an employer to recognize the overfunded or underfunded status of defined benefit pension and other postretirement plans, measured solely as the difference between the fair value of plan assets and the benefit obligation, as an asset or liability on the balance sheet. Unrecognized actuarial gains and losses and unrecognized prior service costs, which have previously been recorded as part of the postretirement asset or liability, are to be included as a component of accumulated other comprehensive income. Actuarial gains and losses and prior service costs and credits that arise during a period will be included in other comprehensive income to the extent they are not included in net periodic pension cost (a component of salaries and employee benefits expense for the Company). The Company adopted SFAS 158 on its effective date of December 31, 2006.  The following table summarizes the effect on retirement benefit-related amounts reported in the consolidated statements of condition.

	Effect of Adopting SFAS 158
	as of December 31, 2006
	Before Adoption	Adjustments	After Adoption
	(in thousands)
Other Assets
Prepaid pension cost	$1,435	$(1,435)	$-
Deferred tax asset	-	1,169	1,169
Other Liabilities
Benefit liability	2,288	1,527	3,815
Shareholders' Equity
Accumulated other comprehensive income	-	(1,793)	(1,793)

Matching Retirement/Savings Plan

The Company has a matching retirement/savings plan which permits eligible employees to make contributions to the plan up to a specified percentage of compensation as defined by the plan.  A portion of the employee contributions are matched by the Company based on the plan formula.  Additionally, commencing in 2007, the Company on a discretionary basis may make an annual contribution up to a specified percentage of compensation as defined by the plan to the account of each eligible employee.  The matching and discretionary contributions amounted to $1,749,000 in 2007, $642,000 in 2006, and $379,000 in 2005.

Note 12 – Lease commitments

Future obligations at December 31, 2007 for minimum rentals under noncancelable operating lease commitments, primarily relating to premises, are as follows:

Year Ending December 31	(In thousands)

2008	$1,336
2009	1,191
2010	1,130
2011	942
2012	940
Thereafter	11,721
Total lease commitments	$17,260

Net rental expense for all operating leases amounted to $1,538,000, $1,149,000, and $472,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

The Company leases a two-story regional and branch office building in Salisbury, North Carolina from a director.  The lease is for a 15-year term expiring in 2021 with annual rentals of approximately $296,000 per year.  The lease may be extended for four consecutive five-year periods.

In 2007, the Company entered into a land lease related to the construction of a third branch office in Greensboro, North Carolina. This lease calls for total payments of $3.7 million over a forty-year period, which assumes that all lease renewal options are exercised.

Note 13 – FNB United Corp. (Parent Company)

The parent company’s principal asset is its investment in its subsidiary, the Bank.  The principal source of income of the parent company is dividends received from its subsidiary.

	2007	2006	2005
	(In thousands)
Condensed balance sheets
Assets
Cash	$3,061	$596
Investment in wholly-owned subsidiary, the Bank	270,518	264,302
Other assets	1,704	6,572
Total assets	$275,283	$271,470
Liabilities and shareholders’ equity
Accrued liabilities..	$2,325	$2,056
Borrowed funds	56,702	61,746
Shareholders’ equity	216,256	207,668
Shareholders’ equity and other liabilities	$275,283	$271,470
Condensed statements of income
Dividends from subsidiary	$10,900	$5,930	$3,606
Noninterest income	130	100	6
Interest expense	(4,425)	(3,393)	(632)
Noninterest expense	(321)	(304)	(99)
Income before tax benefit	6,284	2,333	2,881
Income tax benefit	(1,616)	(1,259)	(254)
Income before equity in undistributed net income of subsidiary	7,900	3,592	3,135
Equity in undistributed net income (loss) of subsidiary	4,463	8,595	6,802
Net income	$12,361	$12,187	$9.937

Condensed statements of cash flows
Cash flows from operating activities
Net income	$12,361	$12,187	$9,937
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiary	(4,463)	(8,595)	(6,802)
Other, net	5,299	(2,290)	(211)
Net cash provided by operating activities	13,198	1,302	2,924

Cash flows from investing activities
Net cash paid in merger acquisition of subsidiary company	-	(28,897)	(8,685)
Other, net	-	53	17
Net cash used in investing activities	-	(28,844)	(8,668)

Cash flows from financing activities
Increase (decrease) in borrowed funds	(5,000)	30,000	8,307
Common stock issued	1,302	2,117	804
Common stock repurchased	-	-	(499)
Cash dividends paid	(7,035)	(5,392)	(3,370)
Net cash provided by (used in) financing activities	(10,733)	26,725	5,242

Increase (decrease) in cash	2,465	(817)	(502)
Cash at beginning of year	596	1,413	1,915
Cash at end of year	$3,061	$596	$1,413

Note 14 – Regulatory matters

FNB United and the Bank are required to comply with capital adequacy standards established by the Board of Governors of the Federal Reserve System.  In addition, the Bank is subject to various regulatory capital requirements administered by federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory – and possible additional discretionary – actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.  The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the accompanying table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined).  Management believes, as of December 31, 2007, that the Bank meets all capital adequacy requirements to which they are subject.

The Bank is well-capitalized under the prompt corrective action provisions established by the Federal Deposit Insurance Corporation Improvement Act. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the accompanying table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
	(Dollars in thousands)
December 31, 2007

Total Capital (To Risk Weighted Assets)
Consolidated	$172,893	10.4%	$132,614	≥8.0%	$	N/A
Bank	172,061	10.4	132,517	≥8.0		165,646	≥10.0%
Tier 1 Capital (To Risk Weighted Assets)
Consolidated	133,114	8.0	66,307	≥4.0		N/A
Bank	154,098	9.3	66,258	≥4.0		99,388	≥6.0%
Tier 1 Capital (To Average Assets)
Consolidated	133,114	7.5	70,651	≥4.0		N/A
Bank	154,098	8.8	70,451	≥4.0		88,063	≥5.0%

December 31, 2006

Total Capital (To Risk Weighted Assets)
Consolidated	$166,442	11.5%	$115,440	≥8.0%	$	N/A
Bank	161,592	11.3	113,102	≥8.0		141,377	≥10.0%
Tier 1 Capital (To Risk Weighted Assets)
Consolidated	120,705	8.4	57,720	≥4.0		N/A
Bank	144,965	10.1	56,551	≥4.0		84,826	≥6.0%
Tier 1 Capital (To Average Assets)
Consolidated	120,705	7.2	67,401	≥4.0		N/A
Bank	144,965	8.7	66,464	≥4.0		83,080	≥5.0%

Certain regulatory requirements restrict the lending of funds by the Bank to FNB United and the amount of dividends which can be paid to FNB United.  In 2008, the maximum amount of dividends the Bank can pay to FNB United, without the approval of the Comptroller of the Currency, is $14,494,000 plus an additional amount equal to the retained net income in 2008 up to the date of any dividend declaration.

The Bank is required to maintain average reserve balances with the Federal Reserve Bank based on a percentage of deposits.  For the reserve maintenance period in effect at December 31, 2007, the average daily reserve requirement was $2,374,000.

Note 15 – Shareholders’ Equity

Earnings per Share (EPS)

The following is a reconciliation of the numerator and denominator of basic common stock and diluted net income per share of common stock as required by SFAS No. 128:

Basic net income per share, or basic EPS, is computed by dividing net income by the weighted average number of common shares outstanding for the period.  Diluted EPS reflects the potential dilution that could occur if the Company’s potential common stock and contingently issuable shares, which consist of dilutive stock options and restricted stock, were exercised.  The numerator of the basic EPS computation is the same as the numerator of the diluted EPS computation for all periods presented.  A reconciliation of the denominators of the basic and diluted EPS computations is as follows:

	For the year ended December 31,
	2007	2006	2005
Basic:
Net income available to common shareholders	$12,361,000	$12,187,000	$9,937,000
Weighted average shares outstanding	11,321,908	9,619,870	5,731,996
Net income per share, basic	$1.09	$1.27	$1.73

Diluted:
Net income available to common shareholders	$12,361,000	$12,187,000	$9,937,000
Weighted average shares outstanding	11,321,908	9,619,870	5,731,996
Effect of dilutive securities:	14,412	95,715	137,057
Weighted average shares outstanding and dilutive potential shares outstanding	11,336,320	9,715,585	5,869,023
Net income per share, diluted	$1.09	$1.25	$1.69

For the years 2007, 2006 and 2005, there were 444,449, 294,836 and 236,730 stock options, respectively, related to stock options and restricted stock that were antidilutive since the exercise price exceeded the average market price.  These common stock equivalents were omitted from the calculations of diluted EPS for their respective years.

Stock based compensation

Effective January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), Share-Based Payment, (“SFAS No. 123(R)”) which was issued by the FASB in December 2004. SFAS No. 123(R) revises SFAS No. 123, Accounting for Stock Based Compensation, and supersedes APB No. 25, Accounting for Stock Issued to Employees, and its related interpretations. SFAS No. 123(R) requires recognition of the cost of employee services received in exchange for an award of equity instruments in the financial statements over the period the employee is required to perform the services in exchange for the award (presumptively the vesting period). SFAS No. 123(R) also requires measurement of the cost of employee services received in exchange for an award based on the grant-date fair value of the award. SFAS No. 123(R) also amends SFAS No. 95, Statement of Cash Flows, to require that excess tax benefits be reported as financing cash inflows, rather than as a reduction of taxes paid, which is included within operating cash flows.

The Company adopted SFAS No. 123(R) using the modified prospective application as permitted under SFAS No. 123(R). Accordingly, prior period amounts have not been restated. Under this application, the

Company is required to record compensation expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards that remain outstanding at the date of adoption.

Prior to the adoption of SFAS No. 123(R), the Company used the intrinsic value method as prescribed by APB No. 25, and thus recognized no compensation expense for options granted with exercise prices equal to the fair market value of the Company’s common stock on the date of grant.

The effect (increase/(decrease)) of the adoption of SFAS No. 123(R) for the year ended December 31, 2006 was as follows (in thousands, except per share data):

Income before income taxes	$(510)
Net income	(483)
Cash flow from operating activities	(279)
Cash flow provided by financing activities	279

Net income per share:
Basic	$(0.05)
Diluted	(0.05)

As of December 31, 2007, the Company had five share-based compensation plans in effect.  The compensation expense charged against income for those plans in 2007 was $808,000 and the related income tax benefit was $150,000.

The Company adopted stock compensation plans in 1993 and 2003 that allow for the granting of incentive and nonqualified stock options to key employees and directors.  The 2003 stock compensation plan also allows for the granting of restricted stock.  Under terms of both the 1993 and 2003 plans, options are granted at prices equal to the fair market value of the common stock on the date of grant.  Options become exercisable after one year in equal, cumulative installments over a five-year period.  No option shall expire later than ten years from the date of grant.  No further grants can be made under the 1993 stock compensation plan after March 10, 2003.  Based on the stock options outstanding at December 31, 2007, a maximum of 304,855 shares of common stock has been reserved for issuance under the 1993 stock compensation plan.  A maximum of 1,131,618 shares of common stock has been reserved for issuance under the 2003 stock compensation plan.  At December 31 2007, there were 782,002 shares available under the 2003 plan for the granting of additional options or stock awards.

The Company assumed three stock compensation plans in its merger acquisition of Integrity Financial Corporation on April 28, 2006.  Qualified and nonqualified stock options are outstanding under these plans for grants issued from 1997 to 2004 to key employees and directors at a price equal to fair market value on the date of grant.  No additional grants will be made under these plans.  Based on the stock options outstanding at December 31, 2007, a maximum of 82,622 shares of common stock has been reserved for issuance under these stock compensation plans.

The fair market value of each option award is estimated on the date of grant using the Black-Scholes option pricing model.  The risk-free interest rate is based on a U.S. Treasury instrument with a life that is similar to the expected life of the option grant.  Expected volatility is based on the historical volatility of the Company’s common stock over approximately the previous 6 years.  The expected life of the options has historically been considered to be approximately 6 years.  The expected dividend yield is based upon the current yield in effect at the date of grant.  Forfeitures are estimated at a 3.00% rate, adjusted to 1.75% for 5-year vesting.

The weighted-average fair value per share of options granted in 2007, 2006 and 2005 amounted to $3.39, $4.93, and $5.04, respectively.  Fair values were estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2007	2006	2005
Risk-free interest rate	4.58%	4.73%	4.40%
Dividend yield	3.60	3.25	2.75
Volatility	26.00	31.00	31.00
Expected life	6 years	6 years	6 years

The following is a summary of stock option activity.

	Years Ended December 31
	2007		2006		2005
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price
Outstanding at beginning of year	874,879	$15.59	768,963	$14.72	841,822	$16.27
Granted	18,000	15.42	16,000	18.31	11,000	17.97
Assumed in merger acquisition	-	0	325,384	9.44	-	-
Exercised	(135,581)	9.61	(214,502)	9.87	(61,559)	12.12
Forfeited	(58,450)	17.22	(20,966)	15.75	(22,300)	19.24
Outstanding at end of year	698,848	16.61	874,879	15.59	768,963	16.54
Options exercisable at end of year	579,902	16.11	650,020	14.36	483,763	14.72

Aggregate intrinsic value at end of year
(in thousands):
Options outstanding	161		2,406		1,892
Options exercisable	161		2,587		2,071

At December 31, 2007, information concerning stock options outstanding and exercisable is as follows:

	Options Outstanding			Options Exercisable
		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
Range of		Contractual	Exercise	Number	Exercise
Exercise Prices	Shares	Life (Years)	Price	Exercisable	Price
5.29 - 9.97	43,976	2.26	$9.82	43,976	$9.82
10.00 - 14.20	213,702	3.18	12.51	199,956	12.42
15.00 - 19.82	296,870	6.00	17.92	219,870	17.58
20.00 - 27.00	144,300	5.84	22.04	116,100	22.06

In 2007, 2006, and 2005, the intrinsic value of options exercised was $785,000 $1,558,000, and $447,000, respectively, and the grant-date fair value of options vested was $474,000 $482,000, and $369,000, respectively.

The cash proceeds from options exercised in 2007 amounted to $1,302,000 and the related tax benefit recorded in shareholders’ equity for the tax deduction realized from these exercised options amounted to $167,000.

The following is a summary of non-vested restricted stock activity:

	Years Ended December 31
	2007		2006
		Weighted		Weighted
		Average		Average
		Grant Date		Grant Date
	Shares	Fair Value	Shares	Fair Value
Non-vested at beginning of year	53,875	18.30	-	0.00
Granted	3,000	16.50	55,875	18.30
Vested	(12,325)	18.32	-	0.00
Forfeited	(4,334)	18.34	(2,000)	18.26
Non-vested at end of year	40,216	18.16	53,875	18.30

The fair value of restricted stock vested in 2007 was $226,000.  There was no vesting of restricted stock in 2006.

As of December 31, 2007, there was $1,205,000 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under all of the Company’s stock benefit plans.  That cost is expected to be recognized over a weighted-average period of 1.8 years.

The Company funds the option shares and restricted stock from authorized but unissued shares.  The Company does not typically purchase shares to fulfill the obligations of the stock benefit plans. Company policy does allow option holders under certain plans to exercise options with seasoned shares.

Note 16 – Off-balance sheet arrangements

In the normal course of business, various commitments are outstanding that are not reflected in the consolidated financial statements.  Significant commitments at December 31, 2007 are discussed below.

Commitments by the Bank to extend credit and undisbursed advances on customer lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  At December 31, 2007, total commitments to extend credit and undisbursed advances on customer lines of credit amounted to $399.0 million.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many commitments expire without being fully drawn, the total commitment amounts do not necessarily represent future cash requirements.  The Company evaluates each customer’s creditworthiness on a case-by-case basis.  The amount of collateral obtained, if deemed necessary, upon extension of credit is based on the credit evaluation of the borrower.

The Bank issues standby letters of credit whereby it guarantees the performance of a customer to a third party if a specified triggering event or condition occurs.  The guarantees generally expire within one year and may be automatically renewed depending on the terms of the guarantee.  All standby letters of credit provide for recourse against the customer on whose behalf the letter of credit was issued, and this recourse may be further secured by a pledge of assets.  The maximum potential amount of undiscounted future payments related to standby letters of credit was $2.7 million at December 31, 2007 and $6.6 million at December 31, 2006.  Due to insignificance, the Company has recorded no liability at December 31, 2006 for the current carrying amount of the obligation to perform as a guarantor.

Dover originates certain residential mortgage loans with the intention of selling these loans.  Between the time that Dover enters into an interest rate lock or a commitment to originate a residential mortgage loan with a potential borrower and the time the closed loan is sold, the Company is subject to variability in market prices related to these commitments.  The Company believes that it is prudent to limit the variability of expected proceeds from the future sales of these loans by entering into forward sales commitments and commitments to deliver loans into a mortgage-backed security.  The commitments to originate residential mortgage loans and the forward sales commitments are freestanding derivative instruments.  They do not qualify for hedge accounting treatment so their fair value adjustments are recorded through the income statement in income from mortgage loan sales.  The commitments to originate residential mortgage loans totaled $5.8 million at December 31, 2007, and the related forward sales commitments totaled $5.8 million.  Loans held for sale by Dover totaled $11.8 million at December 31, 2007, and the related forward sales commitments totaled $11.8 million.

The Bank had loans held for sale of $5.8 million at December 31, 2007.  Binding commitments of the Bank for the origination of mortgage loans intended to be held for sale at December 31, 2007 totaled $10.5 million, and the related forward sales commitments totaled $10.5 million.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend is represented by the contractual notional amount of those instruments.  The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

The Company does not have any special purpose entities or other similar forms of off-balance sheet financing.

Note 17 - Fair value of financial instruments

The following methods and assumptions were used to estimate the fair value for each class of the Company’s financial instruments.

Cash and cash equivalents.    The carrying amounts for cash and due from banks approximate fair value because of the short maturities of those instruments.

Investment securities.   The fair value of investment securities is based on quoted market prices, if available.  If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.  The fair value of equity investments in the restricted stock of the Federal Reserve Bank and Federal Home Loan Bank equals the carrying value.

Loans. The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.  Substantially all residential mortgage loans held for sale are pre-sold and their carrying value approximates fair value.  The fair value of variable rate loans with frequent repricing and negligible credit risk approximates book value.

Investment in bank-owned life insurance.   The carrying value of bank-owned life insurance approximates fair value because this investment is carried at cash surrender value, as determined by the insurer.

Deposits.    The fair value of noninterest-bearing demand deposits and NOW, savings, and money market deposits are the amounts payable on demand at the reporting date.  The fair value of time deposits is estimated using the rates currently offered for deposits of similar remaining maturities.

Borrowed funds.  The carrying value of retail repurchase agreements and federal funds purchased is considered to be a reasonable estimate of fair value.  The fair value of Federal Home Loan Bank advances and other borrowed funds is estimated using the rates currently offered for advances of similar remaining maturities.

Accrued interest.   The carrying amounts of accrued interest approximate fair value.

Financial instruments with off-balance sheet risk.  The fair value of financial instruments with off-balance sheet risk is considered to approximate carrying value, since the large majority of these future financing commitments would result in loans that have variable rates and/or relatively short terms to maturity.  For other commitments, generally of a short-term nature, the carrying value is considered to be a reasonable estimate of fair value.  The various financial instruments were disclosed in Note 16.

The estimated fair values of financial instruments at December 31 are as follows:

	December 31, 2007		December 31, 2006
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
	(in thousands)
Financial Assets
Cash and cash equivalents	39,117	39,117	$108,340	$108,340
Investment securities
Available for sale	161,809	161,809	128,945	128,945
Held to maturity	35,650	35,251	42,870	41,865
Loans held for sale	17,586	17,586	20,862	20,862
Net loans	1,446,116	1,455,590	1,301,840	1,363,091
Accrued interest receivable	9,380	9,380	8,718	8,718
Bank owned life insurance	28,856	28,856	28,303	28,303

Financial Liabilities
Deposits	1,441,042	1,407,975	1,421,013	1,420,480
Retail repurchase agreements	29,133	29,139	23,161	23,155
Federal Home Loan Bank advances	131,790	131,714	65,825	62,805
Federal funds purchased	13,500	13,500	0	0
Trust preferred securities	56,702	56,702	78,032	78,032
Accrued interest payable	4,624	4,624	4,593	4,593

The fair value estimates are made at a specific point in time based on relevant market and other information about the financial instruments.  Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on current economic conditions, risk characteristics of various financial instruments, and such other factors.  These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision.  Changes in assumptions could significantly affect the estimates.  In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

APPENDIX B

Management’s Discussion and Analysis of Financial Condition at December 31, 2007 and 2006 and Results of Operations for each of the years in the three-year period ended December 31, 2007, as included in FNB United Corp.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following presents management’s discussion and analysis of our financial condition and results of operations and should be read in conjunction with the financial statements and related notes included elsewhere in this Annual Report on Form 10-K. This discussion may contain forward-looking statements that involve risks and uncertainties. Our actual results could differ significantly from those anticipated in forward-looking statements as a result of various factors. The following discussion is intended to assist in understanding the financial condition and results of operations of the Company.

Executive Overview

Description of Operations

FNB United is a bank holding company with a full-service subsidiary bank, CommunityONE Bank that offers a complete line of consumer, mortgage and business banking services, including loan, deposit, cash management, investment management and trust services, to individual and business customers.  The Bank has offices in Alamance, Alexander, Ashe, Catawba, Chatham, Gaston, Guilford, Iredell, Montgomery, Moore, Orange, Randolph, Richmond, Rowan, Scotland, Watauga and Wilkes counties in North Carolina.

The Bank has a mortgage banking subsidiary, Dover Mortgage Company, that originates, underwrites and closes loans for sale into the secondary market.  Dover operates mortgage production offices in North Carolina in Charlotte, Carolina Beach, and Wilmington. Dover utilizes electronic capabilities to originate loans in the surrounding areas of Raleigh and Greenville, North Carolina, Columbia and Charleston, South Carolina, and Richmond, Virginia.

Acquisitions

On November 4, 2005, FNB United completed a merger for the acquisition of United Financial, Inc. (“United”), holding company for Alamance Bank, headquartered in Graham, North Carolina.  At the date of merger, Alamance Bank operated three offices and, based on estimated fair values, had $163.7 million in total assets, $95.2 million in net loans and $113.0 million in deposits.  On February 1, 2006, Alamance Bank was merged into the Bank.  Pursuant to the terms of the merger, each share of United common stock was converted, at the election of the shareholder, into either: (1) $14.25 in cash, (2) 0.6828 shares of FNB United common stock, or (3) $4.99 in cash and 0.4438 shares of FNB United common stock, the overall conversion of stock being limited to 65% of United shares.  The aggregate purchase price, as adjusted by a reduction of $0.2 million during the one-year period following the date of merger, was $22.5 million, consisting of $8.2 million of cash payments and 728,625 shares of FNB United common stock valued at $14.3 million.  The merger transaction has been accounted for using the purchase method of accounting for business combinations, and accordingly, the assets and liabilities of United were recorded based on estimated fair values as of November 4, 2005, with the estimate of goodwill being subject to possible adjustment during the one-year period from that date.  The adjustments recorded during that one-year period, including the purchase price adjustment noted above, resulted in a net $264,000 reduction in the amount initially recorded for goodwill.  The consolidated financial statements include the results of operation of United since November 4, 2005.

On April 28, 2006, FNB United completed a merger for the acquisition of Integrity Financial Corporation (“Integrity”), headquartered in Hickory, North Carolina and the holding company for First Gaston Bank of North Carolina, including its divisions Catawba Valley Bank and Northwestern Bank.  At the date of the merger, First Gaston Bank operated 17 offices and, based on estimated fair values, had approximately $728.7 million in total assets, $475.3 million in net loans and $563.3 million in deposits.  On August 1, 2006, First Gaston Bank was merged into the Bank.  Each share of Integrity common stock was converted in the merger into 0.8743 shares of FNB United common stock and $5.20 in cash.  The aggregate purchase price was $127.2 million, consisting of $27.7 million in cash payments to Integrity shareholders, 4,654,504 shares of FNB United common stock valued at $94.8 million, outstanding Integrity stock options valued at $3.3 million and transaction costs of $1.4 million.  The merger transaction has been accounted for using the purchase method of accounting for business combinations, and accordingly, the assets and liabilities of Integrity were recorded based on estimated fair values as of April 28, 2006, with the estimate of goodwill being subject to possible adjustment during the one-year period from that date.  The consolidated financial statements include the results of operations of Integrity since April 28, 2006.

Primary Financial Data for 2007

The Company earned $12.4 million in 2007, a 1% increase in net income from 2006.  Basic earnings per share decreased from $1.27 in 2006 to $1.09 in 2007 and diluted earnings per share decreased from $1.25 to $1.09, for percentage decreases of 14.2% and 12.8%, respectively.  Total assets were $1.91 billion at December 31, 2007, up 5% from year-end 2006.  Loans amounted to $1.45 billion at December 31, 2007, increasing 11% from the prior year.  Total deposits grew $20.0 million, to $1.42 billion in 2007. As noted above, First Gaston Bank and Alamance Bank were acquired through mergers effective April 28, 2006 and November 4, 2005, impacting both net income and the calculation of earnings per share since the acquisition dates and the comparability of operating results on a year-to-date basis between 2007, 2006 and 2005 (see “Significant Factors Affecting Earnings in 2007”).  The First Gaston Bank acquisition added $728.7 million or approximately 66% to total assets at the time of acquisition, while the Alamance Bank acquisition earlier added $163.7 million or approximately 18% to total assets at the time of acquisition.

Significant Factors Affecting Earnings in 2007

Net interest income has continued to be impacted by the measures utilized by the Federal Reserve for monetary policy purposes addressing issues such as inflation, recession, and sub-prime mortgage lending since mid-2004.  These measures have resulted in prime rate increases that have tended to improve the yield on earning assets while similarly increasing the cost of funds and, more recently, resulted in prime rate decreases.  See “Net Interest Income” for additional discussion on interest rate changes. Net interest income increased $7.4 million, or 13%, in 2007 compared to 2006, reflecting the effect of an 18% increase in the level of average earning assets offset by a decrease in the net interest margin, stated on a taxable equivalent basis, from 4.20% in 2006, to 4.01% in 2007.

The provision for loan losses was $5,514,000 in 2007, compared to $2,526,000 in 2006, an increase of $2,988,000, or 118.3%. This increase resulted from growth in the loan portfolio and from the elevated level of net chargeoffs in 2007. Loans held for investment grew $144,276,000 during 2007, accounting for approximately $1.7 million of the increased provision. The remaining increase in the provision resulted from net loan charge-offs in 2007 of $3,774,000, compared to $1,885,000 in 2006.The fourth quarter 2007 provision was $3,044,000 and actual net loan charge-offs in that quarter amounted to $1,779,000. The chargeoffs during the fourth quarter of 2007 resulted from management’s aggressive position in dealing with problem loans and contributed to the increased provision level in 2007. This higher level of charge-offs in 2007 included partial charge-offs related to impaired loans where impairment had been identified. Had these charge-offs not been made our allowance for loan losses would have been higher at year end due to the portion that would have been allocable to specifically impaired loans, and therefore our year end allowance for loans losses expressed as a percentage of loans would have also been higher.  During 2007, the allowance for loan losses was 1.16% at June 30 and 1.17% at September 30, 2007.  Due primarily to the increase in our level of our nonperforming loans and to economic conditions in our market areas, the allowance for loan losses was increased to 1.20% of loans held for investment at December 31, 2007. The allowance was 1.22% at December 31, 2006and 1.25% at December 31, 2005.

The amounts reported for the provision for loan losses and also noninterest income have been impacted by the adoption in the second quarter of 2005 of new regulatory guidance on the accounting for courtesy overdraft programs.  The initial result from adoption of this guidance was a $324,000 increase in the provision for loan losses in the second quarter of 2005, the effect of which was partially offset by a $156,000 increase in income from service charges on deposit accounts.  In periods subsequent to the second quarter of 2005, the regulatory guidance on accounting for courtesy overdraft programs will have a continuing effect on the results of operations by increasing the level of both the provision for loan losses and income from service charges on deposit accounts, although these effects should tend to be offsetting with only a minor impact on net income.  The total increase in the provision for loan losses due to the new regulatory guidance was $712,000 in 2005, $670,000 in 2006, and $681,000 in 2007.

Noninterest income was significantly impacted in 2007 by the recognition of a $1.3 million gain on the sale of the Bank’s credit card portfolio and the recovery of $300,000 on the sale of previously charged-off loans in the third quarter. Partially offsetting these gains was a mortgage servicing rights impairment charge of $271,000.

Noninterest income was significantly affected in 2006 by the restructuring of the investment portfolio in the third quarter to eliminate certain underperforming investments and to improve the net interest margin in future periods.  Approximately $120 million of available-for-sale securities, or approximately 52% of the total carrying value of the investment portfolio, was sold.  Portions of the liquidated investments were obtained in the acquisitions of First Gaston Bank and Alamance Bank.  The pre-tax loss recognized on this transaction was $557,000.

Noninterest income was additionally impacted in 2006 by the recognition of $826,000 of income in connection with certain SBIC investments that qualify as Community Reinvestment Act investments.  A loss of $23,000 was recorded on SBIC investments in 2005.  Noninterest income was further augmented in 2006 by the sale in the fourth quarter of $10.4 million of nonperforming and higher risk loans, resulting in a gain of $118,000, and by a $336,000 death benefit from a bank owned life insurance policy insuring a former employee.  Partially offsetting these gains was a mortgage servicing rights impairment charge of $250,000.

Noninterest expense was significantly impacted in 2007 and 2006 by goodwill impairment charges of $358,000 and $1.6 million, respectively, related to Dover, as discussed in Note 3 to the Consolidated Financial Statements. On a comparative basis, noninterest expense for 2007 included Integrity for the entire year, compared to the prior year which included activity associated with Integrity for eight months of 2006. The major components of the increase in noninterest expense from 2006 to 2007 were as follows:  a $5.1 million increase in personnel expense, a $1.5 million increase in net occupancy expense, an $809,000 increase in furniture and equipment expense and a $1.1 million increase in other expense, combined with a $517,000 decrease in data processing expense.

Personnel expense, on a comparative basis, included Integrity for the entire year, compared to the prior year which included expenses associated with Integrity for only eight months of 2006. Additionally, the Company continued strengthening the senior management team following the acquisitions of United and Integrity and the retirement of the chief financial officer during the third quarter of 2007. Net occupancy expense began to reflect a steady increase after the Integrity merger was completed; the Bank’s geographic footprint increased significantly and a property management firm was engaged to handle the oversight of the banking facilities in lieu of handling those functions internally as was done previously. Additionally, the Bank determined that the acquired facilities warranted increased maintenance attention. The increase in other expense was driven primarily by number of factors including: (i) courier expense increased dramatically as processing for the former Integrity banking offices was centralized, (ii) franchise tax for 2007 included Integrity, compared to 2006 which only included franchise tax for CommunityOne, (iii) one-time charges related to the sale of the credit card portfolio, and (iv) fees related to consultants and executive search recruiters. These expenses were offset somewhat by reduced printing costs and lower charges related to FRB and internet bill payment services. Following the conversion of the United and Integrity systems with that of the Bank in 2006 which was recorded at $492,000, the efficiencies greatly improved the efficiencies and lowered the costs associated with data processing.

Noninterest expense was generally affected in 2006 by the increased size of the organization following the acquisitions of Alamance Bank and First Gaston Bank, as discussed above, and by the related restructuring/conversion expenses.  The February 2006 Alamance Bank merger and the August 2006 First Gaston Bank merger into the Bank resulted in restructuring and system conversion expenses, which were estimated to be approximately $1.4 million.  These amounts included consulting services, data processing and other records conversion expense, the buyout of various contracts, and legal and accounting fees.  The resulting bank, until June 2007, continued to operate under the existing four trade names (First National Bank and Trust Company, First Gaston Bank, Catawba Valley Bank, and Northwestern Bank).

Beginning in 2006 and continuing into 2007, the Company conducted a branding study to determine the advisability of adopting a new bank name.  The YES YOU CAN(R) and YES WE CAN(R) trademarks owned by the Bank will continue to be utilized.  All divisions of the Bank were united under the single name of CommunityOne Bank, National Association, as of June 4, 2007. The Company incurred $563,000, which is included in advertising and marketing, in rebranding expenses in 2007 through the implementation of this name change.

Noninterest expense was also affected by the recognition of stock-based compensation.  As discussed in Notes 1 and 15 to the Consolidated Financial Statements, effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123R (“SFAS No. 123(R)”), “Share-Based Payment”, which requires companies to recognize charges to the income statement for the grant-date fair value of stock options, restricted stock and other equity-based compensation issued to employees over the period during which an employee is required to provide service in exchange for the award (presumptively the vesting period).  Stock-based compensation for all types of compensation arrangements amounted to $808,000 and $673,000 in 2007 and 2006, respectively. The related income tax benefit for these periods was $150,000 and $92,000. Stock-based compensation related only to stock options amounted to $494,000 in 2007 and $510,000 in 2006 and the related income tax benefit was $26,000 and $27,000 for the respective years.  Prior to the adoption of SFAS No. 123(R), the Company used the intrinsic value method as prescribed by APB No. 25 and thus recognized no compensation expense for stock options granted with exercise prices equal to the fair market value of the common stock on the date of grant.

The acquisitions of First Gaston Bank and Alamance Bank have affected the comparability of operating results, as the consolidated financial statements include the results of operations of First Gaston Bank and Alamance Bank since April 28, 2006 and November 4, 2005, respectively, and prior period financial information has not been restated under the purchase method of accounting for business combinations.  Consequently, the results of operations for 2006 include the results of the former First Gaston Bank operations for only the last eight months of that period and the results of the Alamance Bank operations for all of that period, while the results of 2005 do not include First Gaston Bank and include Alamance Bank for only the last two months of that period.

Earnings Review

The Company’s net income in 2007 was $12.4 million compared to $12.2 million in 2006.  Earnings were positively impacted in 2007 by increases of $7.4 million, or 13%, in net interest income and $2.4 million in noninterest income, which gains were more than offset by a $3.0 million increase in the provision for loan losses and a $7.6 million increase in noninterest expense.  Certain factors specifically affecting the elements of income and expense and the comparability of operating results on a year-to-date basis between 2007 and 2006 are discussed in the “Overview - Significant Factors Affecting Earnings in 2007.”

The Company’s net income increased $2.3 million in 2006, up 22.6% over 2005, largely reflecting the significant increase in net interest income.  Earnings were positively impacted in 2006 by increases of $21.8 million or 64% in net interest income and $4.3 million in noninterest income and by a $316,000 reduction in the provision for loan losses, which gains were largely offset by a $21.8 million increase in noninterest expense.  Certain factors specifically affecting the elements of income and expense and the comparability of operating results on a year-to-date basis between 2006 and 2005 are discussed in the “Overview - Significant Factors Affecting Earnings in 2007.”

Return on average assets was 0.66% in 2007, compared to 0.77% in 2006 and 1.06% in 2005.  Return on average shareholders’ equity decreased from 11.25% in 2005 to 7.00% in 2006 and 5.81% in 2007.  In 2007, return on tangible assets and equity (calculated by deducting average goodwill and core deposit premiums from average assets and from average equity) amounted to 0.71% and 12.99%, respectively, compared to 0.82% and 14.75% in 2006 and 1.09% and 14.36% in 2005.

Net Interest Income

Net interest income is the difference between interest income, principally from loans and investments, and interest expense, principally on customer deposits.  Changes in net interest income result from changes in interest rates and in the volume, or average dollar level, and mix of earning assets and interest-bearing liabilities.

Net interest income was $63.6 million in 2007, compared to $56.2 million in 2006.  The increase of $7.4 million, or 13%, resulted primarily from a 18% increase in the level of average earning assets offset by a decline in the net yield on earning assets, or net interest margin, from 4.20% in 2006 to 4.01% in 2007.  In 2006, the increase of $21.8 million, or 64%, resulted primarily from a 61% increase in the level of average earning assets coupled with an improvement in the net yield on earning assets, or net interest margin, from 4.16% in 2005 to 4.20% in 2006.  On a taxable equivalent basis, the increases in net interest income in 2007 and 2006 were $7.2 million and $22.2 million, respectively, reflecting changes in the relative mix of taxable and non-taxable earning assets in each year.

Table 1 sets forth for the periods indicated information with respect to the Company’s average balances of assets and liabilities, as well as the total dollar amounts of interest income (taxable equivalent basis) from earning assets and interest expense on interest-bearing liabilities, resultant rates earned or paid, net interest income, net interest spread and net yield on earning assets.  Net interest spread refers to the difference between the average yield on earning assets and the average rate paid on interest-bearing liabilities.  Net yield on earning assets, or net interest margin, refers to net interest income divided by average earning assets and is influenced by the level and relative mix of earning assets and interest-bearing liabilities.

Table 1
Average Balance Sheet and Net Interest Income Analysis
Fully Taxable Equivalent Basis
	Year Ended December 31,
	2007			2006			2005
		Interest	Average		Interest	Average		Interest	Average
	Average	Income /	Yield /	Average	Income /	Yield /	Average	Income /	Yield /
	Balance(3)	Expense	Rate	Balance(3)	Expense	Rate	Balance(3)	Expense	Rate
Interest earning assets:	(Dollars in thousands)
Loans (1)	$1,376,883	$115,101	8.36%	$1,142,350	$92,746	8.12%	$711,431	$48,718	6.85%
Taxable investment securities	161,563	8,330	5.16	138,225	7,065	5.11	85,082	3,860	4.54
Tax-exempt investment securities (1)	55,527	3,225	5.81	54,831	3,225	5.88	44,731	2,595	5.80
Other earning assets	25,201	1,334	5.29	41,015	1,932	4.71	13,129	445	3.39
Total earning assets	1,619,174	127,990	7.90	1,376,421	104,968	7.63	854,373	55,618	6.51

Non-earning assets:
Cash and due from banks	33,316			27,864			18,642
Goodwill and core deposit premiums	117,691			91,495			20,216
Other assets, net	92,421			79,527			42,676
Total assets	$1,862,602			$1,575,307			$935,907

Interest bearing liabilities:
Interest-bearing demand deposits	164,032	2,643	1.61	156,837	2,592	1.65	97,623	733	0.75
Savings deposits	47,189	130	0.28	52,827	182	0.34	51,483	165	0.32
Money market deposits	256,841	10,395	4.05	180,513	6,766	3.75	75,948	1,504	1.98
Time deposits	813,337	39,426	4.85	685,270	29,025	4.24	407,303	12,917	3.17
Retail repurchase agreements	28,783	1,317	4.58	21,134	923	4.37	17,770	503	2.83
Federal Home Loan Bank advances	80,111	3,468	4.33	80,410	3,387	4.21	71,152	2,766	3.89
Federal funds purchased	3,102	162	5.22	696	40	5.75	342	9	2.63
Other borrowed funds	76,794	5,487	7.15	64,266	4,240	6.60	31,044	1,453	4.68
Total interest bearing liabilities	1,470,189	63,028	4.29	1,241,953	47,155	3.80	752,665	20,050	2.66

Other liabilities and shareholders' equity:
Noninterest-bearing demand deposits	159,205			142,624			84,393
Other liabilities	20,367			16,595			8,481
Shareholders' equity	212,841			174,135			88,368
Total liabilities and equity	$1,862,602			$1,575,307			$933,907

Net interest income and net yield on earning assets (3) (4)		$64,962	4.01%		$57,813	4.20%		$35,568	4.16%

Interest rate spread (5)			3.62%			3.83%			3.85%

(1) The fully tax equivalent basis is computed using a federal tax rate of 35%.
(2) The average loan balances include nonaccruing loans.
(3) The average balances for all years include market adjustments to fair value for securities and loans available/held for sale.
(4) Net yield on earning assets is computed by dividing net interest income by average earning assets.
(5) Earning asset yield minus interest bearing liabilities rate.

Changes in the net interest margin and net interest spread tend to correlate with movements in the prime rate of interest.  There are variations, however, in the degree and timing of rate changes, compared to prime, for the different types of earning assets and interest-bearing liabilities.

Due to concern about increasing inflationary pressures, the Federal Reserve took action to continue raising the level of interest rates during 2005, increasing interest rates in 25 basis point increments eight times during the year. This was followed by four additional rate increases of 25 basis points each during the first six months of 2006. Interest rates remained constant for more than a year until the Federal Reserve, responding to recessionary concerns, exacerbated by the subprime mortgage crisis, cut interest rates by 50 basis points in September 2007. This action was followed by two additional cuts of 25 basis points each in October and December 2007, to 7.25% at December 31, 2007, as well as a 75 basis point cut and a 50 basis point cut during January 2008.

Table 2
Volume and Rate Variance Analysis
Years Ended December 31, 2007 and 2006
	2007 vs 2006			2006 vs 2005
	Volume	Rate	Total	Volume	Rate	Total
	Variance	Variance	Variance	Variance	Variance	Variance
Interest income:	(in thousands)
Loans, net	$19,041	$3,314	$22,355	$33,710	$10,318	$44,028
Taxable investment securities	1,193	72	1,265	2,669	536	3,205
Tax exempt investment securities	41	(41)	0	594	36	630
Other earning assets	(745)	147	(598)	1,257	230	1,487
Total interest income	19,530	3,492	23,022	38,230	11,120	49,350

Interest expense:
Interest-bearing demand deposits	119	(68)	51	624	1,235	1,859
Savings deposits	(19)	(33)	(52)	5	12	17
Money market deposits	2,861	768	3,629	3,190	2,072	5,262
Time deposits	5,424	4,977	10,401	10,778	5,330	16,108
Retail repurchase agreements	334	60	394	108	312	420
Federal Home Loan Bank advances	(13)	94	81	380	241	621
Federal funds purchased	138	(16)	122	14	17	31
Other borrowed funds	827	420	1,247	2,015	772	2,787
Total interest expense	9,671	6,202	15,873	17,114	9,991	27,105

Increase (decrease) in net interest income	$9,859	$(2,710)	$7,149	$21,116	$1,129	$22,245

In 2007, the net interest spread decreased by 21 basis points from 3.83% in 2006, to 3.62% in 2007, reflecting the effect of an increase in the average total yield on earning assets that was more than offset by the increase in the average rate paid on interest-bearing liabilities, or cost of funds.  The yield on earning assets increased by 27 basis points, from 7.63% in 2006 to 7.90% in 2007, while the cost of funds increased by 49 basis points, from 3.80% to 4.29%.  In 2005, the 2 basis points decrease in net interest spread resulted from a 112 basis points increase in the yield on earning assets as more than offset by a 114 basis points increase in the cost of funds.

The 2007 and 2006 changes in net interest income on a taxable equivalent basis, as measured by volume and rate variances, are analyzed in Table 2.  Volume refers to the average dollar level of earning assets and interest-bearing liabilities.

Provision for Loan Losses

The provision for loan losses is the charge against earnings to provide an allowance for probable losses inherent in the loan portfolio.  The amount of each year’s charge is affected by numerous considerations including management’s evaluation of various risk factors in determining the adequacy of the allowance (see “Asset Quality”), actual loan loss experience and loan portfolio growth.  The provision for loan losses was $5,514,000 in 2007, $2,526,000 in 2006 and $2,842,000 in 2005.  This increase in the level of  the provision for loan losses is discussed and analyzed in detail as part of the discussions in the “Overview – Significant Factors Affecting Earnings in 2007”, and “Asset Quality” sections.

Noninterest Income

Noninterest income increased $2.4 million, or 12%, in 2007, due primarily to the recognition of a $1.3 million gain on the sale of the credit card portfolio in the third quarter as discussed in the “Overview.” Additional information concerning factors which specifically affected noninterest income in 2007 is discussed in the “Overview - Significant Factors Affecting Earnings in 2007.”

Noninterest income increased $4.3 million or 29% in 2006, due primarily to the effects of the acquisition of First Gaston Bank on April 28, 2006 as discussed in the “Overview.”  This acquisition largely resulted in the $2.2 million or 36% increase in service charges on deposit accounts, although there was an additional impact from the adoption in the second quarter of 2005 of new regulatory guidance on the accounting for courtesy overdraft programs.  Additional information concerning factors which specifically affected noninterest income in 2006 is discussed in the “Overview.”

Noninterest Expense

Noninterest expense was $7.6 million, or 14%, higher in 2007.  This increase resulted from a number of factors discussed in the “Overview – Significant Factors Affecting Earnings in 2007.”

Noninterest expense was $21.8 million, or 69%, higher in 2006.  This increase resulted primarily from the increased size of the organization following the acquisitions of Alamance Bank and First Gaston Bank, from a $1.6 million goodwill impairment charge and from the initial recognition of stock-based compensation, all as discussed in the “Overview.”

Provision for Income Taxes

The effective income tax rate decreased from 37.4% in 2006 to 33.7% in 2007 due principally to the lower level of nondeductible expenses in 2007.  Nondeductible expenses included a goodwill impairment charge of $358,000 in 2007 compared to $1.6 million in 2006.  The effective income tax rate increased from 32.7% in 2005 to 37.4% in 2006 due principally to a higher level of nondeductible expenses in 2006, including much of the stock-based compensation initially recognized in 2006 and the $1.6 million goodwill impairment charge.  Additionally, the Company’s federal income tax rate increased from 34% to 35% in 2006.

Liquidity

Liquidity for the Bank refers to its continuing ability to meet deposit withdrawals, fund loan and capital expenditure commitments, maintain reserve requirements, pay operating expenses and provide funds to FNB United for payment of dividends, debt service and other operational requirements.  Liquidity is immediately available from five major sources:  (a) cash on hand and on deposit at other banks, (b) the outstanding balance of federal funds sold, (c) lines for the purchase of federal funds from other banks, (d) the line of credit established at the Federal Home Loan Bank, less charges against that line for existing advances and letters of credit used to secure public funds on deposit, and (e) the investment securities portfolio.  All debt securities are of investment grade quality and, if the need arises, can be promptly liquidated on the open market or pledged as collateral for short-term borrowing.

Consistent with the general approach to liquidity, loans and other assets of the Bank are based primarily on a core of local deposits and the Bank’s capital position.  To date, the steady increase in deposits, retail repurchase agreements and capital, supplemented by Federal Home Loan Bank advances and a modest amount of brokered deposits, has been adequate to fund loan demand in the Bank’s market area, while maintaining the desired level of immediate liquidity and a substantial investment securities portfolio available for both immediate and secondary liquidity purposes.

Liquidity for Dover refers to its continuing ability to fund mortgage loan commitments and pay operating expenses.  Liquidity is principally available from a line of credit with the Bank, established in 2007. Prior to that date, the line of credit was with a large national bank.

Contractual Obligations

Under existing contractual obligations, the Company will be required to make payments in future periods.  Table 3 presents aggregated information about the payments due under such contractual obligations at December 31, 2007.  Transaction deposit accounts with indeterminate maturities have been classified as having payments due in one year or less.  Benefit plan payments cover estimated amounts due through 2016.

Table 3
Contractual Obligations
	Payments Due by Period at December 31, 2007
	One year or less	One to Three Years	Three to Five Years	Over Five Years	Total
	(dollars in thousands)
Deposits	$1,354,220	$72,138	$14,685	$-	$1,441,042
Retail repurchase agreements	29,133	-	-	-	29,133
Federal Home Loan Bank advances	55,782	42,500	15,000	18,508	131,790
Federal funds purchased	13,500	-	-	-	13,500
Trust preferred securities	-	-	-	56,702	56,702
Lease obligations	1,336	2,321	1,882	11,721	17,260
Estimated benefit plan payments:
Pension	478	1,054	1,136	3,475	6,143
Other	143	279	286	969	1,677
Pension plan contribution expected in 2008	-	-	-	-	-

Total contractual cash obligations	$1,454,592	$118,292	$32,989	$91,375	$1,697,247

Commitments, Contingencies and Off-Balance Sheet Risk

Information about the Company’s off-balance sheet risk exposure is presented in Note 16 to the accompanying consolidated financial statements.

Asset/Liability Management and Interest Rate Sensitivity

One of the primary objectives of asset/liability management is to maximize the net interest margin while minimizing the earnings risk associated with changes in interest rates.  One method used to manage interest rate sensitivity is to measure, over various time periods, the interest rate sensitivity positions, or gaps; however, this method addresses only the magnitude of timing differences and does not address earnings or market value.  Therefore, management uses an earnings simulation model to prepare, on a monthly basis, earnings projections based on a range of interest rate scenarios in order to more accurately measure interest rate risk.

The Company’s balance sheet was liability-sensitive in a rising rate environment and asset-sensitive in a falling rate environment at December 31, 2007. Therefore, the Company’s interest rate sensitivity was essentially neutral at yearend. A liability-sensitive position means that, for cumulative gap measurement periods of one year or less, there are more liabilities than assets subject to immediate repricing as market rates change.  Because rate sensitive interest-bearing liabilities exceed rate sensitive assets, in a rising rate environment the earnings position could deteriorate. Conversely, in a falling rate environment, earnings also deteriorate slightly due to the Company being asset-sensitive. This is largely the result of a combination of rate compression and increases in prepayment speeds in a falling rate environment. In a rising rate environment, rate compression is not an issue and prepayment speeds slow. Included in interest-bearing liabilities subject to rate changes within 90 days is a portion of the interest-bearing demand, savings and money market deposits.  These types of deposits historically have not repriced coincidentally with or in the same proportion as general market indicators.

Table 4 presents information about the periods in which the interest-sensitive assets and liabilities at December 31, 2007 will mature, prepay, or be subject to repricing in accordance with market rates, and the resulting interest-sensitivity gaps.  This table shows the sensitivity of the balance sheet at one point in time and is not necessarily indicative of what the sensitivity will be on other dates.  As a simplifying assumption concerning repricing behavior, 50% of the interest-bearing demand, savings and money market deposits are assumed to reprice immediately and 50% are assumed to reprice beyond one year.

Table 4
Interest Rate Sensitivity Analysis
	December 31, 2007
	Rate Maturity in Days
	1-90	91-180	181-365	Beyond One Year	Total
	(dollars in thousands)
Earning Assets
Loans	$900,450	$37,108	$107,895	$400,662	$1,446,116
Loans held for sale	17,586	-	-	-	17,586
Investment securities	43,456	9,010	37,897	107,096	197,459
Interest-bearing bank balances	836	-	-	-	836
Federal Funds sold	542	-	-	-	542
Total earning assets	962,870	46,118	145,792	507,758	1,662,539

Interest -Bearing Liabilities
Interest bearing deposits:
Demand deposits	81,638	-	-	81,638	163,275
Savings Deposits	20,574	-	-	20,574	41,149
Money market deposits	130,154	-	-	130,154	260,307
Time deposits of $100,000 or more	147,403	95,696	117,539	14,782	375,419
Other time deposits	154,228	106,267	160,801	21,032	442,328
Retail repurchase agreements	29,133	-	-	-	29,133
Federal Home Loan Bank advances	79,370	998	4,493	46,929	131,790
Federal funds purchased	13,500	-	-	-	13,500
Trust preferred securities	56,702	-	-	-	56,702
Total interest-bearing liabilities	712,701	202,961	282,832	315,108	1,513,603

Interest Sensitivity Gap	$250,170	$(156,843)	$(137,040)	$192,650	$148,936

Cumulative gap	$250,170	$93,326	$(43,713)	$148,936	$148,936

Ratio of interest-sensitive assets to interest-sensitive liabilities	135%	23%	52%	161%	110%

Market Risk

Market risk is the possible chance of loss from unfavorable changes in market prices and rates.  These changes may result in a reduction of current and future period net interest income, which is the favorable spread earned from the excess of interest income on interest-earning assets, over interest expense on interest-bearing liabilities.

The Company’s market risk arises primarily from interest rate risk inherent in its lending and deposit-taking activities.  The structure of the Company’s loan and deposit portfolios is such that a significant decline in interest rates may adversely impact net market values and net interest income.  The Company does not maintain a trading account nor is the Company subject to currency exchange risk or commodity price risk.  Interest rate risk is monitored as part of the Company’s asset/liability management function, which is discussed in “Asset/Liability Management and Interest Rate Sensitivity” above.  The use of an interest rate swap in conjunction with asset/liability management objectives is discussed in Note 1 to the Consolidated Financial statements.

Table 5 presents information about the contractual maturities, average interest rates and estimated fair values of financial instruments considered market risk sensitive at December 31, 2007.

Table 5
Market Risk Analysis of Financial Instruments

	Contractual Maturities at December 31, 2007
	2008	2009	2010	2011	2012	Beyond Five Years	Total	Average Interest Rate (1)	Estimated Fair Value
	(dollars in thousands)
Financial Assets
Debt Securities:
Fixed rate	$33,682	$43,121	$16,196	$9,455	$11,848	$60,116	$174,417	4.52	$175,605
Variable rate	-	-	-	-	-	5,000	5,000	6.74	4,710
Equity securities	17,172	-	-	-	-	-	17,172	-	16,745
Loans (2):
Fixed rate	109,654	89,844	65,912	51,137	48,242	142,620	507,410	7.54	520,555
Variable rate	471,323	127,405	89,791	48,852	26,529	174,807	938,706	7.52	950,955
Held for sale							17,586	-	17,586
Interest-bearing bank balances	836	-	-	-	-	-	836	4.25	836
Federal funds sold	542	-	-	-	-	-	542	4.25	542
Total	$633,209	$260,370	$171,899	$109,444	$86,619	$382,543	$1,661,669	7.16	$1,687,534

Financial Liabilities
Interest-bearing demand deposits	$-	$-	$-	$-	$-	$-	$163,275	1.41	$146,864
Savings deposits	-	-	-	-	-	-	41,149	0.25	31,538
Money market deposits	-	-	-	-	-	-	260,307	3.31	253,710
Time deposits:
Fixed rate	766,932	19,727	10,561	3,189	2,989	460	803,857	4.76	803,739
Variable rate	4,115	9,604	171	-	-	-	13,890	5.12	14,067
Retail repurchase agreements	-	-	-	-	-	-	29,133	4.20	29,139
Federal Home Loan Bank advances
Fixed rate	35,782	23,500	9,000	10,000	15,000	18,508	111,790	4.30	111,714
Variable rate	20,000	-	-	-	-	-	20,000	5.20	20,000
Federal funds purchased	13,500	-	-	-	-	-	13,500	4.25	13,500
Trust preferred securities	-	-	-	-	-	56,702	56,702	6.35	56,702

Total	$840,329	$52,831	$19,732	$13,189	$17,989	$75,670	$1,513,603	3.76	$1,480,973

(1)	The average interest rate related to debt securities is stated on a fully taxable equivalent basis, assuming a 35% federal income tax rate.
(2)	Nonaccrual loans are included in the balance of loans. The allowance for loan losses is excluded.

For a further discussion on market risk and how the Company addresses this risk, see Item 7A of this Annual Report on Form 10-K.

Capital Adequacy

Under guidelines established by the Board of Governors of the Federal Reserve System, capital adequacy is currently measured for regulatory purposes by certain risk-based capital ratios, supplemented by a leverage capital ratio.  The risk-based capital ratios are determined by expressing allowable capital amounts, defined in terms of Tier 1 and Tier 2, as a percentage of risk-weighted assets, which are computed by measuring the relative credit risk of both the asset categories on the balance sheet and various off-balance sheet exposures.  Tier 1 capital consists primarily of common shareholders' equity and qualifying perpetual preferred stock and qualifying trust preferred securities, net of goodwill and other disallowed intangible assets.  Tier 2 capital, which is limited to the total of Tier 1 capital, includes allowable amounts of subordinated debt, mandatory convertible debt, preferred stock, trust preferred securities and the allowance for loan losses. Total capital, for risk-based purposes, consists of the sum of Tier 1 and Tier 2 capital.  Under current requirements, the minimum total capital ratio is 8.00% and the minimum Tier 1 capital ratio is 4.00%. At December 31, 2007, FNB United and the Bank had total capital ratios of 10.4% and 10.4%, respectively, and Tier 1 capital ratios of 8.0% and 9.3%.

Table 6
Regulatory Capital
(Dollars in thousands)
	As of / for year ended December 31,
	2007		2006		2005
Total capital to risk weighted assets
Consolidated	$172,893	10.4%	$166,442	11.5%	$100,182	11.5%
Subsidiary Bank	172,061	10.4	161,592	11.3	96,773	11.2

Tier 1 capital to risk weighted assets
Consolidated	133,114	8.0	120,705	8.4	89,231	10.2
Subsidiary Bank	154,098	9.3	144,965	10.1	86,070	10.0

Tier 1 capital to average assets
Consolidated	133,114	7.5	120,705	7.2	89,231	8.8
Subsidiary Bank	154,098	8.8	144,965	8.7	86,070	8.3

The leverage capital ratio, which serves as a minimum capital standard, considers Tier 1 capital only and is expressed as a percentage of average total assets for the most recent quarter, after reduction of those assets for goodwill and other disallowed intangible assets at the measurement date.  As currently required, the minimum leverage capital ratio is 4.00%.  At December 31, 2007, FNB United and the Bank had leverage capital ratios of 7.5% and 8.8%, respectively.

The Bank is also required to comply with prompt corrective action provisions established by the Federal Deposit Insurance Corporation Improvement Act.  To be categorized as well-capitalized, a bank must have a minimum ratio for total capital of 10.00%, for Tier 1 capital of 6.00% and for leverage capital of 5.00%.  As noted above, the Bank met all of those ratio requirements at December 31, 2007 and, accordingly, is well-capitalized under the regulatory framework for prompt corrective action.

Balance Sheet Review

Asset growth in 2007 related to internal factors, unlike both 2006 and 2005 when growth largely reflected an acquisition through merger in each year. Total assets increased $90.9 million, or 5%, in 2007 and $712.8 million, or 65%, in 2006.  By similar comparison, deposits increased $20.0 million, or 1%, and $579.4 million, or 69%, respectively. The level of total assets was also affected in 2007 by net additional advances of $66.0 million from the Federal Home Loan Bank that were obtained primarily to help fund loan growth. The average asset growth rates were 18% in 2007 and 69% in 2006.  The corresponding average deposit growth rates were 18% and 70%.

As discussed in the “Overview,” the growth in total assets in 2006 largely reflected the acquisition of First Gaston Bank on April 28, 2006, while the growth in 2005 reflected the acquisition of Alamance Bank on November 4, 2005.  Significant estimated fair values initially recorded for First Gaston Bank included total assets of $728.7 million, investment securities of $84.4 million, gross loans of $481.3 million, deposits of $563.3 million and Federal Home Loan Bank advances of $18.6 million.  Significant estimated fair values initially recorded for Alamance Bank included total assets of $163.7 million, investment securities of $34.7 million, gross loans of $96.6 million, deposits of $113.0 million and Federal Home Loan Bank advances of $21.9 million.  Total assets increased $712.8 million or 65% in 2006 and $239.2 million or 28% in 2005.  By similar comparison, deposits increased $579.4 million or 69% and $182.1 million or 28%.  The average asset growth rates were 69% in 2006 and 13% in 2005.  The corresponding average deposit growth rates were 70% and 15%.

Investment Securities

Investments are carried on the consolidated balance sheet at estimated fair value for available-for-sale securities and at amortized cost for held-to-maturity securities.  Table 7 presents information, on the basis of selected maturities, about the composition of the investment securities portfolio for each of the last three years.

Table 7
Investment Securities Portfolio Analysis
	December 31, 2007			December 31, 2006
	Amortized Cost	Estimated Fair Value	Yield (1)	Amortized Cost	Estimated Fair Value	Yield (1)
Available for Sale	(dollars in thousands)
U.S. Government agencies and corporations
Due in one year or less	$24,994	$25,122	5.07%	$21,349	$21,375	4.77%
Due after one one year through five years	54,313	54,997	5.07	47,356	47,346	5.17
Due after five years through 10 years	1,973	1,955	5.03	5,637	5,700	5.48
Due after 10 years	-	-	-	-	-	-
Total	81,280	82,074	5.07	74,342	74,421	4.85

Mortgage-backed securities	20,047	20,230	5.31	751	759	5.04

State, county and municipal
Due in one year or less	3,631	3,639	5.87	536	539	7.25
Due after one one year through five years	10,446	10,536	6.89	11,988	12,072	6.79
Due after five years through 10 years	14,861	15,341	6.86	13,479	13,820	6.96
Due after 10 years	8,466	8,534	6.29	10,237	10,283	6.34
Total	37,404	38,050	6.64	36,240	36,714	6.73

Other debt securities
Due after 10 years	5,000	4,710	6.45	5,000	5,000	6.45
Total	5,000	4,710	6.45	5,000	5,000	6.45

Total debt securities	143,731	145,064	5.56	116,333	116,894	5.59
Equity securities	17,172	16,745	5.23	12,034	12,051
Total available for sale securities	$160,903	$161,809	5.43	$128,367	$128,945

Held to Maturity
U.S. Government agencies and corporations
Due in one year or less	$3,036	$3,017	2.88	$4,490	$4,439	3.00
Due after one one year through five years	9,020	8,970	3.97	12,119	11,713	3.63
Due after five years through 10 years	-	-		-	-
Due after 10 years	-	-		-	-
Total	12,056	11,987	3.70	16,609	16,152	3.46

Mortgage-backed securities	4,091	4,076	5.48	4,517	4,471	5.46

State, county and municipal
Due in one year or less	2,011	2,001	3.23	2,115	2,101	2.75
Due after one one year through five years	5,805	5,708	4.18	6,435	6,203	3.74
Due after five years through 10 years	7,074	7,035	5.52	7,419	7,276	5.37
Due after 10 years	3,613	3,558	6.08	4,774	4,692	6.02
Total	18,503	18,302	4.96	20,743	20,272	4.74

Other debt securities
Due in one year or less	-	-		-	-
Due after one one year through five years	1,000	886	4.70	1,000	969	4.70
Due after five years through 10 years	-	-		-	-
Total	1,000	886	4.70	1,000	969	4.70
Total held-to-maturity securities	$35,650	$35,251	4.59	$42,869	$41,864	4.32

(1) Yields are stated on a fully taxable equivalent basis, assuming a 35% federal income tax rate.
Additions to the investment securities portfolio depend to a large extent on the availability of investable funds that are not otherwise needed to satisfy loan demand.  In 2006, the level of investment securities was significantly impacted by two factors:  the net increase of $84.4 million from the First Gaston Bank acquisition on April 26, 2006, as discussed in the “Balance Sheet Review,” and the sale in the third quarter of approximately $120 million of available-for-sale securities, or approximately 52% of the total carrying value of the investment portfolio, as discussed in the “Overview – Significant Factors Affecting Earnings in 2007.”  Since only a portion of the proceeds from the sale was reinvested in securities prior to yearend 2006, the net increase in the level of investment securities in 2006, taking into account the addition to the portfolio from the First Gaston Bank acquisition, was only $12.0 million or 7.5%.

Investable funds not otherwise utilized are temporarily invested on an overnight basis as federal funds sold or as interest-bearing balances at other banks, the level of which is affected by such considerations as near-term loan demand and liquidity needs.  As noted above, only a portion of the proceeds from the sale of investment securities in the 2006 third quarter was reinvested prior to the end of 2006, resulting in a $73.1 million total balance of federal funds sold and interest-bearing bank balances at December 31, 2006.  These liquid funds at yearend 2006 were used to fund loan originations and investment securities purchases. The balance in federal funds sold and interest-bearing bank balances totaled $1.4 million at December 31, 2007.

Loans

The Company’s primary source of revenue and largest component of earning assets is the loan portfolio.  In 2007, loans increased $144.3 million, or 11%, due entirely to internal loan generation. In 2006, loans increased $510.0 million, or 63%, due primarily to the addition of $481.3 million in loans from the First Gaston Bank acquisition on April 28, 2006, as discussed in the “Balance Sheet Review.”  Similarly in 2005, loans increased $147.9 million or 22%, due largely to the addition of $96.6 million in loans from the Alamance Bank acquisition on November 4, 2005.  Excluding the amount of loans added by the merger acquisitions, loans increased $28.7 million or 3.5% in 2006 and $51.3 million or 7.7% in 2005.  The level of loans was further impacted in 2006 by the sale in the fourth quarter of $10.4 million of nonperforming and higher risk loans, as noted in the “Overview – Significant Factors Affecting Earnings in 2006.”  Average loans increased $430.9 million or 61% in 2006 and $99.2 million or 12% in 2005.  The ratio of average loans to average deposits decreased from 99.3% in 2005 to 93.8% in 2006.  The ratio of loans to deposits at December 31, 2006 was 93.1%.

Table 8 sets forth the major categories of loans for each of the last five years.  The maturity distribution and interest rate sensitivity of selected loan categories at December 31, 2007 are presented in Table 9.

Table 8
Loan Portfolio Composition

	December 31
	2007		2006		2005		2004		2003
	(dollars in thousands
Loans held for sale	$17,586		$20,862		$17,615		$11,648		$8,567

Loans held for investment:
Commercial and agricultural	$182,713	12.6%	$315,184	24.2%	$176,286	22.2%	$196,895	30.1%	$215,401	39.7%
Real estate-construction	373,401	25.8	278,124	21.4	142,096	17.9	83,433	12.8	36,357	6.7
Real estate-mortgage:
1-4 family residential	331,194	22.9	319,182	24.5	231,071	29.1	197,855	30.3	184,881	34.0
Commercial	522,737	36.2	350,261	26.9	221,457	27.8	154,024	23.6	86,734	15.9
Consumer	36,071	2.5	39,089	3.0	24,141	3.0	20,899	3.2	19,973	3.7
Total	$1,446,116	100.0%	$1,301,840	100.0%	$795,051	100.0%	$653,106	100.0%	$543,346	100.0%

In 2007, loans grew significantly; however, some categories of loans reflected increases over the prior year while other categories experienced a decline during 2007. This shift resulted, in large measure, from the evaluation in 2007 of the classification of loans acquired through the mergers of United Financial and Integrity and the reassignment of these loans to the proper loan categories. The portfolios related to construction loans and commercial and other real estate loans experienced significant gains, while the commercial and agricultural loan portfolio declined. The balance of the 1-4 family residential mortgage loan portfolio considered “held for investment” experienced modest growth, due primarily to home equity lines of credit.

In 2006, loan growth, including the loans added by the First Gaston Bank acquisition, was significant in all types of loans, with the largest percentage increase being related to the portfolio of construction loans.  In 2005, loan growth through internal generation continued at a high level following an extended period in which the level of the entire loan portfolio had been adversely impacted by the general slowdown of the economy.  In particular, considering only growth through internal generation in 2005, the portfolios related to construction loans and commercial and other real estate loans experienced significant gains, while the commercial and agricultural loan portfolio declined.  The balance of the 1-4 family residential mortgage loan portfolio considered “held for investment” also experienced growth in 2005 even though the percentage of portfolio decreased slightly.

Table 9
Selected Loan Maturites
	December 31, 2007
	One Year or Less	One to Five Years	Over Five Years	Total
	(in thousands)
Commercial & agricultural	$101,156	$67,274	$14,283	$182,713
Real estate construction	225,381	130,324	17,696	373,401
Total	$326,537	$197,598	$31,979	$556,114

Sensitivity to rate changes:
Fixed interest rates	$33,708	$52,615	$15,625	$101,949
Variable interest rates	292,829	144,983	16,353	454,165
Total	$326,537	$197,598	$31,979	$556,114

Asset Quality

Management considers the asset quality of the Bank to be of primary importance.  A formal loan review function, independent of loan origination, is used to identify and monitor problem loans.  As part of the loan review function, a third party assessment group is employed to review the underwriting documentation and risk grading analysis.

In determining the allowance for loan losses and any resulting provision to be charged against earnings, particular emphasis is placed on the results of the loan review process.  Consideration is also given to a review of individual loans, historical loan loss experience, the value and adequacy of collateral, and economic conditions in the Bank’s market area.  For loans determined to be impaired, the allowance is based on discounted cash flows using the loan’s initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. This evaluation is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.  In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses.  Such agencies may require the Bank to recognize changes to the allowance based on their judgments about information available to them at the time of their examinations.  Loans are charged off when in the opinion of management, they are deemed to be uncollectible.  Recognized losses are charged against the allowance, and subsequent recoveries are added to the allowance.

Table 10 presents an analysis of the changes in the allowance for loan losses and of the level of nonperforming assets for each of the last five years.

Table 10
Summary of Allowance for Loan and Losses

	2007	2006	2005	2004	2003
	(dollars in thousands)
Balance, beginning of year	$15,943	$9,945	$7,293	$6,172	$6,109
Chargeoffs:
Commercial and agricultural	1,262	1,817	747	2,007	1,165
Real estate - construction	459	499	-	-	133
Real estate - mortgage	941	210	449	943	244
Consumer	2,831	2,104	1,420	211	332
Leases	-	-	-	106	26
Total chargeoffs	5,493	4,630	2,616	3,267	1,900

Recoveries:
Commercial and agricultural	415	1,123	427	158	14
Real estate - construction	42	120	-	1	-
Real estate - mortgage	171	268	7	36	-
Consumer	1,091	1,231	522	94	85
Leases	-	3	65	114	4
Total recoveries	1,719	2,745	1,021	403	103

Net chargeoffs	3,774	1,885	1,595	2,864	1,797
Provision charged to operations	5,514	2,526	2,842	4,030	1,860
Purchase accounting acquisition	-	6,038	1,405	-	-
Adjustment for reserve for unfunded commitments	-	(677)	-	-	-
Allowance adjustment for loans sold	(302)	(4)	-	(45)	-
Balance, end of year	$17,381	$15,943	$9,945	$7,293	$6,172

Nonperforming assets:
Nonaccrual loans	$16,022	$8,282	$5,398	$3,952	$5,235
Past due 90 days or more and still accruing interest	2,686	2,852	648	1,275	758
Total nonperforming loans	18,708	11,134	6,046	5,227	5,993
Other real estate owned	2,862	3,361	929	543	1,008
Foreclosed assets	181	196	108	77	65
Total nonperforming assets	$21,751	$14,691	$7,083	$5,847	$7,066

Asset quality ratios:
Net loan chargeoffs to average loans	0.27%	0.16%	0.22%	0.47%	0.33%
Net loan chargeoffs to allowance for loan losses	21.71	11.34	16.03	39.27	29.12
Allowance for loan losses to loans held for investment	1.20	1.22	1.25	1.12	1.14
Total nonperforming loans to loans held for investment	1.29	0.86	0.76	0.80	1.10

At December 31, 2007, the Company had impaired loans which totaled $15.6 million.  Of the $15.6 million, $4.9 million had an allowance for loan losses of $1.4 million and $10.7 million had no specifically allocated allowance for loan losses.  At December 31, 2006, the Company had impaired loans which totaled $9.3 million.  Of the $9.3 million, $1.6 million had an allowance for loan losses of $388,000 and $7.7 million had no specifically allocated allowance for loan losses.  The average carrying value of impaired loans was $12.5 million in 2007 and $7.7 million in 2006.

The allowance for loan losses, as a percentage of loans held for investment, amounted to 1.20% at December 31, 2007 compared to 1.22% at December 31, 2006. While the level of nonperforming loans increased significantly from $11.1 million at December 31, 2006 to $18.7 million at December 31, 2007, so did the level of our net charge-offs in 2007. During 2007, net charge-offs totaled $3.7 million, which exceeded the combined net charge-offs in both 2006 and 2005. As discussed previously, this increased level of charge-offs also significantly impacted the provision for loan losses recorded in 2007, which also exceeded the combined provision recorded in 2006 and 2005. This increased level of charge-offs resulted largely from loans acquired in the merger of Integrity Financial in 2006. A substantial portion of the charge-offs recorded in 2007 related to impaired loans, and consisted of loans considered wholly impaired and loans with partial impairment. If the impairment allocable to certain of our nonperforming loans had not been charged-off, but rather included in the allowance for loan losses, the allowance as a percentage of loans would have increased from year end 2006 to year end 2007, and the relationship between the allowance percentage and the level of nonperforming loans would have been directionally consistent, however management deemed it prudent to take a more aggressive posture towards the timely charge-off of identified impairment.  In addition, another factor that impacted the year-over-year change in the allowance was the sale of the credit card portfolio, which occurred during third quarter 2007. The loans in the credit card portfolio had the second highest calculated historical loss percentage of all the portfolios comprising loans held for investment.  Management believes the allowance for loan losses of $17.4 million at December 31, 2007 is adequate to cover probable losses inherent in the loan portfolio; however, assessing the adequacy of the allowance is a process that requires considerable judgment.

The adequacy of the allowance for loan losses is measured on a quarterly basis against an allocation model that assigns reserves to various components of the loan portfolio in order to provide for probable inherent losses.  Homogeneous pools of loans are segregated, and classifications of individual loans within certain of these pools are identified using risk grades derived from regulatory risk guidelines and additional internal parameters.  Utilizing the trailing four-year historical loss experience of the Bank and the assessment of portfolio quality and diversification trends and economic factors, a range of appropriate reserves is calculated for each classification and pool of loans.  Allocated to each pool is a reserve amount within the calculated range, as supported by the historical loss ratios.  Additional reserves are estimated and assigned to the most adversely classified loans based upon an individual analysis of present-value repayment and/or the fair value of the collateral dependent loans.  A portion of the total reserve may be unallocated to any specific segment of the loan portfolio, but will not exceed the upper limit of the total calculated reserve range when aggregated with allocated portions.  The determination within the allowance model of allocated and unallocated components is not necessarily indicative of future losses or allocations.  The entire balance of the allowance for loan losses is available to absorb losses in any segment of the loan portfolio.

Management’s judgments are based on numerous assumptions about current events which it believes to be reasonable, but which may or may not be valid.  Thus there can be no assurance that loan losses in future periods will not exceed the current allowance or that future increases in the allowance will not be required.  No assurance can be given that management’s ongoing evaluation of the loan portfolio in light of changing economic conditions and other relevant circumstances will not require significant future additions to the allowance, thus adversely affecting the operating results of the Company.

Information about management's allocation of the allowance for loan losses by loan category is presented in Table 11.

Table 11
Allocation of Allowance for Loan Losses
	December 31,
	2007	2006	2005	2004	2003
	(in thousands)
Commercial and agricultural	$2,777	$4,474	$3,165	$2,953	$3,440
Real estate - construction	5,254	3,829	1,939	1,015	118
Real estate - mortgage	6,599	5,745	3,892	2,401	1,395
Consumer	2,751	1,895	707	592	756
Leases	-	-	-	-	21
Unallocated	-	-	242	332	442

Total allowance for credit losses	$17,381	$15,943	$9,945	$7,293	$6,172

Deposits

The level and mix of deposits is affected by various factors, including general economic conditions, the particular circumstances of local markets and the specific deposit strategies employed.  In general, broad interest rate declines tend to encourage customers to consider alternative investments such as mutual funds and tax-deferred annuity products, while interest rate increases tend to have the opposite effect.

In 2007, deposits increased $20.0 million, or 1%.  Although the total balance of deposits changed minimally from 2006 to 2007, the mix of the various deposit categories reflects some shifts among categories.  Transactional accounts, including noninterest-bearing demand deposits, remained flat from 2006 to 2007. The increase over 2006 was in the category of time deposits.

In 2006, deposits increased $579.4 million or 69%, due primarily to the addition of $563.3 million in deposits from the First Gaston Bank acquisition on April 28, 2006, as discussed in the “Balance Sheet Review.”  Similarly in 2005, deposits increased $182.1 million or 28%, due largely to the addition of $113.0 million in deposits from the Alamance Bank acquisition on November 4, 2005.

Table 12
Analysis of Deposits
	2007				2006			2005
		Change from Prior Year				Change from Prior Year
	Balance	Amount	%		Balance	Amount	%	Balance
Year End Balances	(dollars in thousands)
Interest-bearing deposits:
Demand deposits	$163,275	$(14,223)	(8.0	) %	$177,498	$60,939	52.3%	$116,559
Savings deposits	41,149	(9,368)	(18.5)		50,517	(246)	(0.5)	50,763
Money market deposits	260,307	24,967	10.6		235,340	149,807	175.1	85,533
Total	464,731	1,376	0.3		463,355	210,500	83.2	252,855
Time deposits	817,747	19,027	2.4		798,720	310,431	63.6	488,289
Total interest-bearing deposits	1,282,478	20,403	1.6		1,262,075	520,931	70.3	741,144
Noninterest-bearing demand deposits	158,564	(374)	(0.2)		158,938	58,473	58.2	100,465
Total deposits	$1,441,042	$20,029	1.4		$1,421,013	$579,404	68.8	$841,609

Average Balances
Interest-bearing deposits:
Demand deposits	$164,032	$7,195	4.6%		$156,837	$59,214	60.7%	$97,623
Savings deposits	47,189	(5,638)	(10.7)		52,827	1,344	2.6	51,483
Money market deposits	256,841	76,328	42.3		180,513	104,565	137.7	75,948
Total	468,062	77,885	20.0		390,177	165,123	73.4	225,054
Time deposits	813,337	128,067	18.7		685,270	277,967	68.2	407,303
Total interest-bearing deposits	1,281,399	205,952	19.2		1,075,447	443,090	70.1	632,357
Noninterest-bearing demand deposits	159,205	16,581	11.6		142,624	58,231	69.0	84,393
Total deposits	$1,440,604	$222,533	18.3		$1,218,071	$501,321	69.9	$716,750

The level and mix of the various deposit categories was significantly affected in 2006 and 2005 by the merger acquisitions. Table 12 shows the year-end and average deposit balances for the years 2007, 2006 and 2005 and the changes in 2007 and 2006.

Recent Accounting and Reporting Developments

See Note 1 of the Consolidated Financial Statements for a discussion of recently issued or proposed accounting pronouncements.

Effects of Inflation

Inflation affects financial institutions in ways that are different from most commercial and industrial companies, which have significant investments in fixed assets and inventories.  The effect of inflation on interest rates can materially impact bank operations, which rely on net interest margins as a major source of earnings.  Noninterest expense, such as salaries and wages, occupancy and equipment cost, are also negatively affected by inflation.

Non-GAAP Measures

This Annual Report on Form 10-K contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”).  The Company’s management uses these non-GAAP measures in their analysis of the Company’s performance. These non-GAAP measures exclude average goodwill and core deposit premiums from the calculations of return on average assets and return on average equity.  Management believes presentations of financial measures excluding the impact of goodwill and core deposit premiums provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. In addition, certain designated net interest income amounts are presented on a taxable equivalent basis.  Management believes that the presentation of net interest income on a taxable equivalent basis aids in the comparability of net interest income arising from taxable and tax-exempt sources.  These disclosures should not be viewed as a substitute for results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Application of Critical Accounting Policies

The Company's accounting policies are in accordance with accounting principles generally accepted in the United States and with general practice within the banking industry and are fundamental to understanding management's discussion and analysis of results of operations and financial condition. The Company's significant accounting policies are discussed in detail in Note 1 of the consolidated financial statements.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and goodwill impairment. Actual results could differ from those estimates.

Allowance for Loan Losses

The allowance for loan losses, which is utilized to absorb actual losses in the loan portfolio, is maintained at a level consistent with management’s best estimate of probable loan losses incurred as of the balance sheet date.  The Company’s allowance for loan losses is also analyzed quarterly by management.  This analysis includes a methodology that separates the total loan portfolio into homogeneous loan classifications for purposes of evaluating risk.  The required allowance is calculated by applying a risk adjusted reserve requirement to the dollar volume of loans within a homogenous group.  Major loan portfolio subgroups include: risk graded commercial loans, mortgage loans, home equity loans, retail loans and retail credit lines.  Management also analyzes the loan portfolio on an ongoing basis to evaluate current risk levels, and risk grades are adjusted accordingly.  While management uses the best information available to make evaluations, future adjustments may be necessary, if economic or other conditions differ substantially from the assumptions used. See additional discussion under “Asset Quality.”

Goodwill

We have developed procedures to test goodwill for impairment on an annual basis at yearend. This testing procedure evaluates possible impairment based on the following:

The test involves assigning tangible assets and liabilities, identified intangible assets and goodwill to a reporting unit and comparing the fair value of this reporting unit to its carrying value including goodwill. The value is determined assuming a freely negotiated transaction between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts. Accordingly, to derive the fair value of the reporting unit, the following common approaches to valuing business combination transactions involving financial institutions are utilized by the Company: (1) the comparable transactions approach – specifically based on earnings, book, assets and deposit premium multiples received in recent sales of comparable bank franchises; and (2) the discounted cash flow approach. The application of these valuation techniques takes into account the reporting unit’s operating history, the current market environment and future prospects. As of the most recent quarter, the Bank and Dover were carrying goodwill.

If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired and no second step is required. If not, a second test is required to measure the amount of goodwill impairment. The second test of the overall goodwill impairment compares the implied fair value of the reporting unit goodwill with the carrying amount of the goodwill. The impairment loss shall equal the excess of carrying value over fair value.

As of the most recent testing date, December 31, 2007, the fair value of the reporting unit exceeded its carrying amount.

Summary

Management believes the accounting estimates related to the allowance for loan losses and the goodwill impairment test are “critical accounting estimates” because: (1) the estimates are highly susceptible to change from period to period because they require management to make assumptions concerning the changes in the types and volumes of the portfolios and anticipated economic conditions, and (2) the impact of recognizing an impairment or loan loss could have a material effect on the Company’s assets reported on the balance sheet as well as its net earnings.

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk

The objective of the Bank’s asset/liability management function is to maintain consistent growth in net interest income within Bank guidelines.  This objective is accomplished through management of the Bank’s balance sheet composition, liquidity, and interest rate risk exposures arising from changing economic conditions, interest rates and customer preferences.

The goal of liquidity management is to provide adequate funds to meet changes in loan demand or unexpected deposit withdrawals.  This is accomplished by maintaining liquid assets in the form of investment securities, maintaining sufficient unused borrowing capacity and achieving consistent growth in core deposits.

Management considers interest rate risk the Bank’s most significant market risk.  Interest rate risk is the exposure to adverse changes in net interest income due to changes in interest rates.  Consistency of the Bank’s net interest income is largely dependent upon the effective management of interest rate risk.

To identify and manage its interest rate risk, the Bank employs an earnings simulation model to analyze net interest income sensitivity to changing interest rates.  The model is based on actual cash flows and repricing characteristics and incorporates market-based assumptions regarding the effect of changing interest rates on the prepayment rates of certain assets and liabilities.  The model also includes management projections for activity levels in each of the product lines offered by the Bank.  Assumptions are inherently uncertain and the measurement of net interest income or the impact of rate fluctuations on net interest income cannot be precisely predicted.  Actual results may differ from simulated results due to timing, magnitude, and frequency of interest changes as well as changes in market conditions and management strategies.

The Bank’s Asset/Liability Management Committee (“ALCO”), which includes senior management representatives and reports to the Bank’s Board of Directors, monitors and manages interest rate risk.  The Bank’s current interest rate risk position is determined by measuring the anticipated change in net interest income over a 12-month horizon assuming an instantaneous and parallel shift (linear) increase or decrease in all interest rates.

The following table shows the Bank’s estimated earnings sensitivity profile as of December 31, 2007:

Changes in Interest Rates	Percentage Change in Net
(basis points)	Interest Income – 12 months

+200	-1.13%
+100	-0.31%
-100	-0.52%
-200	-1.59%

ALCO also monitors the sensitivity of the Bank’s economic value of equity (“EVE”) due to sudden and sustained changes in market rates.  The EVE ratio, measured on a static basis at the current period end, is calculated by dividing the economic value of equity by the economic value of total assets.  The ALCO also monitors the change in EVE on a percentage change basis.

The following table estimates changes in EVE for given changes in interest rates as of December 31, 2007:

Change in Interest Rates	Percentage
(basis points)	change in EVE

+200	-1.94%
+100	-0.30%
-100	+5.68%
-200	+11.23%

ALCO believes that market risk at the Bank is low and well within acceptable levels.

APPENDIX C

Unaudited Condensed Consolidated Financial Statements (including Notes thereto) at September 30, 2008 and September 30, 2007, and for the three and nine months ended September 30, 2008 and September 30, 2007, as included in FNB United Corp.’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008.

PART I.   FINANCIAL INFORMATION
Item 1.  Financial Statements

FNB United Corp. and Subsidiary
CONSOLIDATED BALANCE SHEETS (unaudited)

	September 30,	December 31,
(in thousands, except share and per share data)	2008	2007
ASSETS
Cash and due from banks	$35,550	$37,739
Interest-bearing bank balances	287	836
Federal funds sold	207	542
Investment securities:
Available for sale, at estimated fair value (amortized
cost of $200,363 and $160,903)	198,056	161,809
Held to maturity (estimated fair value of
$22,970 and $35,251)	23,328	35,650
Loans held for sale	20,261	17,586
Loans held for investment	1,589,101	1,446,116
Less allowance for loan losses	(26,750)	(17,381)
Net loans held for investment	1,562,351	1,428,735
Premises and equipment, net	51,038	46,614
Goodwill	108,395	110,195
Core deposit premiums	5,961	6,564
Other assets	65,692	60,236
Total Assets	$2,071,126	$1,906,506

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing demand deposits	$159,882	$158,564
Interest-bearing deposits:
Demand, savings and money market deposits	484,701	464,731
Time deposits of $100,000 or more	452,992	375,419
Other time deposits	422,107	442,328
Total deposits	1,519,682	1,441,042
Retail repurchase agreements	25,552	29,133
Federal Home Loan Bank advances	212,387	131,790
Federal funds purchased	9,000	13,500
Subordinated debt	15,000	-
Junior subordinated debentures	56,702	56,702
Other borrowings	5,000	-
Other liabilities	16,386	18,083
Total Liabilities	1,859,709	1,690,250
Shareholders' equity:
Preferred stock - $10.00 par value;
authorized 200,000 shares, none issued	-	-
Common stock - $2.50 par value;
authorized 50,000,000 shares, issued
shares - 11,422,003 and 11,426,902	28,555	28,567
Surplus	114,593	114,119
Retained earnings	70,609	74,199
Accumulated other comprehensive loss	(2,340)	(629)
Total Shareholders' Equity	211,417	216,256
Total Liabilities and Shareholders' Equity	$2,071,126	$1,906,506

See accompanying notes to consolidated financial statements.

FNB United Corp. and Subsidiary
CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except share and per share data)	2008	2007	2008	2007

Interest Income
Interest and fees on loans	$26,386	$29,308	$79,781	$85,720
Interest and dividends on investment securities:
Taxable income	1,982	2,297	6,075	6,185
Non-taxable income	471	519	1,501	1,564
Other interest income	17	49	34	1,290
Total interest income	28,856	32,173	87,391	94,759
Interest Expense
Deposits	10,150	13,488	32,578	39,531
Retail repurchase agreements	148	344	560	969
Federal Home Loan Bank advances	1,922	923	5,444	2,278
Federal funds purchased	170	62	468	90
Other borrowed funds	865	1,358	2,360	4,007
Total interest expense	13,255	16,175	41,410	46,875
Net Interest Income	15,601	15,998	45,981	47,884
Provision for loan losses	9,370	1,470	12,267	2,470
Net Interest Income After Provision for Loan Losses	6,231	14,528	33,714	45,414
Noninterest Income
Service charges on deposit accounts	2,405	2,249	6,628	6,578
Gains on sale of mortgage loans	1,590	1,191	3,910	3,915
Trust and investment services	458	436	1,389	1,268
Cardholder and merchant services income	660	499	1,795	1,649
Other service charges, commissions and fees	136	165	523	547
Bank owned life insurance	243	240	728	691
Other income	428	1,862	720	2,414
Total noninterest income	5,920	6,642	15,693	17,062
Noninterest Expense
Personnel expense	8,434	8,511	26,331	25,608
Net occupancy expense	1,354	1,358	4,012	3,931
Furniture and equipment expense	1,106	1,174	3,380	3,550
Data processing services	490	476	1,561	1,582
Goodwill impairment	-	-	1,800	-
Other expense	4,048	4,101	11,208	10,951
Total noninterest expense	15,432	15,620	48,292	45,622
Income (loss) before income taxes	(3,281)	5,550	1,115	16,854
Income taxes (benefit)/expense	(1,570)	1,884	363	5,744
Net Income (Loss)	$(1,711)	$3,666	$752	$11,110

Net income (loss) per common share:
Basic	$(0.15)	$0.32	$0.07	$0.98
Diluted	$(0.15)	$0.32	$0.07	$0.98
Weighted average number of common shares outstanding:
Basic	11,404,885	11,335,672	11,408,037	11,306,233
Diluted	11,404,885	11,352,625	11,410,830	11,330,614

See accompanying notes to consolidated financial statements.

FNB United Corp. and Subsidiary
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME
Nine Months Ended September 30, 2008 and 2007 (unaudited)

					Accumulated
					Other
	Common Stock			Retained	Comprehensive
	Shares	Amount	Surplus	Earnings	Income (Loss)	Total
(in thousands, except share and per share data)

Balance, December 31, 2006	11,293,992	$28,235	$112,213	$68,662	$(1,442)	$207,668
Comprehensive income:
Net income	-	-	-	11,110	-	11,110
Other comprehensive income, net of taxes:
Unrealized securities losses	-	-	-	-	(213)	(213)
Total comprehensive income						10,897
Cash dividends declared, $0.45 per share	-	-	-	(5,113)	-	(5,113)
Stock options:
Proceeds from options exercised	81,012	202	525	-	-	727
Compensation expense recognized	-	-	381	-	-	381
Net tax benefit related to option exercises	-	-	156	-	-	156
Restricted stock:
Shares issued/terminated,
subject to restriction	231	1	(1)	-	-	-
Compensation expense recognized	-	-	207	-	-	207
Other compensatory stock issued	432	1	7	-	-	8
Balance, September 30, 2007	11,375,667	$28,439	$113,488	$74,659	$(1,655)	$214,931

Balance, December 31, 2007	11,426,902	$28,567	$114,119	$74,199	$(629)	$216,256
Cumulative effect of a change in accounting
principle - Adoption of EITF 06-4	-	-	-	(344)	-	(344)
Comprehensive income:
Net income	-	-	-	752	-	752
Other comprehensive income, net of taxes:
Unrealized securities losses	-	-	-	-	(1,945)	(1,945)
Interest rate swap	-	-	-	-	192	192
Pension and postretirement liability	-	-	-	-	42	42
Total comprehensive income (loss)						(959)
Cash dividends declared, $0.35 per share	-	-	-	(3,998)	-	(3,998)
Stock options:
Proceeds from options exercised	150	1	1	-	-	2
Compensation expense recognized	-	-	328	-	-	328
Restricted stock:
Shares issued/terminated,
subject to restriction	(5,049)	(13)	(60)	-	-	(73)
Compensation expense recognized	-	-	205	-	-	205
Balance, September 30, 2008	11,422,003	$28,555	$114,593	$70,609	$(2,340)	$211,417

See accompanying notes to consolidated financial statements.

FNB United Corp. and Subsidiary
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Nine Months Ended
	September 30,
(dollars in thousands)	2008	2007
Operating Activities
Net income	$752	$11,110
Adjustments to reconcile net income to cash provided
by operating activities:
Depreciation and amortization of premises and equipment	2,571	2,691
Provision for loan losses	12,267	2,470
Deferred income taxes	486	466
Deferred loan fees and costs, net	131	(948)
Premium amortization and discount accretion of investment securities, net	(172)	(58)
Amortization of core deposit premiums	603	612
Stock compensation expense	533	596
Income from bank owned life insurance	(728)	(691)
Mortgage loans held for sale:
Origination of mortgage loans held for sale	(237,627)	(294,178)
Proceeds from sale of mortgage loans held for sale	238,383	292,044
Gain on mortgage loan sales	(3,910)	(2,354)
Mortgage servicing rights capitalized	(958)	(775)
Mortgage servicing rights amortization and impairment	289	285
Goodwill impairment	1,800	-
Changes in assets and liabilities:
Decrease (increase) in interest receivable	1,261	(1,245)
Decrease in other assets	17	4,657
Decrease (increase) in accrued interest and other liabilities	50	(12)
Net cash provided by operating activities	15,748	14,670
Investing Activities
Available-for-sale securities:
Proceeds from maturities and calls	82,978	47,222
Purchases	(122,218)	(113,861)
Held-to-maturity securities:
Proceeds from maturities and calls	12,268	6,513
Net increase in loans held for investment	(151,045)	(85,148)
Purchases of premises and equipment	(7,273)	(3,679)
Net cash used in investing activities	(185,290)	(148,953)
Financing Activities
Net increase in deposits	78,640	31,119
(Decrease) increase in retail repurchase agreements	(3,581)	7,367
Increase in Federal Home Loan Bank advances	80,478	48,527
Decrease in federal funds purchased	(4,500)	-
Increase (decrease) in other borrowings	20,000	(16,314)
Proceeds from exercise of stock options	2	727
Tax benefit from exercise of stock options	-	156
Cash dividends paid	(4,570)	(5,328)
Net cash provided by financing activities	166,469	66,254
Net Decrease in Cash and Cash Equivalents	(3,073)	(68,029)
Cash and Cash Equivalents at Beginning of Period	39,117	108,340
Cash and Cash Equivalents at End of Period	$36,044	$40,311

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$41,855	$46,835
Income taxes, net of refunds	1,374	2,171
Noncash transactions:
Foreclosed loans transferred to other real estate	6,400	3,019
Unrealized securities gains (losses), net of income taxes (benefit)/expense	(1,945)	(213)
Application of SFAS No. 158 to employee benefit plan costs, net of income taxes	42	-
Interest rate swap	192	-
Adoption of EITF Issue 06-4	(344)	-

See accompanying notes to consolidated financial statements.

FNB United Corp. and Subsidiary
Notes to Consolidated Financial Statements
(Unaudited)

1.	Basis of Presentation

FNB United Corp. (“FNB United”) is the bank holding company for CommunityONE Bank, National Association (“CommunityONE”), formerly known as First National Bank and Trust Company prior to June 4, 2007. CommunityONE has three wholly owned subsidiaries, Dover Mortgage Company (“Dover”), First National Investor Services, Inc. and Premier Investment Services, Inc.  Through CommunityONE and Dover, FNB United offers a complete line of consumer, mortgage and business banking services, including loan, deposit, cash management, investment management and trust services, to individual and business customers. CommunityONE has offices in Alamance, Alexander, Ashe, Catawba, Chatham, Gaston, Guilford, Iredell, Montgomery, Moore, Orange, Randolph, Richmond, Rowan, Scotland, Watauga and Wilkes counties in North Carolina.  Dover, based in Charlotte, North Carolina, joined FNB United in 2003 and has a retail origination network based in Charlotte and conducts wholesale operations in the states of North Carolina, South Carolina, Tennessee, Virginia, Georgia and Maine. Effective August 1, 2007, Dover became a subsidiary of CommunityONE. First National Investor Services, Inc. services used car loans purchased by CommunityONE. Premier Investment Services, Inc. is an inactive company.

The accompanying consolidated financial statements, prepared without audit, include the accounts of FNB United and its subsidiary (collectively, the “Company”). All significant intercompany balances and transactions have been eliminated.

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods.  Actual results could differ from those estimates.  Operating results for the three-month and nine-month periods ended September 30, 2008 are not necessarily indicative of the results that may be expected for the year ending December 31, 2008.

Certain reclassifications have been made to the prior period consolidated financial statements to place them on a comparable basis with the current period consolidated financial statements. These reclassifications have no effect on net income or shareholders’ equity as previously reported.

The organization and business of FNB United, accounting policies followed by the Company and other relevant information are contained in the Company’s 2007 Annual Report on Form 10-K, including in the notes to the consolidated financial statements filed as part of that report.  This quarterly report should be read in conjunction with that annual report.

2.	Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include the balance sheet captions: cash and due from banks, interest-bearing bank balances and federal funds sold.  Generally, federal funds are purchased and sold for one-day periods.

3.	Earnings per Share

Basic net income per share, or basic earnings per share (“EPS”), is computed by dividing net income by the weighted average number of common shares outstanding for the period.  Diluted EPS reflects the potential dilution that could occur if the Company’s potential common stock and contingently issuable shares, which consist of dilutive stock options and restricted stock, were exercised.  The numerator of the basic EPS computation is the same as the numerator of the diluted EPS computation for all periods presented.  A reconciliation of the denominators of the basic and diluted EPS computations is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Basic EPS denominator - weighted average number
of common shares outstanding	11,404,885	11,335,672	11,408,037	11,306,233
Dilutive share effect arising from potential common
stock issuances	-	16,953	2,793	24,381
Diluted EPS denominator	11,404,885	11,352,625	11,410,830	11,330,614

For the three months ended September 30, 2008 and 2007 there were 690,088 and 496,369 shares, respectively, related to stock options and restricted stock that were antidilutive since the exercise price exceeded the average market price for the period and were omitted from the calculation of diluted earnings per share for their respective periods. For the nine months ended September 30, 2008 and 2007, there were 667,791 and 411,411 shares, respectively, related to stock options and restricted stock that were antidilutive.  These common stock equivalents were omitted from the calculations of diluted EPS for their respective periods.

4.	Allowance for Loan Losses

Changes in the allowance for loan losses were as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollars in thousands)	2008	2007	2008	2007

Balance, at beginning of period	$18,845	$15,705	$17,381	$15,943
Provision for loan losses	9,370	1,470	12,267	2,470
Net chargeoffs
Chargeoffs	(2,031)	(1,135)	(4,183)	(3,376)
Recoveries	566	378	1,285	1,381
Net chargeoffs	(1,465)	(757)	(2,898)	(1,995)
Allowance adjustment for loans sold		(302)		(302)
Balance, end of period	$26,750	$16,116	$26,750	$16,116

Annualized net charge-offs during
the period to average loans	0.37%	0.22%	0.25%	0.20%
Annualized net charge-offs during
the period to allowance for loan losses	21.91%	18.79%	14.44%	16.51%
Allowance for loan loss to loans held
for investment	1.68%	1.17%	1.68%	1.17%

5.	Postretirement Employee Benefit Plans

The accompanying table details the components of the net periodic cost of the Company’s postretirement benefit plans as recognized in the Company’s Consolidated Statements of Income:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollars in thousands)	2008	2007	2008	2007
Pension Plan
Service cost	$66	$67	$198	$201
Interest cost	165	157	495	471
Expected return on plan assets	(235)	(236)	(705)	(708)
Amortization of prior service cost	1	1	3	3
Amortization of net actuarial loss	2	6	6	18
Net periodic pension cost (income)	$(1)	$(5)	$(3)	$(15)

Supplemental Executive Retirement Plan
Service cost	$34	$35	$102	$105
Interest cost	36	33	108	99
Expected return on plan assets	-	-	-	-
Amortization of prior service cost	17	17	51	51
Amortization of net actuarial loss	2	7	6	21
Net periodic SERP cost	$89	$92	$267	$276

Other Postretirement Defined Benefit Plans
Service cost	$4	$4	$12	$12
Interest cost	18	17	54	51
Expected return on plan assets	-	-	-	-
Amortization of prior service cost (credit)	(1)	(1)	(3)	(3)
Amortization of transition obligation	-	-	-	-
Amortization of net actuarial loss (gain)	-	2	-	6
Net periodic postretirement benefit cost	$21	$22	$63	$66

The Company does not expect to contribute any funds to its pension plan in 2008.  The other postretirement benefit plans are unfunded plans; and consequently, there are no plan assets or cash contribution requirements other than for the direct payment of benefits.

6.	Recent Accounting Pronouncements

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 enhances existing guidance for measuring assets and liabilities using fair value. Prior to the issuance of SFAS No. 157, guidance for applying fair value was incorporated in several accounting pronouncements. SFAS No. 157 provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities. SFAS No. 157 also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. Under SFAS No. 157, fair value measurements are disclosed by level within that hierarchy. While SFAS No. 157 does not add any new fair value measurements, it does change current practice. Changes to practice include: (1) a requirement for an entity to include its own credit standing in the measurement of its liabilities; (2) a modification of the transaction price presumption; (3) a prohibition on the use of block discounts when valuing large blocks of securities for broker-dealers and investment companies; and (4) a requirement to adjust the value of restricted stock for the effect of the restriction even if the restriction lapses within one year. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company adopted the provisions of SFAS No. 157 effective January 1, 2008.  Refer to Note 9 to the consolidated financial statements for additional disclosures.

In September 2006, the Emerging Issues Task Force (EITF) issued EITF Issue 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements” (“EITF Issue 06-4”). EITF Issue 06-4 requires that for endorsement split-dollar insurance arrangements that provide a benefit to an employee that extends to postretirement periods, an employer should recognize a liability for future benefits in accordance with FASB Statement No. 106 or Accounting Principles Board (APB) Opinion No. 12 based on the substantive agreement of the employee.  If the employee has effectively agreed to maintain a life insurance policy during postretirement periods, the costs of the life insurance policy during the postretirement periods should be accrued in accordance with either FASB Statement No. 106 or APB Opinion No. 12. EITF Issue 06-4 is effective for fiscal years beginning after December 15, 2007. The adoption of the provisions of EITF Issue 06-4 effective January 1, 2008 resulted in a $344,000 reduction of retained earnings through recognition of the cumulative effect of a change in accounting principle.

In February 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159), which allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement for certain financial assets and liabilities on a contract-by-contract basis. Subsequent changes in fair value of these financial assets and liabilities would be recognized in earnings when they occur. SFAS 159 further establishes certain additional disclosure requirements. SFAS 159 is effective for the Company’s financial statements for the year beginning on January 1, 2008, with earlier adoption permitted.  The adoption of the provisions of SFAS 159 effective January 1, 2008 had no material effect on financial position or results of operations.

SFAS No. 141 (R), Business Combinations.  This statement requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination.  In addition, this statement expands the scope of acquisition accounting to all transactions and circumstances under which control of a business is obtained.  This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  Earlier adoption is prohibited.

Staff Accounting Bulletin No. 109.  SAB 109 revises and rescinds portions of the interpretative guidance included in Topic 5:DD of the codification of staff accounting bulletins in order to make this interpretive guidance consistent with current authoritative accounting literature (principally SFAS 156 and SFAS 159). SAB 109 discusses the staff’s views on the accounting for written loan commitments that are recorded at fair value through earnings under generally accepted accounting principles.  The principal change to current staff guidance is to include the expected net future cash flows relating to the associated servicing of a loan in the fair value measurement of a derivative loan commitment (such as a loan commitment relating to a mortgage loan that will be held for sale).  SAB 109 is effective prospectively to derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. The adoption of the provisions of SAB, 109 effective January 1, 2008, resulted in the initial recognition of $500,000 in written loan commitments recorded at fair value through earnings related to the expected net future cash flows involving the associated servicing of loans in the fair value measurement of derivative loan commitments.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133” (“SFAS 161”). SFAS 161 expands quarterly disclosure requirements in SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), about an entity’s derivative instruments and hedging activities. SFAS 161 is effective for fiscal years beginning after November 15, 2008. The Company is currently assessing the impact of SFAS 161 on its consolidated financial position and results of operations.

From time to time the FASB issues exposure drafts for proposed statements of financial accounting standards. Such exposure drafts are subject to comment from the public, to revisions by the FASB and to final issuance by the FASB as statements of financial accounting standards. Management considers the effect of the proposed statements on the consolidated financial statements of the Company and monitors the status of changes to and proposed effective dates of exposure drafts.

7.	Comprehensive Income

Comprehensive income is defined as the change in equity of an enterprise during a period from transactions and other events and circumstances from nonowner sources and, accordingly, includes both net income and amounts referred to as other comprehensive income.  The items of other comprehensive income are included in the consolidated statement of shareholders’ equity and comprehensive income.  The accumulated balance of other comprehensive income is included in the shareholders’ equity section of the consolidated balance sheet.  The Company’s components of accumulated other comprehensive income at September 30, 2008 include unrealized gains (losses) on investment securities classified as available-for-sale, the effect of the application of SFAS No. 158 to defined benefit pension and other postretirement plans for employees, and the changes in the interest rate swap on one issue of the trust preferred securities.

For the three months ended September 30, 2008 and 2007, total other comprehensive (loss) income was ($732,000) and $288,000, respectively. The deferred income tax benefit (liability) related to the components of other comprehensive income amounted to $464,000 and ($187,000), respectively.

For the nine months ended September 30, 2008 and 2007, total other comprehensive loss was ($1.7 million) and ($213,000), respectively. The deferred income tax benefit related to the components of other comprehensive income amounted to $1.1 million and $138,000, respectively.

8.	Financial Instruments

On March 14, 2008, FNB United entered into a pay fixed, receive variable interest rate swap with SunTrust Bank in the notional amount of $20,000,000, exactly matching the terms of an existing trust preferred security and maturing on the first date on which FNB United may call the security.  As a result, FNB United has locked the rate of the trust preferred at 4.01% through December 15, 2010.  Holders of the trust preferred are not affected. The swap was effective at September 30, 2008 and is expected to remain effective as long as the cash flows are matched.

On May 27, 2008, FNB United entered into a revolving credit agreement with SunTrust Bank in the original principal amount of $10,000,000. Proceeds of all revolving loans will be used for general corporate purposes, including supporting the capital needs of CommunityONE. The revolving credit facility bears interest at three-month LIBOR plus 1.50% per annum and will terminate on May 22, 2009. It is unsecured. The credit agreement includes customary financial and corporate affirmative and negative covenants and customary provisions for acceleration upon the occurrence of an event of default by FNB United. For the quarter ended September 30, 2008, FNB United was not in compliance with two of the financial covenants in the credit agreement. A waiver has been requested and is pending approval, which approval is expected. Prepayments may be made without premium or penalty. As of September 30, 2008, FNB United had drawn down $5 million of the available $10 million.

On June 30, 2008, CommunityONE entered into a subordinated debt loan agreement with SunTrust Bank. The agreement provides for a $15 million subordinated term loan that is unsecured and qualifies as Tier 2 capital under applicable rules and regulations of the Comptroller of the Currency. The loan will mature on June 30, 2015 and will bear interest at three-month LIBOR plus 3.50%, with interest only payable quarterly. There is no right of acceleration in the case of a default in the payment of the principal of or interest on the subordinated debt loan or the performance of any other obligation of CommunityONE under the note evidencing the loan. Acceleration upon the occurrence of limited events of default is permitted provided that any required prior approval of the Comptroller of the Currency for such acceleration is obtained. CommunityONE has been extended the full amount of the subordinated debt loan.

9.	Fair values of assets and liabilities

The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Securities available-for-sale are recorded at fair value on a recurring basis. Additionally, from time to time, the Company may be required to record at fair value other assets on a nonrecurring basis, such as loans held for sale, loans held for investment and certain other assets. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.

Fair Value Hierarchy

Under SFAS 157, the Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

Level 1	Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2
Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3
Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

Following is a description of valuation methodologies used for assets and liabilities recorded at fair value.

Investment Securities Available-for-Sale

Investment securities available-for-sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange, U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets and money market funds. Level 2 securities include mortgage-backed securities issued by government sponsored entities, municipal bonds and corporate debt securities. Securities classified as Level 3 include asset-backed securities in less liquid markets.

Loans Held for Sale

Loans held for sale are carried at the lower of cost or market value. The fair value of loans held for sale is based on what secondary markets are currently offering for portfolios with similar characteristics. As such, the Company classifies loans subjected to nonrecurring fair value adjustments as Level 2.

Loans

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and the related impairment is charged against the allowance or a specific allowance is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with SFAS 114, “Accounting by Creditors for Impairment of a Loan,” (SFAS 114). The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. Those impaired loans not requiring a specific allowance represent loans for which the fair value of the expected repayments or collateral meet or exceed the recorded investments in such loans. At September 30, 2008, substantially all of the total impaired loans were evaluated based on the fair value of the collateral. In accordance with SFAS 157, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3.

Derivative Assets and Liabilities

Substantially all derivative instruments held or issued by the Company for risk management or customer-initiated activities are traded in over-the-counter markets where quoted market prices are not readily available. For those derivatives, the Company measures fair value using models that use primarily market observable inputs, such as yield curves and option volatilities, and include the value associated with counterparty credit risk. The Company classifies derivatives instruments held or issued for risk management or customer-initiated activities as Level 2.

Mortgage Servicing Rights

Mortgage servicing rights are subject to impairment testing. A valuation model, which utilizes a discounted cash flow analysis using interest rates and prepayment speed assumptions currently quoted for comparable instruments and a discount rate, is used in the completion of impairment testing. If the valuation model reflects a value less than the carrying value, loan servicing rights are adjusted to fair value through a valuation allowance as determined by the model. As such, the Company classifies mortgage servicing rights subjected to nonrecurring fair value adjustments as Level 3.

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

The following table presents the recorded amount of assets and liabilities measured at fair value on a recurring basis as of September 30, 2008.

(dollars in thousands)	Total	Level 1	Level 2	Level 3
Investment securities available for sale	$198,056	$2,121	$192,533	$3,402
Derivative assets	288	-	288	-
Total assets at fair value	$198,344	$2,121	$192,821	$3,402

The following is a reconciliation of the beginning and ending balances for assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the period ended September 30, 2008.

(dollars in thousands)	Investment Securities Available for Sale
Beginning balance, June 30, 2008	$3,351
Total gains/losses (realized/unrealized):
Included in earnings (or changes in net assets)	-
Included in other comprehensive income	(1,376)
Purchases, issuances and settlements	1,427
Transfers in/out of Level 3	-
Ending balance, September 30, 2008	$3,402

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis

The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with U.S. generally accepted accounting principles. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets measured at fair value on a nonrecurring basis are included in the following table as of September 30, 2008.

(dollars in thousands)	Total	Level 1	Level 2	Level 3
Loans	$32,320	$-	$-	$32,320
Mortgage servicing rights	3,568	-	-	3,568
Total assets at fair value	$35,888	$-	$-	$35,888

10.	Goodwill

During the second quarter of 2008, FNB United commenced an impairment evaluation of the Dover Mortgage goodwill as a result of changes in the Dover business model, which included the closing of certain offices and loss of personnel at those locations. As a result, the impairment evaluation determined the carrying value exceeded fair value. The Company made the decision to take a goodwill impairment charge for the entire remaining carrying value of $1.8 million (pre-tax and after-tax), and this non-cash charge was recorded as a component of noninterest expense for the second quarter.

In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, the goodwill impairment analysis of Dover Mortgage as of June 30, 2008 necessitated an impairment analysis of the entity-wide goodwill of $108.4 million as of September 30, 2008. This analysis has been performed as of September 30, 2008 and the fair value of the reporting unit exceeded its carrying amount as of June 30 and September 30, 2008.

APPENDIX D

Management’s Discussion and Analysis of Financial Condition at September 30, 2008 and September 30, 2007, and Results of Operations for the three and nine months ended September 30, 2008 and September 30, 2007, as included in FNB United Corp.’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008.

Item 2.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following presents management’s discussion and analysis of the financial condition, changes in financial condition and results of operations of FNB United Corp. (“FNB United”) and its wholly owned subsidiary, CommunityONE Bank, National Association (“CommunityONE”), formerly known as First National Bank and Trust Company, prior to June 4, 2007. FNB United and its subsidiary are collectively referred to as the “Company.” This discussion should be read in conjunction with the financial statements and related notes included elsewhere in this quarterly report. This discussion may contain forward-looking statements that involve risks and uncertainties. Our actual results could differ significantly from those anticipated in forward-looking statements as a result of various factors. This discussion is intended to assist in understanding the financial condition and results of operations of the Company.

Overview

Description of Operations

FNB United is a bank holding company with a full-service subsidiary bank, CommunityONE, which offers a complete line of consumer, mortgage and business banking services, including loan, deposit, cash management, investment management and trust services, to individual and business customers.  CommunityONE has offices in Alamance, Alexander, Ashe, Catawba, Chatham, Gaston, Guilford, Iredell, Montgomery, Moore, Orange, Randolph, Richmond, Rowan, Scotland, Watauga and Wilkes counties in North Carolina.

Additionally, CommunityONE has a mortgage banking subsidiary, Dover Mortgage Company, which originates, underwrites and closes loans for sale into the secondary market.  Dover, based in Charlotte, North Carolina, joined FNB United in 2003 and has a retail origination network based in Charlotte and conducts wholesale operations in the states of North Carolina, South Carolina, Tennessee, Virginia, Georgia and Maine. Effective August 1, 2007, Dover became a subsidiary of CommunityONE.

First National Investor Services, Inc. services used car loans purchased by CommunityONE.

Executive Summary

The Company had a net loss of $1.7 million in the third quarter of 2008, a 146.7% decline from net income of $3.7 million in the same period of 2007. The decrease in net income resulted primarily from a significantly higher level of the provision for loan losses. Given the current economic environment, FNB United performed a thorough analysis of its loan portfolio. As a result, certain loans migrated to higher, more adverse risk grades and necessitated increases to our allowance for loan losses.  Noninterest income decreased 10.9% primarily related to the $1.3 million gain on the sale of the credit card portfolio in the third quarter of 2007. Noninterest expense was essentially flat, decreasing 1.2%. Quarterly basic and fully diluted earnings per common share decreased from $0.32 to ($0.15).

Total assets were $2.1 billion at September 30, 2008, up 9.4% from September 30, 2007 and up 8.6% from December 31, 2007.  Gross loans held for investment of $1.6 billion at September 30, 2008 represented an increase of $206.2 million, or 14.9%, from $1.4 billion at September 30, 2007 and an increase of $143.0 million, or 9.9%, from $1.4 billion at December 31, 2007.  Total deposits of $1.5 billion at September 30, 2008 represented an increase of $67.6 million, or 4.7%, from $1.5 billion at September 30, 2007 and an increase of $78.6 million, or 5.5%, from $1.4 billion at December 31, 2007.

Financial highlights are presented in the accompanying table.

Table 1
Selected Financial Data

(dollars in thousands, except per share data)	As of / For the Quarter Ended
	9/30/2008	9/30/2007	9/30/2008	9/30/2007
Selected Components Income Statement Data
Interest income	$28,856	$32,173	$87,391	$94,759
Interest expense	13,255	16,175	41,410	46,875
Net interest income	15,601	15,998	45,981	47,884
Provision for loan losses	9,370	1,470	12,267	2,470
Net interest income after provision for loan losses	6,231	14,528	33,714	45,414
Noninterest income	5,920	6,642	15,693	17,062
Noninterest expense	15,432	15,620	48,292	45,622
Income (loss) before income taxes	(3,281)	5,550	1,115	16,854
Income taxes	(1,570)	1,884	363	5,744
Net Income (Loss)	$(1,711)	$3,666	$752	$11,110

Common Share Data
Basic earnings per share	$(0.15)	$0.32	$0.07	$0.98
Diluted earnings per share	(0.15)	0.32	$0.07	0.98
Dividends declared per share	0.10	0.15	0.35	0.45
Book value per share	18.51	18.89	18.51	18.89
Weighted average shares outstanding-basic	11,404,885	11,335,672	11,408,037	11,306,233
Weighted average shares outstanding-diluted	11,404,885	11,352,625	11,410,830	11,330,614

Financial Condition Data
Total assets	$2,071,126	$1,893,546	$2,071,126	$1,893,546
Securities	221,384	234,148	221,384	234,148
Loans held for sale	20,261	21,653	20,261	21,653
Net loans held for investment	1,562,351	1,366,801	1,562,351	1,366,801
Deposits	1,519,682	1,452,099	1,519,682	1,452,099
Goodwill and core deposit intangible	114,356	117,319	114,356	117,319
Borrowings	298,089	176,055	298,089	176,055
Shareholders' equity	211,417	214,931	211,417	214,931

Average Balances
Total assets	$2,067,661	$1,868,412	$2,024,784	$1,851,573
Securities	213,930	246,645	218,094	220,973
Loans	1,566,837	1,386,773	1,525,780	1,358,584
Interest-earning assets	1,824,809	1,637,632	1,784,210	1,612,072
Goodwill and core deposit intangible	114,486	117,415	115,901	117,888
Deposits	1,489,468	1,441,866	1,476,390	1,438,898
Total interest-bearing liabilities	1,670,932	1,476,209	1,627,369	1,459,961
Shareholders' equity	215,737	214,052	216,958	211,654

Performance Ratios
Return on average assets	-0.33%	0.78%	0.05%	0.80%
Return on tangible assets	-0.35%	0.83%	0.05%	0.86%
Return on average equity	-3.16%	6.79%	0.46%	7.02%
Return on tangible equity	-6.72%	15.05%	0.99%	15.84%
Net interest margin	3.48%	3.96%	3.52%	4.05%
Noninterest income to average assets	1.14%	1.41%	1.04%	1.23%
Noninterest expense to average assets	2.97%	3.32%	3.19%	3.29%
Efficiency ratio	71.71%	68.99%	78.30%	70.25%

Application of Critical Accounting Policies

The Company's accounting policies are in accordance with accounting principles generally accepted in the United States and with general practice within the banking industry and are fundamental to understanding management's discussion and analysis of results of operations and financial condition. The Company's significant accounting policies are discussed in detail in Note 1 to the Consolidated Financial Statements contained in the Annual Report on Form 10-K for the year ended December 31, 2007.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and goodwill impairment. Actual results could differ from those estimates.

Allowance for Loan Losses

The allowance for loan losses, which is utilized to absorb actual losses in the loan portfolio, is maintained at a level consistent with management’s best estimate of probable loan losses incurred as of the balance sheet date.  The Company’s allowance for loan losses is also analyzed quarterly by management.  This analysis includes a methodology that separates the total loan portfolio into homogeneous loan classifications for purposes of evaluating risk.  The required allowance is calculated by applying a risk adjusted reserve requirement to the dollar volume of loans within a homogenous group.  Major loan portfolio subgroups include: risk graded commercial loans, mortgage loans, home equity loans, retail loans and retail credit lines.  Management also analyzes the loan portfolio on an ongoing basis to evaluate current risk levels, and risk grades are adjusted accordingly.  While management uses the best information available to make evaluations, future adjustments may be necessary, if economic or other conditions differ substantially from the assumptions used. See additional discussion under “Asset Quality.”

Goodwill

We have developed procedures to test goodwill for impairment on an annual basis. This testing procedure evaluates possible impairment based on the following:

The test involves assigning tangible assets and liabilities, identified intangible assets and goodwill to a reporting unit and comparing the fair value of this reporting unit to its carrying value including goodwill. The value is determined assuming a freely negotiated transaction between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts. Accordingly, to derive the fair value of the reporting unit, the following common approaches to valuing business combination transactions involving financial institutions are utilized by the Company: (1) the comparable transactions approach – specifically based on earnings, book, assets and deposit premium multiples received in recent sales of comparable bank franchises; and (2) the discounted cash flow approach. The application of these valuation techniques takes into account the reporting unit’s operating history, the current market environment and future prospects.

If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired and no second step is required. If not, a second test is required to measure the amount of goodwill impairment. The second test of the overall goodwill impairment compares the implied fair value of the reporting unit goodwill with the carrying amount of the goodwill. The impairment loss shall equal the excess of carrying value over fair value.

During the second quarter of 2008, FNB United commenced an impairment evaluation of the Dover Mortgage goodwill as a result of changes in the Dover business model, which included the closing of certain offices and loss of personnel at those locations. As a result, the impairment evaluation determined the carrying value exceeded fair value. The Company made the decision to take a goodwill impairment charge for the entire remaining carrying value of $1.8 million (pre-tax and after-tax), and this non-cash charge was recorded as a component of noninterest expense for the second quarter.

In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, the goodwill impairment analysis of Dover Mortgage as of June 30, 2008 necessitated an impairment analysis of the entity-wide goodwill of $108.4 million as of September 30, 2008. This analysis has been performed as of September 30, 2008 and the fair value of the reporting unit exceeded its carrying amount as of June 30 and September 30, 2008.

Summary

Management believes the accounting estimates related to the allowance for loan losses and the goodwill impairment test are “critical accounting estimates” because: (1) the estimates are highly susceptible to change from period to period because they require management to make assumptions concerning the changes in the types and volumes of the portfolios and anticipated economic conditions, and (2) the impact of recognizing an impairment or loan loss could have a material effect on the Company’s assets reported on the balance sheet as well as its net earnings.

Results of Operations

Net Interest Income

Net interest income is the difference between interest income, principally from loans and investments, and interest expense, principally on customer deposits.  Changes in net interest income result from changes in interest rates and in the volume, or average dollar level, and mix of earning assets and interest-bearing liabilities.  Analyses are presented in Table 2 (three months ended September 30, 2008 and 2007) and Table 3 (nine months ended September 30, 2008 and 2007) of the Company’s net interest income on a taxable-equivalent basis and average balance sheets.

For the three months ended September 30, 2008, net interest income before the provision for loan losses was $15.9 million, a decrease of $0.4 million, or 2.3%, from $16.3 million for the same quarter in 2007.  The decrease was primarily due to a 150 basis point decrease in the yield on average earning assets, which increased $187.2 million, partially offset by a 118 basis point decrease in the cost of average interest bearing liabilities, which increased $194.7 million.

The net interest margin (taxable-equivalent net interest income divided by average earning assets) compressed 48 basis points, to 3.48 % for the three months ended September 30, 2008, compared to 3.96% in the same period in 2007.  The decline in the net interest margin can be primarily attributed to the rapid decline in the Wall Street prime lending rate, from 7.75% at September 30, 2007 to 5.00% at September 30, 2008. This decline occurred between September 2007 and April 2008. Approximately two-thirds of our loan portfolio reprices based on prime whereas our cost of interest-bearing liabilities does not react as quickly. Another variable impacting the margin was the increased market demand for liquidity which we built into our funding cost beginning in the second half of 2007. While the Company experienced a 150 basis point decrease in the yield on earning assets, the cost of interest bearing liabilities decreased only 118 basis points.  Growth in earning assets was funded by higher cost deposits and wholesale borrowings.

For the nine months ended September 30, 2008, net interest income before the provision for loan losses was $47.0 million, a decrease of $1.9 million, or 3.8%, from $48.9 million for the same period in 2007. The net interest margin (taxable-equivalent net interest income divided by average earning assets) compressed 53 basis points, to 3.52% for the nine months ended September 30, 2008, compared to 4.05% in the same period in 2007.  While the Company experienced a 132 basis point decrease in the yield on earning assets, the cost of interest bearing liabilities only decreased 89 basis points.  Growth in earning assets was funded by higher cost deposits and wholesale borrowings.

Table 2
Average Balances and Net Interest Income Analysis

	Three Months Ended September 30,
	2008			2007
(dollars in thousands)		Interest	Average		Interest	Average
	Average	Income /	Yield /	Average	Income /	Yield /
	Balance(3)	Expense	Rate	Balance(3)	Expense	Rate
Interest earning assets:
Loans (1)	$1,607,289	$26,484	6.56%	$1,386,773	$29,333	8.39%
Taxable investment securities	164,625	1,982	4.79	191,763	2,298	4.75
Tax-exempt investment securities (1)	49,305	725	5.85	54,882	798	5.77
Other earning assets	3,590	17	1.91	4,214	49	4.61
Total earning assets	1,824,809	29,208	6.37	1,637,632	32,478	7.87

Non-earning assets:
Cash and due from banks	30,571			33,785
Goodwill and core deposit premiums	114,486			117,415
Other assets, net	97,795			79,580
Total assets	$2,067,661			$1,868,412

Interest bearing liabilities:
Interest-bearing demand deposits	167,799	507	1.20	158,885	623	1.56
Savings deposits	40,789	29	0.28	46,222	33	0.28
Money market deposits	285,774	1,668	2.32	262,288	2,751	4.16
Time deposits	833,920	7,947	3.79	815,365	10,081	4.91
Retail repurchase agreements	37,934	148	1.55	28,616	344	4.77
Federal Home Loan Bank advances	212,970	1,923	3.59	87,509	869	3.94
Federal funds purchased	19,804	170	3.41	4,596	62	5.35
Other borrowed funds	71,942	865	4.78	72,728	1,386	7.56
Total interest bearing liabilities	1,670,932	13,257	3.16	1,476,209	16,149	4.34

Other liabilities and shareholders' equity:
Noninterest-bearing demand deposits	161,186			159,106
Other liabilities	19,806			19,045
Shareholders' equity	215,737			214,052
Total liabilities and equity	$2,067,661			$1,868,412

Net interest income and net yield on earning assets (3) (4)		$15,951	3.48%		$16,329	3.96%

Interest rate spread (5)			3.21%			3.53%

(1) The fully tax equivalent basis is computed using a federal tax rate of 35%.
(2) The average loan balances include nonaccruing loans.
(3) The average balances for all years include market adjustments to fair value for securities and loans available/held for sale.
(4) Net yield on earning assets is computed by dividing net interest income by average earning assets.
(5) Earning asset yield minus interest bearing liabilities rate.

Table 3
Average Balances and Net Interest Income Analysis

	Nine Months Months Ended September 30,
	2008			2007
(dollars in thousands)		Interest	Average		Interest	Average
	Average	Income /	Yield /	Average	Income /	Yield /
	Balance(3)	Expense	Rate	Balance(3)	Expense	Rate
Interest earning assets:
Loans (1)	$1,564,070	$80,002	6.83%	$1,358,584	$85,883	8.45%
Taxable investment securities	165,094	6,075	4.92	165,601	6,185	4.99
Tax-exempt investment securities (1)	53,000	2,309	5.82	55,372	2,406	5.81
Other earning assets	2,046	34	2.23	32,515	1,289	5.30
Total earning assets	1,784,210	88,420	6.62	1,612,072	95,763	7.94

Non-earning assets:
Cash and due from banks	31,249			33,143
Goodwill and core deposit premiums	115,901			117,888
Other assets, net	93,424			88,470
Total assets	$2,024,784			$1,851,573

Interest bearing liabilities:
Interest-bearing demand deposits	166,948	1,548	1.24	164,665	2,005	1.63
Savings deposits	41,367	87	0.28	48,677	103	0.28
Money market deposits	277,789	5,049	2.43	253,761	7,865	4.14
Time deposits	828,975	25,895	4.17	812,516	29,558	4.86
Retail repurchase agreements	34,041	560	2.20	27,717	969	4.67
Federal Home Loan Bank advances	194,736	5,444	3.73	72,748	2,278	4.19
Federal funds purchased	21,705	468	2.88	2,170	90	5.55
Other borrowed funds	61,808	2,361	5.10	77,707	4,007	6.89
Total interest bearing liabilities	1,627,369	41,412	3.40	1,459,961	46,875	4.29

Other liabilities and shareholders' equity:
Noninterest-bearing demand deposits	161,311			159,279
Other liabilities	19,146			20,679
Shareholders' equity	216,958			211,654
Total liabilities and equity	$2,024,784			$1,851,573

Net interest income and net yield on earning assets (3) (4)		$47,008	3.52%		$48,888	4.05%

Interest rate spread (5)			3.22%			3.65%

(1) The fully tax equivalent basis is computed using a federal tax rate of 35%.
(2) The average loan balances include nonaccruing loans.
(3) The average balances for all years include market adjustments to fair value for securities and loans available/held for sale.
(4) Net yield on earning assets is computed by dividing net interest income by average earning assets.
(5) Earning asset yield minus interest bearing liabilities rate.

Provision for Loan Losses

The provision for loan losses is charged against earnings in order to maintain the allowance for loan losses at a level that reflects management’s evaluation of the losses inherent in the portfolio. The amount of the provision is based on continuing assessments of nonperforming and “watch list” loans, analytical reviews of loan loss experience in relation to outstanding loans, loan charge offs, nonperforming asset trends and management’s judgment with respect to current and expected economic conditions and their impact on the existing credit portfolio.

During the three-month period ended September 30, 2008, management determined a charge to operations of $9.4 million would bring the allowance for loan losses to a balance considered to be adequate to reflect the growth in loans and to absorb probable losses inherent in the portfolio, compared to $1.5 million for the third quarter of 2007. The level of the provision was primarily driven by deteriorating loan quality as well as growth in the loan portfolio. Net charge offs for the three months ended September 30, 2008 totaled $1.5 million or 0.37% of annualized average loans, compared to $757,000, or 0.22% of annualized  average loans for the same period in 2007.

For the nine-month period ended September 30, 2008, the provision for loan losses was $12.3 million, compared to $2.5 million in the same period of 2007.  The level of the provision was primarily driven by deteriorating loan quality as well as growth in the loan portfolio. Net charge offs for the nine months ended September 30, 2008 totaled $2.9 million, or 0.25% of annualized average loans, compared to $2.0 million, or 0.20% of annualized average loans for the same period in 2007.

Noninterest Income

For the three months ended September 30, 2008, total noninterest income was $5.9 million, a decrease of $722,000, or 10.9%, compared to the same period in 2007. The majority of this decrease was the result of the sale of the bank’s credit card portfolio in the third quarter of 2007 which yielded noninterest income of $1.3 million. All other components of noninterest income represent a net increase compared to the prior year.

For the nine months ended September 30, 2008, total noninterest income was $15.7 million, a decrease of $1.4 million, or 8.0%, compared to the same period in 2007.  As noted above, this decrease is largely attributable to the $1.3 million resulting from the sale of the bank’s credit card portfolio that occurred in the third quarter of 2007.

Noninterest Expense

Noninterest expense for the third quarter of 2008 was $15.4 million, a $188,000, or 1.2%, decrease, compared to the third quarter a year ago. The decrease from last year is a result of rebranding expenses of $181,000 associated with the name change of the bank to CommunityONE Bank in the third quarter of 2007. All other components of noninterest expense are relatively flat to the third quarter 2007 except for marketing expense, which decreased $311,000, and FDIC insurance, which increased $364,000.

For the first nine months of 2008, noninterest expense was $48.3 million, a $2.7 million, or 5.9% increase, compared to the same period in 2007.  This increase includes a $1.8 million second quarter write-down of goodwill associated with the acquisition of Dover Mortgage. Personnel expense increased $723,000, which included incentive plan accruals, accruals related to medical insurance and severance costs of $156,000.   Marketing expense was $440,000 lower, primarily due to 2007 rebranding costs of $515,000 as mentioned above. FDIC insurance increased by $599,000.

Income Taxes

The Company’s income tax (benefit)/expense totaled $(1.6 million) for the third quarter of 2008 compared to a tax expense of $1.9 million for the same period in 2007. The decrease in the provision for 2008, compared to the prior year, results primarily from the decrease in taxable income. Our provision for income taxes, as a percentage of income (loss) before income taxes, was 47.9% for the three months ended September 30, 2008, compared to 34.0% for the three months ended September 30, 2007, reflective of different levels of tax-exempt earnings.

The Company’s provision for income taxes totaled $363,000 for the first nine months of 2008 and $5.7 million for the same period in 2007. The decrease in the provision for 2008, compared to the prior year, results primarily from the decrease in taxable income. Our provision for income taxes, as a percentage of income before income taxes, was 12.5% for the nine months ended September 30, 2008, exclusive of the impact of the non tax-deductible $1.8 million write-down of goodwill, compared to 34.1% for the nine months ended September 30, 2007, reflective of different levels of tax-exempt earnings.

Financial Condition

Since December 31, 2007, the Company’s assets have increased $164.6 million, to $2.1 billion at September 30, 2008. The principal factors causing this overall increase during the first nine months of 2008 were a $143.0 million increase in loans held for investment, combined with a $23.9 million increase in net investment securities.  Loans held for investment at September 30, 2008 totaled $1.6 billion, compared to $1.4 billion at year-end 2007, an increase of 9.9%. Investment securities of $221.4 million at September 30, 2008 were 12.1% higher than the $197.5 million balance at December 31, 2007.

Deposits totaled $1.5 billion at September 30, 2008, compared to $1.4 billion at December 31, 2007.  At the end of the third quarter 2008, noninterest-bearing deposits were $159.9 million, or 10.5%, of total deposits.  Borrowings at the Federal Home Loan Bank of Atlanta (“FHLB”) totaled $212.4 million at September 30, 2008, compared to $131.8 million at December 31, 2007.  On May 27, 2008, FNB United entered into a revolving credit agreement in the original principal amount of $10 million, of which $5 million has been drawn down as of September 30, 2008.  Any funds drawn down may be invested in, and qualify as, Tier 1 capital of CommunityONE. For the quarter ended September 30, 2008, FNB United was not in compliance with two of the financial covenants in the credit agreement. A waiver has been requested and is pending approval, which approval is expected. On June 30, 2008, CommunityONE entered into a subordinated debt loan agreement, providing for a $15 million subordinated term loan that qualifies as Tier 2 capital.  The increase in the FHLB borrowings, combined with the subordinated term loan, was used to fund the growth in the portfolio of loans held for investment. Retail repurchase agreements totaled $25.6 million at September 30, 2008 and $29.1 million at December 31, 2007.

Shareholders’ equity is strong, with all of our regulatory capital ratios at levels that qualify the Company as “well capitalized” under bank regulatory capital guidelines. Shareholders’ equity was $211.4 million at the end of the third quarter 2008, compared to $216.3 million at December 31, 2007.  The Company declared dividends of $0.35 per share during the nine months ended September 30, 2008.

Investment Securities

The Company evaluates all securities on a quarterly basis, and more frequently when economic conditions warrant additional evaluations, to determine if an other-than-temporary impairment (“OTTI”) exists pursuant to guidelines established in FSP 115-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.  In evaluating the possible impairment of securities, consideration is given to the length of time and the extent to which the fair value has been less than book value, the financial conditions and near-term prospects of the issuer, and the ability and intent of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.  In analyzing an issuer’s financial condition, the Company may consider whether the securities are issued by the federal government or its agencies or government sponsored agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition.  If management determines that an investment experienced an OTTI, the loss is recognized in the income statement as a realized loss.  Any recoveries related to the value of these securities are recorded as an unrealized gain (as other comprehensive income (loss) in stockholders’ equity) and not recognized in income until the security is ultimately sold.

During the first nine months of 2008, the market for Collateralized Debt Obligations (“CDOs”) deteriorated. The Company owns one CDO issue with a book value as of September 30, 2008 of $5.0 million. With very limited marketability of the security and rates well above the stated rate of this security, the current trading activity is $3.0 million below par for this security. The credit rating of the CDO is unchanged from its issuance and the Company’s position is superior to other positions within the CDO. After extensive review, and with the expectation that the Company will receive all contractual cash flows, management determined that no OTTI was necessary. Management will continue to monitor this security for future OTTI.

At September 30, 2008, the remainder of the Company’s securities available-for-sale with an unrealized loss position was, in management’s belief, primarily due to differences in market interest rates as compared to those of the underlying securities.  Management does not believe any of these securities are other-than-temporarily impaired.  At September 30, 2008, the Company has both the intent and ability to hold these impaired securities for a period of time necessary to recover the unrealized losses; however, the Company may from time to time dispose of an impaired security in response to asset/liability management decisions, future market movements, business plan changes, or if the net proceeds could be reinvested at a rate of return that is expected to recover the loss within a reasonable period of time.

Asset Quality

Management considers the asset quality of CommunityONE to be of primary importance.  A formal loan review function, independent of loan origination, is used to identify and monitor problem loans.  As part of the loan review function, a third party assessment group is employed to review the underwriting documentation and risk grading analysis.

Nonperforming assets

Nonperforming assets are comprised of nonaccrual loans, accruing loans past due 90 days or more and other real estate owned (“OREO”).  Loans are placed in nonaccrual status when, in management’s opinion, the collection of all or a portion of interest becomes doubtful.  Loans are returned to accrual status when the factors indicating doubtful collectability cease to exist and the loan has performed in accordance with its terms for a demonstrated period of time.  OREO represents real estate acquired through foreclosure or deed in lieu of foreclosure and is generally carried at fair value, less estimated costs to sell.

Nonperforming loans at September 30, 2008 were $40.8 million, or 2.6% of loans held for investment, compared to $11.9 million, or 0.86% of loans held for investment at September 30, 2007, and $18.7 million or 1.29% of loans held for investment at December 31, 2007. The increase in nonperforming loans is primarily attributable to one relationship totaling $19.0 million.  Other real estate owned was $6.6 million at September 30, 2008, compared to $5.0 million at September 30, 2007, and $2.9 million at December 31, 2007.

Allowance for loan losses

In determining the allowance for loan losses and any resulting provision to be charged against earnings, particular emphasis is placed on the results of the loan review process.  Consideration is also given to a review of individual loans, historical loan loss experience, the value and adequacy of collateral and economic conditions in CommunityONE’s market area.  For loans determined to be impaired, the allowance is based on discounted cash flows using the loan’s initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. This evaluation is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.  In addition, various regulatory agencies, as an integral part of their examination process, periodically review CommunityONE’s allowance for loan losses.  Such agencies may require CommunityONE to recognize changes to the allowance based on their judgments about information available to them at the time of their examinations.  Loans are charged off when, in the opinion of management, they are deemed to be uncollectible.  Recognized losses are charged against the allowance, and subsequent recoveries are added to the allowance.

The adequacy of the allowance for loan losses is measured on a quarterly basis against an allocation model that assigns reserves to various components of the loan portfolio in order to provide for probable inherent losses.  Homogeneous pools of loans are segregated, and classifications of individual loans within certain of these pools are identified using risk grades derived from regulatory risk guidelines and additional internal parameters. Utilizing the trailing four-year historical loss experience of CommunityONE (prior to the 2006 acquisition of Integrity Financial Corporation and its subsidiary, First Gaston Bank of North Carolina) combined with recent loss experience with the acquired Integrity loan portfolio and the assessment of portfolio quality and diversification trends and economic factors, a range of appropriate reserves is calculated for each classification and pool of loans.  Allocated to each pool is a reserve amount within the calculated range, as supported by the historical loss ratios.  Additional reserves are estimated and assigned to the most adversely classified loans based upon an individual analysis of present-value repayment and/or liquidation projections of each loan.  A portion of the total reserve may be unallocated to any specific segment of the loan portfolio, but will not exceed the upper limit of the total calculated reserve range when aggregated with allocated portions.  The determination within the allowance model of allocated and unallocated components is not necessarily indicative of future losses or allocations.  The entire balance of the allowance for loan losses is available to absorb losses in any segment of the loan portfolio.

The allowance for loan losses, as a percentage of loans held for investment, amounted to 1.68% at September 30, 2008, 1.20% at December 31, 2007 and 1.17% at September 30, 2007.  Adequate provisions and allowances for loan losses are based upon numerous factors including growth of the loan portfolio, delinquencies, net charge offs, nonperforming loans, and collateral values. Changes in the allowance for loan losses are presented in Note 4 to the Consolidated Financial Statements.

Management believes the allowance for loan losses of $26.8 million at September 30, 2008 is adequate to cover probable losses inherent in the loan portfolio; however, assessing the adequacy of the allowance is a process that requires continuous evaluation and considerable judgment.  Management’s judgments are based on numerous assumptions about current events which it believes to be reasonable, but which may or may not be valid.  Thus, there can be no assurance that loan losses in future periods will not exceed the current allowance or that future increases in the allowance will not be required.  No assurance can be given that management’s ongoing evaluation of the loan portfolio in light of changing economic conditions and other relevant circumstances will not require significant future additions to the allowance, thus adversely affecting the operating results of the Company.

Liquidity Management

Liquidity management refers to the ability to meet day-to-day cash flow requirements based primarily on activity in loan and deposit accounts of the Company’s customers.  Deposit withdrawals, loan funding and general corporate activity create a need for liquidity for the Company.  Liquidity is derived from sources such as deposit growth; maturity, calls, or sales of investment securities; principal and interest payments on loans; access to borrowed funds or lines of credit; and profits.

Consistent with the general approach to liquidity, loans and other assets of CommunityONE are based primarily on a core of local deposits and CommunityONE’s capital position.  To date, the steady increase in deposits, retail repurchase agreements and capital, supplemented by Federal Home Loan Bank advances and a modest amount of brokered deposits, has been adequate to fund loan demand in CommunityONE’s market area, while maintaining the desired level of immediate liquidity and a substantial investment securities portfolio available for both immediate and secondary liquidity purposes.

Commitments, Contingencies and Off-Balance Sheet Risk

In the normal course of business, various commitments are outstanding that are not reflected in the consolidated financial statements.  Significant commitments at September 30, 2008 are discussed below.

Commitments by CommunityONE to extend credit and undisbursed advances on customer lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  At September 30, 2008, total commitments to extend credit and undisbursed advances on customer lines of credit amounted to $424.7 million.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many commitments expire without being fully drawn, the total commitment amounts do not necessarily represent future cash requirements.  The Company evaluates each customer’s creditworthiness on a case-by-case basis.  The amount of collateral obtained, if deemed necessary, upon extension of credit is based on the credit evaluation of the borrower.

CommunityONE issues standby letters of credit whereby it guarantees the performance of a customer to a third party if a specified triggering event or condition occurs.  The guarantees generally expire within one year and may be automatically renewed depending on the terms of the guarantee.  All standby letters of credit provide for recourse against the customer on whose behalf the letter of credit was issued, and this recourse may be further secured by a pledge of assets.  The maximum potential amount of undiscounted future payments related to standby letters of credit was $16.5 million at September 30, 2008, $22.2 million at December 31, 2007 and $22.9 million at September 30, 2007.

Dover Mortgage Company originates certain fixed rate residential mortgage loans with the intention of selling these loans.  Between the time that Dover enters into an interest rate lock or a commitment to originate a fixed rate residential mortgage loan with a potential borrower and the time the closed loan is sold, the Company is subject to variability in market prices related to these commitments.  The Company believes that it is prudent to limit the variability of expected proceeds from the future sales of these loans by entering into forward sales commitments and commitments to deliver loans into a mortgage-backed security.  The commitments to originate fixed rate residential mortgage loans and the forward sales commitments are freestanding derivative instruments.  They do not qualify for hedge accounting treatment so their fair value adjustments are recorded through the income statement in income from mortgage loan sales.  The commitments to originate fixed rate residential mortgage loans totaled $17.0 million at September 30, 2008, and the related forward sales commitments totaled $17.0 million.  Loans held for sale by Dover totaled $17.8 million at September 30, 2008, and the related forward sales commitments totaled $17.8 million.

CommunityONE had loans held for sale of $2.4 million at September 30, 2008.  Commitments of CommunityONE for the origination of mortgage loans intended to be held for sale at September 30, 2008 were $14.7 million.

The Company does not have any special purpose entities or other similar forms of off-balance sheet financing.

Asset/Liability Management and Interest Rate Sensitivity

One of the primary objectives of asset/liability management is to maximize the net interest margin while minimizing the earnings risk associated with changes in interest rates.  One method used to manage interest rate sensitivity is to measure, over various time periods, the interest rate sensitivity positions, or gaps; however, this method addresses only the magnitude of timing differences and does not address earnings or market value.  Therefore, management uses an earnings simulation model to prepare, on a regular basis, earnings projections based on a range of interest rate scenarios in order to more accurately measure interest rate risk.

The Company’s balance sheet was asset-sensitive at September 30, 2008.  An asset-sensitive position means that, for cumulative gap measurement periods of one year or less, there are more assets than liabilities subject to immediate repricing as market rates change.  Because immediately rate sensitive assets exceed rate sensitive interest-bearing liabilities, the earnings position could improve in a rising rate environment and could deteriorate in a declining rate environment, depending on the correlation of rate changes in these two categories.  Included in interest-bearing liabilities subject to rate changes within 90 days is a portion of the interest-bearing demand, savings and money market deposits.  These types of deposits historically have not re-priced coincidentally with or in the same proportion as general market indicators.

Capital Resources

Banks and bank holding companies, as regulated institutions, must meet required levels of capital.  The Comptroller of the Currency and the Federal Reserve, which are the primary regulatory agencies for CommunityONE and FNB United, respectively, have adopted minimum capital regulations or guidelines that categorize components and the level of risk associated with various types of assets.  Financial institutions are required to maintain a level of capital commensurate with the risk profile assigned to their assets in accordance with the guidelines.

On May 27, 2008, FNB United entered into a revolving credit agreement in the original principal amount of $10 million, of which $5 million has been drawn down as of September 30, 2008.  Any funds drawn down may be invested in, and qualify as, Tier 1 capital of CommunityONE.  On June 30, 2008, CommunityONE entered into a subordinated debt loan agreement, providing for a $15 million subordinated term loan that qualifies as Tier 2 capital.  The loan will mature on June 30, 2015 and bears interest at three-month LIBOR plus 3.50%.  See Note 8 - Financial Instruments to the financial statements in Item 1 above for additional information.

As shown in the accompanying table, FNB United and its wholly owned banking subsidiary have capital levels exceeding the minimum levels for “well capitalized” bank holding companies and banks as of September 30, 2008.

	Regulatory Guidelines
	Well Capitalized	Adequately Capitalized	FNB United	CommunityONE

Total Capital	10.0%	8.0%	10.50%	10.34%
Tier 1 Capital	6.0	4.0	7.21	8.26
Leverage Capital	5.0	4.0	6.73	7.70

Non-GAAP Measures

This Quarterly Report on Form 10-Q contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”).  The Company’s management uses these non-GAAP measures in their analysis of the Company’s performance. These non-GAAP measures exclude average goodwill and core deposit premiums from the calculations of return on average assets and return on average equity.  Management believes presentations of financial measures excluding the impact of goodwill and core deposit premiums provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. In addition, certain designated net interest income amounts are presented on a taxable equivalent basis.  Management believes that the presentation of net interest income on a taxable equivalent basis aids in the comparability of net interest income arising from taxable and tax-exempt sources.  These disclosures should not be viewed as a substitute for results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Cautionary Statement for Purpose of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995

The statements contained in this Quarterly Report on Form 10-Q that are not historical facts are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), which can be identified by the use of forward-looking terminology such as “believes,” “expects,” “plans,” “projects,” “goals,” “estimates,” “may,” “could,” “should,” or “anticipates” or the negative thereof or other variations thereon of comparable terminology, or by discussions of strategy that involve risks and uncertainties.  In addition, from time to time, the Company or its representatives have made or may make forward-looking statements, orally or in writing.  Such forward-looking statements may be included in, but are not limited to, various filings made by the Company with the Securities and Exchange Commission, or press releases or oral statements made by or with the approval of an authorized executive officer of the Company.  Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could significantly affect expected results.  The Company wishes to caution the reader that factors, such as those listed below, in some cases have affected and could affect the Company’s actual results, causing actual results to differ materially from those in any forward-looking statement.   These factors include, without limitation:  (i) competitive pressure in the banking industry or in the Company’s markets may increase significantly, (ii) changes in the interest rate environment may reduce margins, (iii) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, credit quality deterioration, (iv) changes may occur in banking legislation and regulation, (v) changes may occur in general business conditions, (vi) changes may occur in the securities markets, and (vii) changes in real estate markets. Readers should also consider information on risks and uncertainties contained in the discussions of competition, supervision and regulation, and effect of governmental policies contained in the Company’s most recent Annual Report on Form 10-K. All forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update any statement, whether written or oral, to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

Item 3.  Quantitative and Qualitative Disclosures about Market Risk

Market risk is the possible chance of loss from unfavorable changes in market prices and rates.  These changes may result in a reduction of current and future period net interest income, which is the favorable spread earned from the excess of interest income on interest-earning assets, over interest expense on interest-bearing liabilities.

The Company’s market risk arises primarily from interest rate risk inherent in its lending and deposit-taking activities.  The structure of the Company’s loan and deposit portfolios is such that a significant decline in interest rates may adversely impact net market values and net interest income.  The Company does not maintain a trading account nor is the Company subject to currency exchange risk or commodity price risk.  Interest rate risk is monitored as part of the Company’s asset/liability management function, which is discussed above in Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the heading “Asset/Liability Management and Interest Rate Sensitivity.”

The Company considers interest rate risk to be its most significant market risk, which could potentially have the greatest impact on operating earnings. The Company is asset sensitive, which means that falling interest rates could result in a reduced amount of net interest income.  The monitoring of interest rate risk is part of the Company’s overall asset/liability management process.  The primary oversight of asset/liability management rests with the Company’s Asset and Liability Committee.  The Committee meets on a regular basis to review asset/liability activities and to monitor compliance with established policies

Management does not believe there has been any significant change in the overall analysis of financial instruments considered market risk sensitive, as measured by the factors of contractual maturities, average interest rates and estimated fair values, since the analysis prepared and presented in conjunction with the Form 10-K Annual Report for the fiscal year ended December 31, 2007.